Exhibit 10.1

MACDONALD, DETTWILER AND ASSOCIATES LTD.

as Borrower

- and -

ROYAL BANK OF CANADA

as Administrative Agent

- and -

THOSE INSTITUTIONS WHOSE NAMES ARE SET FORTH ON THE EXECUTION PAGES HEREOF UNDER THE HEADING “LENDERS”

as Lenders

2012 CREDIT AGREEMENT

ROYAL BANK OF CANADA

Co-Lead Arranger and Sole Bookrunner

BMO CAPITAL MARKETS and TD SECURITIES

Co-Lead Arrangers

BANK OF MONTREAL and THE TORONTO-DOMINION BANK

Co-Syndication Agents

BANK OF AMERICA MERRILL LYNCH, CANADIAN IMPERIAL BANK OF COMMERCE, THE BANK OF NOVA SCOTIA and NATIONAL BANK OF CANADA

Co-Documentation Agents

Dated for reference November 2, 2012

*	(Conformed to include the First Amendment dated as of December 17, 2012, the Second Amendment dated as of May 14, 2014, the Third Amendment dated as of May 1, 2015, the Fourth Amendment dated as of September 16, 2016, and the Fifth Amendment dated as of September 16, 2016.)

TABLE OF CONTENTS

Article 1 INTERPRETATION		8

1.1	Defined Terms	8

1.2	Computation of Time Periods	38

1.3	Accounting Terms	38

1.4	Incorporation of Schedules	40

1.5	Gender; Singular, Plural, etc.	40

1.6	Use of Certain Words	40

1.7	Successors, etc.	40

1.8	Interpretation not Affected by Headings, etc.	40

1.9	General Provisions as to Certificates and Opinions, etc.	41

1.10	Existing Accommodations	41

Article 2 THE CREDIT FACILITIES		41

2.1	Credit Facilities	41

2.2	Repayment	46

2.3	Mandatory Reductions and Prepayments	47

2.4	Voluntary Reductions and Prepayments	49

2.5	Payments	49

2.6	Computations	51

2.7	Fees	51

2.8	Interest on Overdue Amounts	52

2.9	Where Borrower Fails to Pay	52

2.10	Account Debit Authorization	52

2.11	Administrative Agent’s Discretion on Allocation	52

2.12	Rollover and Conversion	53

2.13	Extensions of Final Maturity Date	54

Article 3 ADVANCES		54

3.1	Advances	55

3.2	Making the Advances	55

3.3	Interest on Advances	56

Article 4 BANKERS’ ACCEPTANCES		57

4.1	Acceptances	57

4.2	Drawdown Request	58

4.3	Form of Bankers’ Acceptances	58

4.4	Completion of Bankers’ Acceptance	59

4.5	Proceeds	59

4.6	Stamping Fee	59

4.7	Payment at Maturity	59

4.8	Power of Attorney Respecting Bankers’ Acceptances	59

4.9	Prepayments	60

4.10	Default	60

4.11	Non-Acceptance Lenders	60

Article 5 LETTERS OF CREDIT		61

5.1	Letters of Credit Commitment	61

5.2	Letters of Credit	61

5.3	[not used]	61

5.4	Notice of Issuance	61

5.5	Form of Letter of Credit	62

5.6	Procedure for Issuance of Letters of Credit	62

5.7	Payment of Amounts Drawn Under Letters of Credit	62

5.8	Fees	63

5.9	Obligations Absolute	64

5.10	Indemnification; Nature of Lenders’ Duties	64

5.11	Default, Maturity	66

Article 6 CLOSING CONDITIONS		66

6.1	Closing Conditions to Initial Availability	66

6.2	General Conditions for Accommodations	69

6.3	Conversions and Rollovers	70

6.4	Deemed Representation	70

6.5	Conditions Solely for the Benefit of the Lenders	70

6.6	No Waiver	70

6.7	Final Date for Initial Accommodation	70

Article 7 REPRESENTATIONS AND WARRANTIES		70

7.1	Existence	70

7.2	Corporate Authority	71

7.3	Authorization, Governmental Approvals, etc.	71

7.4	Enforceability	71

7.5	No Breach	71

7.6	Litigation	72

7.7	Subsidiaries	72

7.8	Compliance	72

7.9	No Default	72

7.10	Material Contracts	72

7.11	Permits	72

7.12	Ownership of Assets	73

7.13	Tax Returns	73

7.14	Financial Statements	73

7.15	Expropriation	73

7.16	MAE	73

7.17	Disclosure	73

7.18	ERISA	74

7.19	Investment Company Status	74

7.20	Federal Reserve Regulations	74

7.21	Sanctioned Persons	74

7.22	PATRIOT Act	74

7.23	Ranking of Obligations	75

Article 8 SECURITY		75

8.1	Security	75

8.2	Designation	76

8.3	Share Pledges	77

8.4	Material Real Property	77

8.5	Continued Perfection of Security	77

8.6	Essential Assets	77

8.7	Exclusions	78

8.8	Release of Security	79

8.9	Excluded Swap Obligations	81

Article 9 INSURANCE		82

9.1	Insurance	82

9.2	Policies	82

9.3	Evidence	82

9.4	Payment of Premiums	82

Article 10 COVENANTS		82

10.1	Affirmative Covenants	82

10.2	Negative Covenants	89

10.3	Classified Reorganization	94

10.4	Administrative Agent May Perform Covenants	94

Article 11 CHANGES IN CIRCUMSTANCES		94

11.1	Illegality	94

11.2	Circumstances Requiring Different Pricing	94

11.3	Ibid	95

11.4	Increased Costs	96

11.5	Indemnification	96

11.6	Taxes, Costs, etc.	97

11.7	Affected Lender	99

Article 12 EVENTS OF DEFAULT		100

12.1	Events of Default	100

12.2	Effect	103

12.3	Right of Set-Off	103

12.4	Currency Conversion After Acceleration	104

Article 13 THE ADMINISTRATIVE AGENT AND THE LENDERS		104

13.1	Authorization and Action	104

13.2	Duties and Obligations	104

13.3	Administrative Agent and Affiliates	106

13.4	Lender Credit Decision	106

13.5	Indemnifications	106

13.6	Successor Administrative Agent	107

13.7	Sub-Agent or Co-Agent	107

13.8	Assignment of Documents	107

13.9	Collective Action of the Lenders	107

13.10	No Other Duties, etc.	108

Article 14 MISCELLANEOUS		108

14.1	Sharing of Payments; Records	108

14.2	Amendments, etc.	110

14.3	Notices, etc.	112

14.4	No Waiver; Remedies	114

14.5	Expenses	114

14.6	Judgment Currency	115

14.7	Governing Law	115

14.8	Successors and Assigns	116

14.9	Conflict	117

14.10	Confidentiality	118

14.11	FOCI	119

14.12	Severability	119

14.13	Prior Understandings	119

14.14	Time of Essence	119

14.15	Counterparts	119

14.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	119

SCHEDULES

1.	Commitments
2.	Accommodation Request
3.	Certain Permitted Liens
4.	Corporate Structure
5.	Applicable Margin
6.	Notice of Reduction
7.	Existing Accommodations
8.	Required Approvals, etc.
9.	Designated Subsidiaries

This credit agreement is dated for reference November 2, 2012

AMONG:

MACDONALD, DETTWILER AND ASSOCIATES LTD.,

as Borrower

OF THE FIRST PART

AND:

ROYAL BANK OF CANADA,

as Administrative Agent

OF THE SECOND PART

AND:

THOSE INSTITUTIONS WHOSE NAMES ARE SET FORTH ON THE EXECUTION PAGES HEREOF UNDER THE HEADING “LENDERS”,

as Lenders

OF THE THIRD PART

WHEREAS the Borrower has requested that the Lenders make available to it various credit facilities, and the Lenders have agreed to do so on the terms and conditions set forth in this credit agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

Article 1

INTERPRETATION

1.1	Defined Terms.

As used in this agreement, including the recitals and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

“Accommodation” means:

(a)	an Advance by a Lender made on the occasion of a Borrowing pursuant to an Accommodation Request (whether given or deemed to be given) or otherwise made or deemed to have been made pursuant hereto;

(b)	the creation of Bankers’ Acceptances on the occasion of a Drawing (or the making of a BA Equivalent Loan) pursuant to an Accommodation Request; and

(c)	the issue of a Letter of Credit on the occasion of an Issuance pursuant to an Issue Notice;

and includes an Advance and a Bankers’ Acceptance resulting from a Rollover or Conversion (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto. Each type of Borrowing and each type of Issuance is a “type” of Accommodation, as are Bankers’ Acceptances.

“Accommodation Request” means a notice of request for a Borrowing and/or a Drawing substantially in the form of schedule 2 annexed hereto, or such other form as the Administrative Agent may from time to time specify.

“Acquired Business” means the satellites, space systems and space system components designing and manufacturing business of SS/L and its subsidiaries.

“Acquired Real Property” means the “Transferred Land” as defined in the Purchase Agreement.

“Acquired Securities” means:

(a)	all of the outstanding equity interests in Land LLC; and

(b)	all of the outstanding equity interests in SS/L.

“Acquisition” means:

(a)	the acquisition by the Borrower of all of the outstanding equity interests in Land LLC; and

(b)	the acquisition by MDA Holdings of all of the outstanding equity interests in SS/L;

in each case pursuant to the Purchase Agreement, and the subsequent transfer of Land LLC by the Borrower to MDA Holdings, and as a result of which the corporate structure of the Borrower and its relevant subsidiaries shall be as set forth in schedule 4 annexed hereto.

“Acquisition Closing” shall mean the “Closing” as defined in the Purchase Agreement.

“Adjusted EBITDA” means, for the Borrower on a consolidated basis and without duplication, EBITDA decreased by the sum of:

(a)	maintenance capital expenditures actually made during such period, excluding any portion thereof financed by Debt (including by Capital Lease) and net of government grants in respect thereof;

(b)	Mandatory Pension Payments during such period; and

(c)	cash Taxes accrued and paid or payable during such period.

“Administrative Agent” means Royal Bank and any successor administrative agent appointed in accordance with Article 13.

“Advance” means an advance of monies (other than and excluding Discount Proceeds) made or deemed to have been made by a Lender under a Credit Facility and includes an Advance resulting from a Conversion or Rollover (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto. An Advance may be denominated in US Dollars or Canadian Dollars. An Advance in:

(d)	Canadian Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, a “Prime Rate Advance” or a “CDOR Rate Advance”; and

(e)	US Dollars shall be designated from time to time, as requested or deemed to have been requested by the Borrower, a “US LIBOR Advance” or a “Base Rate Advance”.

Each of a Prime Rate Advance, a CDOR Rate Advance, a Base Rate Advance and a US LIBOR Advance is a “type” of Advance.

“affiliate” means, with respect to any person (the “first person”), any other person which directly or indirectly controls (or is a member of a group which directly or indirectly controls), or is under common control with, or is controlled by, the first person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an affiliate of the Borrower solely by reason of its agency role or lending relationship.

“Applicable Margin” means, in respect of a type of Borrowing and in respect of Drawings and fees, the corresponding margin or fee (expressed as basis points (0.01%) per annum) set forth in schedule 5 annexed hereto.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of property or other assets by or on behalf of an MDA Party or MDA Pledgor (including any such sale, lease, transfer or other disposition by means of a merger, consolidation or similar transaction, but for greater certainty excluding a write-down of assets), and for greater certainty including an Asset Securitization.

“Asset Securitization” means an Asset Disposition by or on behalf of a person at the election of such person involving receivables and/or other assets in the course of an asset securitization transaction and regardless of the form of asset securitization, and for the purposes of this credit agreement shall include any disposition of accounts receivable.

“Assignee” shall have the meaning ascribed thereto in section 14.8(4).

“Available Cash Flow” means, for any period, in respect of the Borrower on a consolidated basis and without duplication, EBITDA decreased by the sum of:

(a)	voluntary and scheduled principal repayments of Debt (but excluding (i) such payments to the extent they are financed with the proceeds of Debt or equity permitted hereunder, and (ii) voluntary repayments in connection with the Credit Facilities, the Prudential Notes and the 2012 Notes);

(b)	maintenance capital expenditures actually made during such period, excluding any portion thereof financed by Debt (including by Capital Lease) and net of government grants in respect thereof;

(c)	scheduled payments in respect of Capital Leases paid during such period to the extent not included in (a) above;

(d)	Interest Expense accrued and paid or payable during such period;

(e)	cash Taxes accrued and paid or payable during such period; and

(f)	Mandatory Pension Payments during such period.

“BA Equivalent Loan” means, in relation to a Drawing, a loan in Canadian Dollars made to the Borrower by a Non-Acceptance Lender as part of the Drawing in accordance with the provisions of section 4.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankers’ Acceptance” means a depository bill as defined by the Depository Bills and Notes Act (Canada), or a non-interest bearing bill of exchange as defined in the Bills of Exchange Act (Canada), in either case drawn by the Borrower, denominated in Canadian Dollars and accepted by a Lender as a bankers’ acceptance, as evidenced by such Lender’s endorsement thereof at the request of the Borrower pursuant to an Accommodation Request and includes a Bankers’ Acceptance resulting from a Conversion or Rollover.

“Base Rate” means, on any day, the greatest of:

(a)	the rate of interest per annum established from time to time by Royal Bank as the reference rate of interest for the determination of interest rates that Royal Bank will charge for commercial loans in US Dollars in Canada;

(b)	the rate of interest per annum for such day or, if such day is not a Business Day, on the immediately preceding Business Day, equal to the sum of (i) the Federal Funds Effective Rate multiplied by 365 (or 366) and divided by 360, plus (ii) 75 basis points per annum; and

(c)	US LIBOR on such day for a period of one month plus 75 basis points per annum as to which a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence from time to time. With each quoted or published change in such rate aforesaid of Royal Bank or the Federal Funds Effective Rate, there shall be a corresponding change in any rate of interest payable under this agreement based on the Base Rate in accordance with the calculation above, all without the necessity of any notice thereof to the Borrower or any other person.

“Beneficiary” means, in respect of any Letter of Credit, the beneficiary specified therein.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means MacDonald, Dettwiler and Associates Ltd., a corporation incorporated under the Canada Business Corporations Act.

“Borrowing” means a borrowing consisting of the making of one or more Advances. The making of Prime Rate Advances, CDOR Rate Advances, Base Rate Advances and US LIBOR Advances are each a “type” of Borrowing.

“Business Day” means:

(a)	in respect of Base Rate Advances and payments in connection therewith, a day (other than Saturday or Sunday) on which banks are open for business in New York City, Toronto and Vancouver;

(b)	in respect of US LIBOR Advances and payments in connection therewith, a day (other than Saturday or Sunday) which is a day for trading by and between banks in deposits in the London interbank market and which is also a day on which banks are open for business in New York City, Vancouver and Toronto; and

(c)	for all other purposes of this agreement, a day (other than Saturday or Sunday) on which banks are open for business in Vancouver and Toronto.

“Canadian Dollars” and “C$” each mean lawful money of Canada.

“Canadian Dollar Exchange Rate” means, on a particular date, the rate at which Canadian Dollars may be converted into US Dollars at the Bank of Canada’s noon spot rate (or, if such rate is not available, such other rate as the Administrative Agent may reasonably determine) on that date (or, if that date is not a Business Day, on the immediately preceding Business Day).

“Capital Lease” means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under IFRS, but excluding any operating leases required to be reclassified as capital leases in accordance with any changes to IFRS after the Closing Date.

“Capital Lease Obligations” means, as to any person, the obligations of such person to pay rent or other amounts under a Capital Lease and, for purposes of this agreement, the amount of such obligations shall be the capitalized amount thereof (that is, the amount in effect corresponding to the principal of such obligations), determined in accordance with IFRS.

“Cash Management Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or a subsidiary (whether alone or with another or others and whether as principal or surety) under (i) any cash management, cash aggregation, mirror or concentrator account, zero-balance or similar facility or arrangement entered into with any Lender, or (ii) any corporate credit card or similar facilities provided by any Lender.

“CDOR Rate” means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the average of the yield rates per annum (calculated on the basis for a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having, where applicable, identical issue and comparable maturity dates as the proposed Bankers’ Acceptances or CDOR Rate Advance displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 days) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to the proposed Bankers’ Acceptances or CDOR Rate Advance quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day; provided further that if such rate determined above is less than zero, then such rate shall be deemed to be zero. With respect to that portion of a proposed CDOR Rate Advance being funded by a Lender that is not a bank under Schedule I to the Bank Act (Canada), the CDOR Rate will be the lesser of (i) the CDOR Rate (as determined above) plus one-tenth of one (1/10%) percent; and (ii) the annual rate, expressed as a percentage, determined by the Administrative Agent (on the basis of quotations provided to the Administrative Agent by the Reference Lenders) as the average discount rate for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of that CDOR Rate Advance calculated on the basis of a year of 365 days, accepted by the Reference Lenders at or about 10:00 a.m. (Toronto time) on the funding date of that CDOR Rate Advance. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error.

“Change in Control” means the acquisition by any person or a combination of persons acting jointly or in concert of beneficial ownership of more than 50% of the shares, interests (partnership, joint venture or otherwise), participations or other equivalents (however designated) in the equity of the Borrower, whether now outstanding or issued after the date hereof, having ordinary voting power for the election of the directors of the Borrower (other than the creation of a holding company or similar transaction that does not involve a change in the beneficial ownership of the Borrower as a result of such transaction).

“Change in Law” means:

(a)	the adoption of any law, rule or regulation or an interpretation or application thereof by any Official Body after the Closing Date;

(b)	any change in law, rule or regulation or in the interpretation or application thereof by any Official Body after the Closing Date; or

(c)	compliance by any Lender with any written request, guideline or directive (whether or not having the force of law but if not having the force of law being of a type with which persons to whom it is directed are accustomed to comply) of any Official Body made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date);

provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities and applicable to the Lenders, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).

“Classified Reorganization” means the transfer by SS/L to a newly-formed corporate subsidiary of the Borrower of certain assets with a book value of not more than US$15 million as are required to be transferred to the newly-formed corporation in accordance with foreign ownership, control or influence mitigation or negation arrangements to be entered into between SS/L and the United States Department of Defense pursuant to the Foreign Ownership, Control or Influence Requirements in exchange for equity and/or intercompany indebtedness.

“Closing Date” means the date upon which the initial Accommodation shall be available under this agreement following satisfaction of all conditions herein set forth.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the present and future assets and properties of the MDA Parties and MDA Pledgors from time to time subject to, or intended by the terms of the Security to be subject to, the Liens of the Security.

“Collateral Agent” means Royal Bank acting as Collateral Agent under and as defined in the Intercreditor Agreement, or any successor Collateral Agent thereunder.

“Commitment” means, for a Lender in respect of a Credit Facility, the amount in respect of such Credit Facility set forth opposite such Lender’s name under the heading “Commitment” on schedule 1 annexed hereto or in any applicable assignment pursuant to which such Lender became party hereto or acquired or sold any interests hereunder, in each case to the extent not permanently reduced, cancelled or terminated pursuant to this agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” means, at the end of a Financial Quarter and as determined in accordance with IFRS on a consolidated basis (but excluding all Debt of Non-Recourse Subsidiaries) for the Borrower, all Debt but specifically excluding:

(a)	any Debt (up to an aggregate maximum amount of US$100 million or the Equivalent Amount in other currencies) in connection with letters of credit guaranteed or insured by EDC where such Debt is not yet due or owing and such letters of credit have been issued as assurance of performance or obligations (except other Debt) in the ordinary course of business;

(b)	in the case of a Special Subsidiary, the entire portion of such Debt in excess of the relevant Special Subsidiary Percentage;

(c)	Convertible Debentures;

(d)	Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the Borrower or its relevant subsidiary can be satisfied, at the option of the Borrower or such subsidiary, by delivering common shares of the Borrower in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt shall not at any time exceed US$50 million or the Equivalent Amount in other currencies; and

(e)	in the event that the Land Note Letter of Guarantee is guaranteed or insured by EDC, that portion of the Land Note Letter of Guarantee in excess of the principal amount of the Land Note;

provided that, for the purpose of calculating Consolidated Debt, non-recourse Debt shall be the lesser of (i) the fair market value of all property subject to a Lien securing such non-recourse Debt (as demonstrated to the Lenders’ reasonable satisfaction), and (ii) the amount of the obligations comprising such non-recourse Debt.

“control” of a person (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event and without limitation, any person or group of persons acting together which owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the partnership or other ownership interests of any other person will be deemed to control such corporation or other person. The terms “controlling” and “controlled” have meanings correlative thereto.

“Conversion” means, in respect of any Drawing or type of Borrowing, the conversion of the method for calculating interest, discount rates or fees thereon from one method to another in accordance with section 2.12, and includes a conversion (i) from a Prime Rate Advance to a CDOR Rate Advance, and vice-versa, (ii) from a Prime Rate Advance or a CDOR Rate Advance to a Drawing, and vice-versa, and (iii) from a US LIBOR Advance to a Base Rate Advance, and vice-versa. In addition, the repayment in full by the Borrower of the Principal Outstanding under an Accommodation under the Revolving Facility in one currency and the concurrent making of an Accommodation under the Revolving Facility in another currency, whereby the aggregate US Dollar Equivalent Principal Outstanding remains the same before and after such transactions, shall also be considered to be a Conversion for all purposes of this agreement.

“Convertible Debentures” means any convertible subordinated debentures or notes created, issued or assumed by the Borrower which have all of the following characteristics:

(a)	an initial final maturity or due date in respect of repayment of principal extending beyond the Final Maturity Date in effect at the time such debentures or notes are created, issued or assumed;

(b)	no scheduled or mandatory payment or repurchase of principal thereunder (other than as a result of an acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of common shares of the Borrower as contemplated in paragraph (e) of this definition and other than on a change of control of the Borrower where a Change in Control also occurs) prior to the Final Maturity Date in effect at the time such debentures or notes are created, issued or assumed;

(c)	upon and during the continuance of a Default, an Event of Default or acceleration of any obligations under any Credit Facility Document which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to all such obligations under the Credit Facility Documents and no payments shall be made under such debentures or notes, and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d)	upon distribution of the assets of the Borrower on any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such person, or otherwise), all obligations under the Credit Facility Documents shall first be paid in full, or provision made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e)	so long as no default has occurred in respect of such debentures or notes and provided the Borrower is in compliance with all applicable securities Laws and such common shares are qualified for distribution as required and listed on the Toronto Stock Exchange or another national securities exchange, then any and all payments of interest and principal due and payable under such debentures or notes can be satisfied, at the option of the Borrower, by delivering common shares in accordance with the indenture or agreement governing such debentures or notes (whether such common shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes);

(f)	the occurrence of a Default or Event of Default or the acceleration of any obligations under any Credit Facility Document, or the enforcement of the rights and remedies of the Administrative Agent and the Lenders under any Credit Facility Document, shall not by reason of specific reference to the Credit Agreement (i) cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or any indenture governing same, or (ii) cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof (provided such debentures or notes may provide for a cross-acceleration where such cross-acceleration is by reference to a minimum principal amount of indebtedness); and

(g)	the Borrower and any trustee under any indenture governing such debentures or notes shall enter into or have entered into an agreement with the Administrative Agent on behalf of the Lenders, inter alia, to confirm the right of the Administrative Agent and the Lenders to rely upon and enforce such subordination, on terms and conditions satisfactory to the Administrative Agent, acting reasonably.

“Credit Facility” means, as the context requires, the Revolving Facility or the Term Facility, and “Credit Facilities” means, as the context requires, both of the said facilities.

“Credit Facility Documents” means this agreement, the Security, the Bankers’ Acceptances, the Letters of Credit issued hereunder, the Intercreditor Agreement and all other documents necessary to implement the financings comprised in the Credit Facilities.

“DACA Account” means a bank account held by a Designated Subsidiary in the United States, in respect of which account such Designated Subsidiary has provided to the Collateral Agent a deposit account control agreement perfecting the Lien of the Security over such account in form and substance satisfactory to the Collateral Agent, acting reasonably.

“Debenture” means a demand debenture made by an MDA Party in favour of the Collateral Agent granting a first-priority (subject only to Permitted Liens) mortgage and charge over all real property interests of such MDA Party and, where such MDA Party would otherwise also have granted a GSA, the security interests to be granted in a GSA; provided that, with respect to Collateral located in the United States, the Borrower shall provide in lieu of a demand debenture a mortgage, charge, deed of trust or other similar agreement in such form as shall reasonably be requested by the Collateral Agent.

“Debt” of any person means (without duplication, all as calculated in accordance with IFRS, and whether with or without recourse):

(a)	all indebtedness of such person for borrowed money, including obligations with respect to bankers’ acceptances and Hedging Instruments (including the Land Note);

(b)	all indebtedness of such person for contingent reimbursement obligations with respect to Hedging Instruments, letters of credit, letters of guarantee and surety bonds; provided that Debt shall not include (i) unsecured surety bonds in respect of which at the relevant time no claim has been or may be made against the applicant, or (ii) cash-collateralized (but otherwise unsecured) surety bonds;

(c)	all indebtedness of such person for the deferred purchase price of property or services, other than:

(i)	trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue;

(ii)	commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit;

(d)	each as incurred in the ordinary course of business, net of prepayments for the foregoing; and

(i)	contingent payments as consideration for the acquisition of or investment in any business (whether involving shares, assets or otherwise), where the condition of payment is tied directly to the performance of the relevant business and only for such period as such condition has not been met; provided that (A) any obligation for such contingent payment in excess of 20% of the aggregate purchase price for or investment in such business shall be considered to be Debt whether or not such condition has been met, and (B) to the extent that the aggregate of all such obligations for such contingent payments shall exceed US$50 million, such excess shall be considered to be Debt;

(e)	all indebtedness created or arising under any Purchase Money Mortgages (including indebtedness in respect of which the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property, in which case the amount attributed to Debt shall be the lesser of such indebtedness and the fair market value of the property to which recourse is limited);

(f)	all Capital Lease Obligations;

(g)	the amount for which any shares or other equity interests in the capital of any such person that is a corporation or other entity may be redeemed if the holders of such shares are entitled at such time to require such person to redeem such shares or other equity interests, or if such person is otherwise obligated at such time to redeem such shares or other equity interests, in each case whether on notice or otherwise (excluding any amounts so attributable to shares or other equity interests held by the Borrower or a subsidiary of the Borrower); and

(h)	the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (a) through (f) which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such person has otherwise assured a creditor against loss by means of an indemnity, security or bond (whether or not such person has assumed or become liable for the payment of such Debt);

provided that an obligation or liability under a Hedging Instrument shall constitute Debt only to the extent that it comprises an actual payment obligation under such Hedging Instrument, calculated having regard to any applicable netting provisions of such Hedging Instrument; provided further that, for greater certainty, only the greater of (i) the liability of the Borrower under the Land Note, and (ii) the liability of the Borrower under the Land Note Letter of Guarantee, will be counted in determining Debt.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Designated Subsidiary” means:

(a)	each of the persons set forth in schedule 9 annexed hereto;

(b)	following the Acquisition, SS/L and Land LLC; and

(c)	each other Wholly-Owned Subsidiary that may from time to time be designated as a Designated Subsidiary in accordance with section 8.2;

in each case until such person shall be removed as a Designated Subsidiary in accordance with section 8.2(a).

“Discount Proceeds” means, in respect of Bankers’ Acceptances to be purchased by a Lender, the difference between;

(a)	the result (rounded to the nearest whole cent, with one half of one cent being rounded up) obtained by multiplying the aggregate Face Amount of such Bankers’ Acceptances by a price (rounded up or down to the fifth decimal place, with .000005 being rounded-up) determined by dividing one by the sum of one plus the product of (i) the applicable Discount Rate multiplied by (ii) a fraction, the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptances and the denominator of which is 365; and

(b)	the applicable fees to be paid to such Lender under section 4.6.

“Discount Rate” means:

(a)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is a bank under Schedule I to the Bank Act (Canada), the CDOR Rate; and

(b)	with respect to an issue of Bankers’ Acceptances accepted by a Lender that is not a bank under Schedule I to the Bank Act (Canada), the lesser of:

(i)	the rate set out in paragraph (a) above plus one-tenth of one (1/10%) percent; and

(ii)	the annual rate, expressed as a percentage, determined by the Administrative Agent (on the basis of quotations provided to the Administrative Agent by the Reference Lenders) as the average discount rate for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of that issue of Bankers’ Acceptances calculated on the basis of a year of 365 days, accepted by the Reference Lenders at or about 10:00 a.m. (Toronto time) on the date of issue of those Bankers’ Acceptances.

“Distribution” means each of the following payments and other actions set forth below:

(a)	any dividend or any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Borrower’s shares or capital stock or any warrants, options or other rights to acquire any shares or capital stock made or granted to the holders thereof (including any payment to shareholders in connection with a merger or consolidation involving the Borrower);

(b)	any purchase, repurchase, redemption, or other acquisition or retirement for value of the Borrower’s shares or capital stock or any warrants, options or other rights to acquire any such shares or capital stock);

(c)	any principal payment on, or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any indebtedness of the Borrower to (i) a shareholder of the Borrower, or (ii) an affiliate of a person described in item (i);

(d)	any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable to (i) a shareholder of the Borrower, or (ii) an affiliate of a person described in item (i) (other than any payment made in the ordinary course of business in respect of goods or services provided on terms and conditions no less favourable to the payor than would apply in a similar transaction entered into with an arm’s-length party);

(e)	any loan to, or guarantee of the indebtedness of, or other financial assistance provided to, (i) any of the directors, officers or shareholders of the Borrower, or (ii) any affiliate of a person described in (i); and

(f)	any loan to any affiliate of the Borrower other than a Designated Subsidiary (except that, for the purpose of the calculation of aggregate Distributions under section 10.2(9), such a loan will not be considered to be a Distribution to the extent that it is no longer outstanding at the time of calculation);

provided that, for greater certainty, a Distribution shall for purposes of this agreement be considered to have taken place at the time of the relevant payment or other action described above and not at the time the same is authorized.

“Drawing” means the creation or making of one or more Bankers’ Acceptances pursuant to an Accommodation Request.

“Drawing Date” means any Business Day fixed in accordance with the provisions of this agreement for a Drawing.

“EBITDA” means, for the Borrower on a consolidated basis (but excluding (i) all Non-Recourse Subsidiaries, (ii) all unusual or non-recurring non-cash items as disclosed in the Borrower’s Management Discussion and Analysis for regulatory reporting purposes, and (iii) in the case of a Special Subsidiary, the entire portion of EBITDA attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage), in respect of any period and as determined in accordance with IFRS, net income for such period plus the following to the extent deducted in determining net income:

(a)	income tax expense;

(b)	Interest Expense;

(c)	depreciation and amortization;

(d)	foreign exchange gains or losses to the extent they relate to timing differences as a result of an effective economic hedging relationship not qualifying for hedge accounting under IFRS; and

(e)	all reserves, provisions or fair value losses established in such period to the extent that such reserves, provisions or fair value losses do not relate to:

(i)	a payment made, or which becomes payable, during such period; or

(ii)	a payment which is payable within 365 days from the end of such period;

provided that:

(f)	cash dividends received from Non-Recourse Subsidiaries shall be excluded from EBITDA to the extent that they would exceed 5% of EBITDA; and

(g)	with respect to such calculation for a period of 12 months with respect to an entity (in this definition, the “subject entity”) acquired (or divested) during such 12-month period, such calculation shall include (or deduct) the EBITDA attributable to the subject entity during such 12-month period as if such assets were owned throughout such 12-month period (or disposed of immediately prior to such 12-month period).

“ECP Swap Obligation” means, with respect to any MDA Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“EDC” means Export Development Canada.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by any MDA Party or any of its respective ERISA Affiliates, other than any plan not subject to United States law.

“Environmental Laws” means all applicable Laws, Permits and guidelines or requirements of any Official Body (whether or not having the force of Law, and including consent decrees to which an MDA Party is a party or otherwise subject, and administrative orders which may affect an MDA Party) relating to public health and safety, protection of the environment, the Release of Hazardous Materials, occupational health and safety and industrial hygiene.

“Equity” means the shareholders’ equity of the Borrower determined on a consolidated basis, less:

(a)	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this agreement in the book value of any asset owned by the Borrower or a consolidated subsidiary;

(b)	the portion of such consolidated shareholders’ equity attributable to any interest or investment in or Debt owed to it by Non-Recourse Subsidiaries;

(c)	in the case of a Special Subsidiary, the entire portion of equity as shown on a balance sheet of such Special Subsidiary in excess of the relevant Special Subsidiary Percentage; and

(d)	all other comprehensive income in accordance with IFRS including but not limited to foreign exchange gains resulting from the translation of the Borrower’s foreign operations, fair value gains on hedging instruments designated in qualifying hedging relationships, fair value gains on available-for-sale financial assets, and actuarial gains on defined benefit pension plans;

plus:

(e)	on a cumulative basis, write-downs (to the extent that such write-downs are non-recurring, relate to compliance with accounting standards, and do not involve the outlay of cash); and

(f)	all other comprehensive losses in accordance with IFRS including but not limited to foreign exchange losses resulting from the translation of the Borrower’s foreign operations, fair value losses on hedging instruments designated in qualifying hedging relationships, fair value losses on available-for-sale financial assets, and actuarial losses on defined benefit pension plans.

“Equivalent Amount” of US Dollars means, as at any date, the amount of US Dollars into which a specified amount of another currency can be converted:

(a)	in the case of Canadian Dollars, at the Canadian Dollar Exchange Rate; and

(b)	in the case of any currency other than Canadian Dollars, at such rate as the Administrative Agent may determine acting reasonably.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any MDA Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any US Pension Plan (excluding those for which the 30-day notice period has been waived); (ii) the existence with respect to any Employee Benefit Plan of a non-exempt “Prohibited Transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code); (iii) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA; (iv) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any US Pension Plan; (v) a determination that any US Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the provision by the administrator of any US Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vii) the withdrawal by any MDA Party or any of its respective ERISA Affiliates from any US Pension Plan with two or more contributing sponsors or the termination of any such US Pension Plan resulting in liability to any MDA Party or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (viii) the incurrence by any MDA Party or any of its respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any US Pension Plan; (ix) the institution by the Pension Benefit Guaranty Corporation (or any successor thereto) of proceedings to terminate any US Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any US Pension Plan; (x) the imposition of liability on any MDA Party or any of its respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (xi) the withdrawal of any MDA Party or any of its respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor; (xii) the receipt by any MDA Party or any of its respective ERISA Affiliates of notice from any Multiemployer Plan (A) concerning the imposition of withdrawal liability, (B) that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (C) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (D) that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (xiii) the imposition of a Lien pursuant to Sections 412(n) or 430(k) of the Code or pursuant to ERISA with respect to any US Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in section 12.1.

“Excluded Swap Obligations” means, with respect to any person providing a Guarantee, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such person of, or the grant by such person of a Lien to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such person or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one Hedging Instrument, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Existing Credit Agreement” means the 2011 Credit Agreement, among MacDonald, Dettwiler and Associates Ltd., Royal Bank of Canada as Administrative Agent, and the lenders signatory thereto and dated for reference January 4, 2011.

“Face Amount” means, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on its maturity and, in respect of a Letter of Credit, the maximum amount that may from time to time be payable to the Beneficiary thereof, and where used in a context referring to more than one Bankers’ Acceptance and/or Letter of Credit means the aggregate of the Face Amounts thereof.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this agreement (or any amended or successor provisions, provided that such amended or successor provisions do not place compliance or other burdens on the Lender (as determined in the reasonable judgment of the affected Lender) that are materially more onerous than the provisions in effect on the date of this agreement) and any regulations or other guidance thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” means September 12, 2020 or, if such day is not a Business Day, the immediately preceding Business Day.

“Finance Parties” means, collectively, the Administrative Agent and the Lenders.

“Financial Quarter” means a period of three consecutive months ending on March 31, June 30, September 30 or December 31, as the case may be.

“Financial Year” means a financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

“Fixed Charges” means, without duplication, in respect of any period and as determined for the Borrower on a consolidated basis in accordance with IFRS, the sum of (i) Interest Expense accrued and paid or payable during such period, (ii) mandatory amortization payments under the Credit Facilities accrued and paid or payable during such period, and (iii) mandatory amortization payments under any other Debt (including the Land Note) accrued and paid or payable during such period.

“Foreign Ownership, Control or Influence Requirements” means the requirements set forth in (i) the National Industrial Security Program Operating Manual, DoD 5220.22-M, issued by the United States Department of Defense on February 28, 2006, as amended, (ii) any similar or successor Laws or guidance issued by any agency or instrumentality of the United States Federal Government applicable to the Borrower or any of its subsidiaries in such person’s capacity as a contractor to the United States Federal Government, and (iii) any foreign ownership, control or influence mitigation or negation arrangements to which the Borrower or any of its subsidiaries is subject (e.g., a Special Security Agreement or Proxy Agreement).

[not used]

“Fronting Lender” means Royal Bank acting through its Lending Office and any other Lender from time to time designated by the Borrower in writing.

“GSA” means a general security agreement (or equivalent under applicable Laws) made by an MDA Party in favour of the Collateral Agent granting to the Collateral Agent a security interest over all of its existing and after-acquired personal property of every nature and kind whatsoever.

“Guarantee” means an unconditional and irrevocable guarantee of the Obligations made by a Designated Subsidiary in favour of the Administrative Agent.

“Hazardous Materials” means:

(a)	any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, contaminates, materials or pollutants which:

(i)	pose a hazard to any real property, or to persons on or about any real property; or

(ii)	cause any real property to be in violation of any Law;

(b)	asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of limits prescribed by Law, or radon gas;

(c)	any chemical, material or substance defined as or included in the definition of “dangerous goods”, “deleterious substance”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous waste”, “special waste” or “toxic substances”, “waste” or words of similar import under any Law; and

(d)	any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Official Body or which may or could pose a hazard to the occupants of any real property or the owners or occupants of property adjacent to or surrounding any real property, or any other person coming upon any real property or adjacent or surrounding property.

“Hedging Instrument” means:

(a)	any interest rate or foreign exchange risk management agreement or product, including:

(i)	interest rate or currency exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge interest rates or foreign exchange rates; and

(b)	any commodity price (including the price of securities) risk management agreement or product, including:

(i)	commodity exchange or swap agreements;

(ii)	futures contracts;

(iii)	forward exchange, purchase or sale agreements; and

(iv)	any other agreements to fix or hedge the price of commodities (including securities), including for greater certainty equity derivatives used for the purpose of hedging obligations under stock compensation plans and similar obligations.

“Hedging Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or a subsidiary (whether alone or with another or others and whether as principal or surety) under any one or more existing or future Hedging Instruments where the counterparty is a Lender.

“IFRS” means, in relation to any person at any time, International Financial Reporting Standards applied on a basis consistent with the most recent audited financial statements of such person and its consolidated subsidiaries (except for changes approved by the auditors of such person).

“Increased Costs” means any amounts payable by the Borrower to the Administrative Agent or a Lender under any of sections 3.2(3), 5.10 and 10.1(12), Article 11 and section 14.5.

“Interest Expense” means, without duplication, in respect of any period and as determined on a consolidated basis (but excluding all Non-Recourse Subsidiaries) for the Borrower in accordance with IFRS, the sum of:

(a)	interest incurred during such period on Debt;

(b)	the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the consolidated income statement of the Borrower for such period, including accrued and unpaid interest charges, standby fees, and discounts and fees payable in respect of bankers acceptances and letters of credit, but for greater certainty excluding arrangement and underwriting fees;

(c)	payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a Capital Lease;

(d)	interest on uncertain tax positions;

(e)	imputed interest;

(f)	accretion interest on long term obligations;

(g)	forward points on Hedging Instruments; and

(h)	any discount on the securitization of Orbital Receivables, whether or not treated as interest expense under IFRS;

less:

(i)	any interest on Subordinated Debt that is paid or satisfied by the issue of equity securities or from the proceeds of further Subordinated Debt;

(j)	any interest, costs or payments in connection with letters of credit guaranteed or insured by EDC; and

(k)	in the case of a Special Subsidiary, the entire portion of Interest Expense attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage.

“Intercreditor Agreement” means the agreement of even date entered into by and among (i) the Administrative Agent, (ii) Royal Bank in its capacity as administrative agent for the lenders under the 2012 LC Facility Agreement, (iii) the holders of the Prudential Notes, (iv) the holders of the 2012 Notes, and (v) Royal Bank in its capacity as Collateral Agent.

“Interest Period” means, for each CDOR Rate Advance or US LIBOR Advance, a period commencing:

(a)	in the case of the initial Interest Period for such Advance, on the date of such Advance; and

(b)	in the case of any subsequent Interest Period for such Advance in accordance with a Rollover, on the last day of the immediately preceding Interest Period;

and ending in either case on the last day of such period as shall be selected by the Borrower pursuant to the provisions below.

If another type of Borrowing or a Drawing is subject to a Conversion to a CDOR Rate Advance or US LIBOR Advance, the initial Interest Period for such Advance shall commence on the date of such Conversion. The duration of each Interest Period for a CDOR Rate Advance or a US LIBOR Advance shall be one, two, three or six months (subject to availability), as the Borrower may select in the applicable Accommodation Request, or such other period to which the relevant Lenders may agree. No Interest Period may be selected which would end on a day after the Final Maturity Date or, in the opinion of the Administrative Agent, conflict with any repayment stipulated herein. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“ISP98” means the International Standby Practices ISP98, as published by the International Chamber of Commerce and in effect from time to time.

“Issuance” means the issuance of one or more Letters of Credit made pursuant to an Issue Notice.

“Issue Date” means any Business Day fixed in accordance with the provisions of this agreement for an Issuance.

“Issue Notice” means a notice of request for an Issuance in the form of the Fronting Lender’s customary letter of credit application, as defined in section 5.4(1).

“Land LLC” means Space Systems/Loral Land, LLC, being the limited liability company established by SS/L to receive the Acquired Real Property pursuant to Section 2.1(c) of the Purchase Agreement.

“Land Note” means the unsecured instalment note made by the Borrower in favour of Loral in the principal amount of US$101 million substantially in the form annexed as Exhibit C to the Purchase Agreement.

“Land Note Letter of Guarantee” means the letter of guarantee (or letter of credit) in the Face Amount of US$101 million issued under the Revolving Facility in favour of Loral in connection with the Land Note substantially in the form annexed as Exhibit C to the Purchase Agreement.

“Law” means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

[not used]

“Lenders” means the Lenders named as “Lenders” on the signature pages hereto and their successors and permitted assigns.

“Lenders’ Counsel” means Norton Rose Fulbright Canada LLP or such other law firm or firms as may from time to time be chosen by the Lenders to act on their behalf in connection with the Credit Facilities and approved by the Borrower (such approval not to be unreasonably withheld, and which approval will not be required if a Default or an Event of Default has occurred and is continuing).

“Lending Office” means, as to each Lender, the office in Canada specified as the “Lending Office” of such Lender on schedule 1 annexed hereto or such other office as such Lender may designate from time to time in accordance with section 2.1(8).

“Letter of Credit” means a standby or commercial letter of credit or (subject to availability) a letter of guarantee issued under the Revolving Facility for a specified amount in Canadian Dollars, US Dollars or (subject to availability) any other currency agreed by the Fronting Lender, in each case at the request and upon the indemnity of the Borrower pursuant to Article 5. Letters of Credit for specified amounts in Canadian Dollars, US Dollars or such other currency are each a “type” of Letter of Credit.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising with respect to indebtedness for borrowed monies and otherwise than by operation of Law), and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

“Loral” means Loral Space & Communications Inc.

“LTM Fixed Charges” for any period means Fixed Charges for such period, adjusted in accordance with this definition whereby Interest Expense, as calculated as at the end of:

(a)	the first Financial Quarter ended following the Closing Date, means Interest Expense for such Financial Quarter multiplied by four;

(b)	the second Financial Quarter ended following the Closing Date, means Interest Expense for the most recently completed two consecutive Financial Quarters multiplied by two;

(c)	the third Financial Quarter ended following the Closing Date, means Interest Expense for the most recently completed three consecutive Financial Quarters multiplied by four-thirds (4/3);

(d)	the fourth Financial Quarter ended following the Closing Date, and for each Financial Quarter thereafter, means Interest Expense for the most recently completed four consecutive Financial Quarters;

and by adjusting the principal component of Fixed Charges in accordance with the following provisions:

(e)	the repayment of the principal amount of the Prudential Notes in 2017 shall be excluded;

(f)	in respect of the first eight full Financial Quarters immediately following the Closing Date, the repayment of the principal of the Term Facility shall be calculated on a pro forma basis whereby principal is repaid at a rate of 5% per annum; and

(g)	in respect of the first four full Financial Quarters immediately following the Closing Date, the repayment of the principal of the Land Note shall be calculated on a pro forma basis whereby principal is repaid at a rate of 1/3 per annum.

“LuxCo” means MD Information Service (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg with a share capital of USD 3,022,000, registered at the Registre de Commerce et des Sociétés, Luxembourg under the number B98.787 and with registered office L1445 Strassen, rue Thomas Edison, 1A.

“LuxCo Loan” means the unsecured loan facilities made available to MDA Holdings by LuxCo in the aggregate principal amount of US$440 million for the purpose of discharging MDA Holdings’ obligations under the Purchase Agreement.

“MAE” means:

(a)	any material adverse change in the assets, properties, operations or condition, financial or otherwise, of the MDA Parties taken as a whole; or

(b)	any material impairment or reduction in the ability (financial or otherwise) of an MDA Party or MDA Pledgor to fulfil any covenant or obligation of (or applicable to) such MDA Party or MDA Pledgor to the Lenders; or

(c)	any material impairment of the remedies of the Collateral Agent or the Secured Parties under the Security.

“Majority Lenders” means:

(a)	in respect of both Credit Facilities at any time, Lenders whose respective individual Principal Outstanding aggregate at least 66-2/3% of the total Principal Outstanding of all Lenders under both Credit Facilities at such time (or, if there is no Principal Outstanding under either Credit Facility at that time, Lenders whose respective individual Commitments aggregate at least 66-2/3% of the total Commitments of all Lenders under both Credit Facilities at such time); and

(b)	in respect of a particular Credit Facility at any time, Lenders whose respective individual Principal Outstanding under such Credit Facility aggregate at least 66-2/3% of the total Principal Outstanding under such Credit Facility at such time (or, if there is no Principal Outstanding under such Credit Facility at that time, Lenders whose respective individual Commitments aggregate at least 66-2/3% of the total Commitments of all Lenders such Credit Facility at such time);

and a reference herein to “Majority Lenders” without any further qualification or elaboration shall have the meaning contemplated by paragraph (a) above.

“Mandatory Pension Payments” means cash and cash equivalent contributions, premiums and other cash and cash equivalent payments required to be made by the Borrower on a consolidated basis under the terms of (or in accordance with any Laws applicable to) any (i) Employee Benefit Plan, (ii) plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada (excluding the Canada Pension Plan or the Quebec Pension Plan), or (iii) similar plan or arrangement governed by the laws of any other jurisdiction.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“MDA Holdings” means MDA Communications Holdings, Inc.

“MDA Party” means any of the Borrower and a Designated Subsidiary, and “MDA Parties” means, collectively, the Borrower and all Designated Subsidiaries.

“MDA Pledgor” means an affiliate of the Borrower that provides a pledge of shares in the capital of a Designated Subsidiary as part of the Security, but is not itself a Designated Subsidiary.

“Moody’s” means Moody’s Investors Service Inc. and its successors and assigns.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Non-Acceptance Discount Rate” means, for any day, the rate that is described in paragraph (b) of the definition of Discount Rate; provided that, if at any relevant time there are no Reference Lenders, the Non-Acceptance Discount Rate will be the rate described in paragraph (b)(i) of that definition.

“Non-Acceptance Lender” has the meaning set forth in section 4.11.

“Non-Recourse Debt” means Debt:

(a)	as to which no MDA Party (i) provides credit support or financial assistance of any nature whatsoever (including any undertaking, agreement or instrument which would constitute Debt), or (ii) is liable (directly or indirectly, contingently or otherwise); and

(b)	default with respect to which (including any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Debt of any MDA Party to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Recourse Subsidiary” means a subsidiary of the Borrower which has been designated a Non-Recourse Subsidiary in accordance with this agreement, and which subsidiary does not have outstanding any Debt other than Non-Recourse Debt and Debt to an MDA Party as permitted under this agreement.

“Notice” means an Accommodation Request or an Issue Notice.

“Obligations” means:

(a)	at any time in respect of a Credit Facility, the amount equal to the sum of:

(i)	the Principal Outstanding under such Credit Facility;

(ii)	all accrued and unpaid interest thereon and all interest on overdue amounts; and

(iii)	all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the relevant Lenders or the Administrative Agent pursuant to the provisions of any Credit Facility Document or otherwise in respect of such Credit Facility; and

(b)	at any time in respect of both Credit Facilities, the amount equal to the sum of:

(i)	the Principal Outstanding under both Credit Facilities;

(ii)	all accrued and unpaid interest thereon and all interest on overdue amounts under both Credit Facilities; and

(iii)	all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the Lenders or the Administrative Agent pursuant to the provisions of any Credit Facility Document or otherwise in respect of both Credit Facilities.

“OECD” means the Organisation for Economic Co-operation and Development.

“OFAC” shall have the meaning ascribed thereto in section 7.21.

“Official Body” means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

“Orbital Receivables” means satellite orbital incentive payments payable to an MDA Party under satellite purchase agreements and any other contingent payments related to satellite construction projects.

“Parent Loan” means the unsecured loan facility made available to LuxCo by the Borrower in the principal amount of US$440 million for the purpose of enabling LuxCo to make the LuxCo Loan.

“Participant” shall have the meaning ascribed thereto in section 14.8(3).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Account” means

(a)	for US Dollars – JPMorgan Chase Bank, New York, ABA 021000021, Swift code: CHASUS33 For credit to beneficiary: RBCCM Agency Services, A/C#: /00002-408-919-9 Swift Address: ROYCCAT2, Toronto, Ontario, Ref: MDA; and

(b)	for Canadian Dollars – Royal Bank of Canada, Toronto, Swift Address: ROYCCAT2, account number /00002-266-760-8, RBCCM Agency Services, Toronto, Ontario, Ref: MDA;

or such other places or accounts as may be agreed by the Administrative Agent and the Borrower from time to time and notified to the Lenders.

“Permit” means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation (whether or not having the force of Law) of, by or from any Official Body.

“Permitted Disposition” means any of the following Asset Dispositions:

(a)	an Asset Disposition to another MDA Party;

(b)	the Classified Reorganization;

(c)	dealings in the ordinary course of business;

(d)	dealings in cash and securities which are not otherwise contrary to this agreement;

(e)	a disposition at fair market value of assets (up to an aggregate amount of US$10 million in each Financial Year) that are replaced within 180 days of disposition with assets of equal or greater value;

(f)	a disposition at fair market value of an obsolete, unusable or redundant asset not required for the continued operation of its business;

(g)	a disposition made in compliance with section 10.1(21); and

(h)	a disposition by an MDA Pledgor of any property that is not part of the Collateral.

“Permitted Liens” means, in respect of any person at any time, any one or more of the following:

(a)	Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such person in good faith by proper legal proceedings, and which contested Liens would not reasonably be expected to have an MAE;

(b)	the Lien of any judgment or award not giving rise to an Event of Default with respect to which such person shall in good faith be prosecuting an appeal or proceeding for review, and which contested Lien would not reasonably be expected to have an MAE;

(c)	Liens or privileges imposed by Law such as carriers, warehousemen’s, mechanics and materialmen’s Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by such person in good faith by proper legal proceedings, and which contested Liens or privileges would not reasonably be expected to have an MAE;

(d)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

(e)	restrictions, easements, rights-of-way, servitudes or other similar rights in land or immoveable property (including easements, rights of way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons which in the aggregate do not materially impair the usefulness, in the operation of the business of such person, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

(f)	the right reserved to or vested in any Official Body, by the terms of any Permit acquired by such person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(g)	the encumbrance resulting from the pledge or deposit of cash, letters of credit or securities:

(i)	in connection with any of the Liens referred to in paragraphs (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(ii)	in connection with contracts, bids, tenders, leases or expropriation proceedings;

(iii)	to secure workers compensation, employment insurance or other social security benefits, pension or post-retirement benefits, liabilities to insurance carriers under insurance or self-insurance arrangements, surety or appeal bonds, performance bonds, costs of litigation when required by Law and public and statutory obligations;

and any right or refund, set-off or charge-back available to any bank or other financial institution (including under any consolidated banking, mirrored account or similar arrangement);

(h)	security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of such person in the ordinary course of its business and not securing Debt;

(i)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown or any similar authority, and statutory exceptions to title;

(j)	title defects, irregularities or restrictions which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by such person;

(k)	any other Liens of a nature similar to those referred to in the foregoing paragraphs (a) to (j), inclusive, which do not secure Debt and do not have and would not reasonably be expected to have an MAE;

(l)	Capital Leases and Purchase Money Mortgages securing or evidencing obligations not in excess of US$50 million (or the Equivalent Amount in any other currency) in the aggregate at any time, excluding the Liens referred to in paragraphs (u) and (v) below;

(m)	Liens granted in the ordinary course of business on commercially reasonable terms as part of Permits or arrangements under material contracts to secure the return of assets;

(n)	the Liens created pursuant to the Security and/or in favour of the Collateral Agent for the benefit of the Secured Parties so long as such Liens are subject to the terms of the Intercreditor Agreement or an intercreditor agreement satisfactory to the Majority Lenders;

(o)	Liens on property or shares or equity interests of a person at the time that such person becomes a Designated Subsidiary; provided, however, that the Lien may not extend to any other property or assets owned by such Designated Subsidiary; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such person becoming a Designated Subsidiary; provided that, with respect to the property and shares of SS/L and Land LLC, a Lien shall only be considered to be permitted by this paragraph (o) if:

(i)	such Lien is set forth in schedule 3 annexed hereto; or

(ii)	such Lien is in an amount less than US$1 million (or the Equivalent Amount in any other currency), subject to an aggregate limit for all such Liens of US$5 million (or the Equivalent Amount in any other currency); or

(iii)	the Borrower shall have deposited with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the Lien within 30 days from the date that the Borrower is first aware of the existence thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent); or

(iv)	such Lien shall have been released within such 30 day period;

(p)	Liens on property or assets at the time an MDA Party acquires the property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into an MDA Party; provided, however, that the Lien may not extend to any other property or assets owned by such MDA Party; provided further that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition; provided further that, with respect to the property and shares of SS/L and Land LLC, a Lien shall only be considered to be permitted by this paragraph (p) if:

(i)	such Lien is set forth in schedule 3 annexed hereto; or

(ii)	such Lien is in an amount less than US$1 million (or the Equivalent Amount in any other currency), subject to an aggregate limit for all such Liens of US$5 million (or the Equivalent Amount in any other currency); or

(iii)	the Borrower shall have deposited with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the Lien within 30 days from the date that the Borrower is first aware of the existence thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent); or

(iv)	such Lien shall have been released within such 30 day period;

(q)	Liens to secure any refinancing, extension, renewal or replacement as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing paragraphs (o) and (p); provided that the amount secured thereby is not increased and the assets subject to such Liens are restricted to those previously made subject thereto;

(r)	Liens encumbering property under construction arising from progress or partial payments made by a customer of such person relating to such property;

(s)	any interest or title of a lessor in the property subject to any lease; and Liens or rights of distress reserved in or exercisable under leases for payment of rent or other compliance with the terms of such lease;

(t)	Liens in favour of customs and revenue authorities arising under applicable Law to secure payment of customs or import duties in connection with the importation of goods, which customs or import duties are not overdue;

(u)	a Lien over the assets comprised in the St. Anne facility granted to the Province of Quebec as security for a loan made by the Province to the Borrower (or an affiliate) for the purposes of the development of such facility; provided that the aggregate principal amount secured thereby does not exceed C$9 million and the collateral does not extend beyond such assets;

(v)	a Lien over the assets comprised in the Brampton facility granted to the Province of Ontario as security for a loan made by the Province to the Borrower (or an affiliate) for the purposes of the development of such facility; provided that the aggregate principal amount secured thereby does not exceed C$12 million and the collateral does not extend beyond such assets;

(w)	Liens on satellite assets and other work-in-progress related to a sale contract with a customer securing the obligations of an MDA Party under such sale contract;

(x)	Liens on Orbital Receivables (including any deposit account in which any collections from such Orbital Receivables are deposited) securing any indebtedness in respect of any Asset Securitization permitted hereunder; provided that the only monies deposited to any such deposit account shall be collections from such Orbital Receivables; and

(y)	the Liens granted to Her Majesty the Queen in Right of Canada, Canadian Space Agency, over property located at St. Hubert, Quebec sold by the Canadian Space Agency to the Borrower on December 14, 2007 relating to project Radarsat-2.

“person” includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

“PPSA” means, as the context requires in respect of an asset or jurisdiction, the Personal Property Security Act applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Prepayment Portion” means, in relation to any amount at any time, with respect to any Lender, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the Principal Outstanding with respect to such Lender under the Term Facility at such time, and the denominator of which shall be the sum of (a) the aggregate Principal Outstanding under the Term Facility at such time, (b) the aggregate unpaid principal amount of the 2012 Notes at the time outstanding, plus (c) the aggregate unpaid principal amount of the Prudential Notes at the time outstanding.

“Prime Rate” means, at any time, the greater of:

(a)	the rate of interest per annum established in its sole discretion and reported by Royal Bank from time to time as the reference rate of interest it charges to customers for Canadian Dollar loans made by it in Canada (which is not necessarily the lowest rate that Royal Bank is charging any corporate customer); and

(b)	the sum of:

(i)	the average 30 day bankers’ acceptance rate as quoted on Reuters Service page CDOR as at 10:00 a.m. (Toronto time) on such day, expressed as a rate per annum; plus

(ii)	100 basis points;

as to which a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence from time to time. With each quoted or published change in such rate aforesaid of Royal Bank or such bankers’ acceptance rate, there shall be a corresponding change in any rate of interest payable under this agreement based on the Prime Rate in accordance with the calculation above, all without the necessity of any notice thereof to the Borrower or any other person.

“Principal Outstanding” means, at any time, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Advances and BA Equivalent Loans then outstanding made by such Lender under such Credit Facility (including, in the case of the Revolving Facility, such Lender’s portion of Swingline Advances made under section 2.1(6)); and

(ii)	the Face Amount of all Accommodations then outstanding made by such Lender under such Credit Facility by way of Bankers’ Acceptances (whether or not held by such Lender) and Letters of Credit (including the portion of the Face Amount of Letters of Credit allocated to such Lender under section 5.2); and

(b)	when used elsewhere in this agreement with reference to a Credit Facility, the sum of:

(i)	the aggregate principal amount of all Advances and BA Equivalent Loans then outstanding made by the relevant Lenders under such Credit Facility; and

(ii)	the Face Amount of all Accommodations then outstanding made by the relevant Lenders under such Credit Facility by way of Bankers’ Acceptances (whether or not held by the respective Lenders) and Letters of Credit.

“Proxy Agreement” means an agreement between the Department of Defense (DoD) and a Designated Subsidiary and its parents (including the Borrower), pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) DoD 5220.22M for the purpose of industrial security services, which requires the Designated Subsidiary to have a facility security clearance and requires the Designated Subsidiary to be effectively insulated from foreign ownership, control or influence.

“Proxy Subsidiary” means a Designated Subsidiary that has entered into a Proxy Agreement with the Department of Defense (DoD).

“Prudential Notes” means the US $100 million aggregate principal amount of 5.30% Series A Senior Notes due 2017 issued by the Borrower pursuant to an amended and restated note agreement of even date.

“Purchase Agreement” means the agreement entitled “Purchase Agreement” by and among Loral, SS/L, the Borrower and MDA Holdings dated as of June 26, 2012.

“Purchase Money Mortgage” means any Lien given (whether or not to the transferor), assumed or arising by operation of Law to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition or costs of construction of property where:

(a)	the principal amount of such Lien is not in excess of the cost to the obligor of the property encumbered thereby;

(b)	such Lien was created prior to, at the time of or within 120 days after the acquisition, completion of construction or commencement of full operation of such property; and

(c)	such Lien is secured only by the property being acquired by the obligor;

and includes the renewal, extension or refinancing of any such Lien and of the indebtedness represented thereby upon the same property provided that the indebtedness secured thereby and the security therefor are not increased thereby.

“Qualified ECP Guarantor” means, in respect of any ECP Swap Obligation, each MDA Party that has total assets exceeding US$10 million at the time the relevant Guarantee or grant of the relevant Lien becomes effective with respect to such ECP Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rateable Portion” means, as to any Lender, the percentage which:

(a)	such Lender’s Commitment (under either or both of the Credit Facilities, as the case may be);

then constitutes of:

(b)	the aggregate Commitments (under either or both of the Credit Facilities, as the case may be).

“Rating” means a rating assigned to the senior unsecured debt of the Borrower by Moody’s or S&P.

“receiver” includes a receiver, receiver/manager and receiver and manager.

“Reference Lenders” means such Lenders as shall be designated for such purpose by the Borrower and the Administrative Agent.

“Regulation T” means Regulation T of the Board. “Regulation U” means Regulation U of the Board. “Regulation X” means Regulation X of the Board.

“Release” includes releasing, spilling, depositing, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing dumping or migrating, or permitting any of the foregoing to occur (including the abandonment or disposal of any barrels, tanks, containers or other closed receptacles containing or previously containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Revolving Facility” means the revolving credit facility to be made available by the Revolving Lenders for the purposes set forth in section 2.1(2)(a), in an aggregate Principal Outstanding not to exceed US$700 million (subject to increase in accordance with section 2.1(8)).

“Revolving Lenders” means the Lenders providing a Commitment in respect of the Revolving Facility and their successors and permitted assigns.

“Rollover” means, in respect of a CDOR Rate Advance or a US LIBOR Advance, the continuation thereof or any portion thereof for a succeeding Interest Period and, in respect of a Bankers’ Acceptance, the issuance of a further Drawing on any day in a Face Amount not exceeding the Face Amount of such Bankers’ Acceptance, the proceeds of which are used to pay (directly or indirectly) such Bankers’ Acceptance.

“Royal Bank” means Royal Bank of Canada, a Canadian chartered bank.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies Inc. and its successors and assigns.

“Secured Parties” has the meaning ascribed to that term in the Intercreditor Agreement.

“Security” means all items of security given to the Collateral Agent or any of the Secured Parties at any time and from time to time to secure, inter alia, the obligations set forth in the opening paragraph of section 8.1.

“Senior Officer” means, in respect of a corporation, the president or chief executive officer, the chief financial officer, the chief legal officer, an executive vice-president, the director of finance, the controller, the secretary, the treasurer or such other officer as the Administrative Agent may agree to.

“Special Subsidiary” means a subsidiary of the Borrower that is neither a Non-Recourse Subsidiary nor a Wholly-Owned Subsidiary.

“Special Subsidiary Percentage” means, with respect to a specified Special Subsidiary, the percentage of the issued and outstanding shares of such Special Subsidiary held directly or indirectly by the Borrower.

“Specified Purchase Agreement Representations” means the representations and warranties set forth in sections 3.1 to 3.5, 4.1 to 4.7, 4.9, 4.10, 4.21(b), 4.22(a), 4.24 and 4.33 of the Purchase Agreement.

“Specified Representations” means the representations and warranties set forth in sections 7.1 to 7.4, 7.5(a)(i)) and (ii), and 7.19 to 7.22.

“SS/L” means Space Systems/Loral, Inc.

“SS/L Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 20, 2010, by and among SS/L, as borrower, the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse Securities (USA) LLC, as documentation agent, ING Bank N.V., as syndication agent, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent.

“Subordinated Debt” means unsecured Debt which is provided to an MDA Party and is junior in right of payment of principal to the Obligations, all of which Debt shall be subject to a subordination agreement on terms and conditions satisfactory to the Lenders, acting reasonably; for greater certainty, (i) such subordination agreement shall contain restrictions on the ability of the subordinated creditor to accelerate the subordinated obligations (except as may be necessary to preserve or prove claims in bankruptcy or insolvency proceedings) and to initiate bankruptcy or insolvency proceedings, and (ii) Convertible Debentures that meet the preceding criteria may constitute Subordinated Debt.

“subsidiary” means, at any time in respect of a person, any corporation or other entity controlled at such time directly or indirectly by such person, and includes for greater certainty successive subsidiaries of such subsidiary.

“Swingline Advance” has the meaning set forth in section 2.1(6).

“Swingline Lender” means Royal Bank.

“Taking” means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Official Body.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof as of the date hereof or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, including for greater certainty non-resident withholding taxes (but excluding any taxes, franchise taxes, levies, imposts or charge imposed, levied or assessed in respect of or applied on the overall net income of any Lender, net earnings of any Lender, net profits of any Lender or capital or place of business of any Lender or on goods and services purchased by any Lender and any penalties and payments of principal, interest, charges, fees or other amounts made on or in respect thereof), and “Tax” and “Taxation” shall be construed accordingly.

“Term Facility” means the Credit Facility to be made available by the Term Lenders for the purposes set forth in section 2.1(2)(b), on a non-revolving basis and in an aggregate Principal Outstanding not to exceed US$250 million (subject to reduction in accordance with the proviso to section 2.1(1)(b)).

“Term Lenders” means the Lenders providing a Commitment in respect of the Term Facility and their successors and permitted assigns.

“Title Company” shall mean Chicago Title Insurance or other nationally recognized title insurer reasonably satisfactory to the Borrower and the Administrative Agent.

“this agreement”, “herein”, “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this credit agreement, as further supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions “Article”, “section”, “paragraph” and “schedule” followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

“2012 LC Facility” means the letter of credit facility made available to the Borrower, in a maximum aggregate face amount of up to US$150 million, pursuant to an agreement of even date entitled “Amended and Restated LC Facility Agreement (2012)”.

“2012 LC Facility Obligations” means all present and future indebtedness and other liabilities and obligations, whether contingent or absolute, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower or a subsidiary (whether alone or with another or others and whether as principal or surety) under the 2012 LC Facility.

“2012 Notes” means the maximum US $250 million aggregate principal amount of 4.31% Senior Secured Notes due 2024 to be issued by the Borrower pursuant to a note purchase agreement of even date.

“UCC” means, as the context requires in respect of an asset or jurisdiction, the Uniform Commercial Code applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce and in effect from time to time.

“US$ Equivalent Principal Outstanding” means, at any time with respect to a Credit Facility, the amount equal to:

(a)	when used in a context pertaining to Accommodations made by a single Lender under such Credit Facility, the Principal Outstanding in favour of such Lender under such Credit Facility; and

(b)	when used elsewhere in this agreement with reference to a Credit Facility, the Principal Outstanding in favour of all Lenders under such Credit Facility;

in each case calculated and expressed in US Dollars, with each obligation in Canadian Dollars or any other currency converted for purposes of such calculation into the Equivalent Amount in US Dollars.

“US Dollars”, “United States Dollars” and “US$” each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

“US GAAP” means, in relation to any person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time.

“US LIBOR” means, with respect to any Interest Period for any US LIBOR Advance:

(a)	the rate (rounded up to the nearest one hundredth of one percent (1/100th of 1%) if necessary) determined by the Administrative Agent to be the offered rate listed on the “LIBOR 01 Page” (or any display substituted therefor) of Reuter’s Monitor Money Rates Service (or any successor thereto designated by the Administrative Agent) that displays the ICE Benchmark Administration Limited (or its successor) Interest Settlement Rate applicable to such Interest Period, at which deposits in US Dollars are offered to financial institutions in the London interbank market at 11:00 a.m. (London local time) on the date two Business Days in advance of the commencement of such Interest Period; or

(b)	if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days, at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the US LIBOR Advance being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such US LIBOR Advance as would be offered by the Administrative Agent’s London branch to major banks in the offshore US Dollar market at their request at approximately 11:00 a.m. (London local time) two (2) Business Days prior to the first day of such Interest Period;

provided that if any such rate is below zero, US LIBOR will be deemed to be zero.

“US Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any MDA Party or any of its respective ERISA Affiliates or to which any MDA Party or any of its respective ERISA Affiliates contributes or has an obligation to contribute.

“US-Owned Assets” means assets owned by the United States Department of Defense or any other agency of the United States government, and any assets that are qualified as classified assets by any applicable Laws of the United States.

“Wholly-Owned Subsidiary” means a subsidiary of the Borrower, all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Computation of Time Periods.

(1)	Inclusion Rules. In this agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(2)	Ibid. Where in this agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

1.3	Accounting Terms.

(1)	All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with IFRS; provided that, in respect of the Acquisition, the Borrower will in respect of its financial statements for the Financial Year in which the Acquisition occurs need to refer to US GAAP, and will provide to the Administrative Agent a reconciliation of such references to IFRS.

(2)	If:

(a)	the Borrower or any of its subsidiaries adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements, and such change would require disclosure under IFRS in the consolidated financial statements of the Borrower; or

(b)	the Borrower has made a determination to maintain its accounts in accordance with US GAAP;

and either such event would cause an amount required to be determined for the purposes of the financial covenants in section 10.2(12) or any financial term used in this agreement (each a “Financial Covenant/Term”) to be materially different than the amount that would be determined without giving effect to such change, the Borrower shall notify the Administrative Agent of such change (an “Accounting Change”). Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the current and immediately prior year’s financial statements in accordance with (in the case of (a) above) IFRS or (in the case of (b) above) US GAAP and state whether the Borrower desires to revise the method of calculating one or more of the Financial Covenants/Terms (including the revision of any of the defined terms used in the determination of such Financial/Covenant Term) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Covenant/Term will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Covenant/Term. The Accounting Change Notice shall be delivered to the Administrative Agent within 60 days after the end of the Financial Quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Financial Quarter or in respect of an entire Financial Year, within 120 days after the end of such period. In connection with any Accounting Change Notice, the Borrower shall forthwith provide to the Administrative Agent any additional information regarding the Accounting Change as the Administrative Agent shall reasonably request.

(3)	If, pursuant to the Accounting Change Notice, the Borrower does not indicate it desires to revise the method of calculating one or more of the Financial Covenants/Terms, the Majority Lenders may within 30 days after receipt of the Accounting Change Notice notify the Borrower that they wish to revise the method of calculating one or more of the Financial Covenants/Terms that has been affected by the Accounting Change in the manner described above.

(4)

If either the Borrower or the Majority Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Covenants/Terms, the Borrower and the Majority Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Covenants/Terms so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until the Borrower and the Majority Lenders have reached agreement in writing on such revised method of calculation, all amounts to be determined hereunder shall continue to be determined without giving effect to the Accounting Change. For greater certainty, if no notice of a desire to revise the method of calculating the Financial Covenants/Terms in respect of an Accounting Change is given by either the Borrower or the Majority Lenders within the applicable time period described above, then the method of calculating the Financial Covenants/Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Covenants/Terms shall be determined after giving effect to such Accounting Change.

(5)	If a compliance certificate is delivered under section 10.1(8)(c) in respect of a Financial Quarter or Financial Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Covenants/Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Covenants/Terms is revised in response to such Accounting Change, or the amounts to be determined pursuant to any of the Financial Covenants/Terms are to be determined without giving effect to such Accounting Change, the Borrower shall deliver a revised compliance certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this section 1.3(5) shall be deemed to have never occurred.

1.4	Incorporation of Schedules.

Schedules 1 to 11 annexed hereto shall, for all purposes hereof, form an integral part of this agreement.

1.5	Gender; Singular, Plural, etc.

As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.

1.6	Use of Certain Words.

The words “including” and “includes”, when either follows any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

1.7	Successors, etc.

In this agreement:

(a)	reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that transfers and assignments by the Borrower and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

(b)	references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

(c)	reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

1.8	Interpretation not Affected by Headings, etc.

The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.9	General Provisions as to Certificates and Opinions, etc.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Administrative Agent or any Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the Borrower to have such action taken, and any certificate executed by the Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate

1.10	Existing Accommodations.

For greater certainty, the parties confirm that, at such time as the conditions precedent set forth in section 6.1 have been satisfied, fulfilled or otherwise met to the satisfaction of the Lenders, the obligations outstanding under the Credit Facility (as defined in the Existing Credit Agreement) and described in schedule 7 annexed hereto shall for all purposes constitute Obligations under the Revolving Facility.

Article 2

THE CREDIT FACILITIES

2.1	Credit Facilities.

(1)	Commitment. The Credit Facilities to be made available, subject to the terms and conditions of this agreement, are as follows:

(a)	the Revolving Facility, to be made available to the Borrower by the Revolving Lenders on a revolving basis, in the principal amount of up to but not exceeding US$700 million (or the Equivalent Amount in Canadian Dollars), subject to increase in accordance with section 2.1(8); and

(b)	the Term Facility, to be made available to the Borrower by the Term Lenders on a non-revolving basis in the principal amount of up to but not exceeding US$500 million (or the Equivalent Amount in Canadian Dollars); provided that:

(i)	in the event that the 2012 Notes have been issued by the Borrower prior to the Closing Date or are issued on the Closing Date concurrently with the initial availability of the Term Facility, the maximum principal amount of the Term Facility shall be reduced by an amount equal to the principal amount of the 2012 Notes so issued; and

(ii)	any issue of the 2012 Notes after the Closing Date shall require a mandatory prepayment and reduction of the Term Facility in accordance with section 2.3(1)(b).

Subject to the terms and conditions herein set forth, each Lender shall make Accommodations available under a Credit Facility pro rata on the basis of such Lender’s Commitment under such Credit Facility as set forth in schedule 1 annexed hereto.

Subject to section 2.11, in no event shall a Lender be obligated to make Accommodations available under a Credit Facility if after making such Accommodations the US$ Equivalent Principal Outstanding of that Lender’s Accommodations under such Credit Facility would exceed such Lender’s Commitment thereunder.

Each Lender shall make available to the Borrower through its Lending Office its Rateable Portion of all Accommodations under each Credit Facility under which it is providing a Commitment.

(2)	Purposes. The Credit Facilities shall be used only for the following purposes:

(a)	in the case of the Revolving Facility, (i) to fund a portion of the payment to be made on account of the purchase price for the Acquisition (including payment of transaction fees and expenses), and (ii) for general corporate purposes, including (but subject to section 2.1(7)) for other acquisitions and the issuance of letters of credit; and

(b)	in the case of the Term Facility, to fund a portion of the payment to be made on account of the purchase price for the Acquisition (including payment of transaction fees and expenses).

(3)	Accommodations. Subject to the terms and conditions of this agreement, Accommodations shall be made available under the Credit Facilities as follows:

Revolving Facility:

Prime Rate Advances

CDOR Rate Advances

Base Rate Advances

US LIBOR Advances

Bankers’ Acceptances and BA Equivalent Loans

Letters of Credit

Term Facility:

Prime Rate Advances

CDOR Rate Advances

Base Rate Advances

US LIBOR Advances

Bankers’ Acceptances and BA Equivalent Loans

provided that:

(a)	the aggregate Face Amount of Letters of Credit issued under the Revolving Facility shall not at any time exceed US$125 million;

(b)	Advances under the Revolving Facility may be made as Swingline Advances by the Swingline Lender on a temporary basis in accordance with section 2.1(6); and

(c)	Accommodations by way of Bankers’ Acceptances and BA Equivalent Loans under a Credit Facility shall be made on a concurrent basis, whereby the Borrower shall request:

(i)	BA Equivalent Loans from each Non-Acceptance Lender under such Credit Facility; and

(ii)	Bankers’ Acceptances from all other Lenders under such Credit Facility.

Subject to the terms and conditions herein set forth, Accommodations will be made available by way of such numbers of draws and up to such dates as are set forth below, namely:

(d)	Revolving Facility – in multiple draws from time to time up to but not including the Final Maturity Date; and

(e)	Term Facility – in one draw only, on the Closing Date as set forth in the following paragraph;

provided that, subject to the following paragraph, Accommodations by way of Conversion and Rollover shall be available under each Credit Facility up to the Final Maturity Date.

The Term Facility will be available in a single draw, to be made on or before November 2, 2012 at an exchange rate (in the case of the portion of such draw in Canadian Dollars, in this paragraph the “C$ Initial Advance”) of 1.0014 Canadian Dollars for each US Dollar. Any unused amount of the Term Facility shall be permanently canceled as of the close of business on November 2, 2012 and the aggregate Commitments in respect of the Term Facility shall be permanently reduced and canceled in an equal amount (on a pro rata basis among the Term Lenders based upon their respective Commitments). Notwithstanding anything else in this agreement to the contrary, for the purpose of determining the Principal Outstanding under the Term Facility at all times under this agreement, the conversion of the C$ Initial Advance will be made at the exchange rate referenced in the first sentence of this paragraph and the C$ Initial Advance may not be converted or maintained thereafter into or as any other Type of Advance other than a Prime Rate Advance or a CDOR Rate Advance.

(4)	Minimum Amounts. Subject to the Majority Lenders under the relevant Credit Facility in any specific instance waiving such requirement, the following minimum amounts shall apply in respect of certain Borrowings and Drawings requested under each Accommodation Request:

(a)	each Bankers’ Acceptance shall be in a Face Amount of C$100,000 or a whole multiple thereof;

(b)	the aggregate Face Amount of Bankers’ Acceptances shall be at least C$3 million (including the aggregate principal amount payable on maturity of concurrent BA Equivalent Loans by virtue of section 4.11), rounded up to a whole multiple of C$100,000 (and in respect of which each of (i) the aggregate of the Face Amount of such Bankers’ Acceptances, and (ii) the aggregate such principal amount of such BA Equivalent Loans will also be a whole multiple of C$100,000);

(c)	the aggregate principal amount of the Prime Rate Advances or CDOR Rate Advances requested in a Borrowing shall be at least C$5 million (or C$3 million in the case of CDOR Rate Advances) and (other than with respect to the Term Facility) a whole multiple of C$100,000;

(d)	the aggregate principal amount of the US LIBOR Advances requested in any Borrowing shall be at least US$5 million and a whole multiple of US$100,000; and

(e)	the aggregate principal amount of the Base Rate Advances requested in a Borrowing shall be at least US$5 million and a whole multiple of US$100,000.

(5)	Revolving Repayments.

(a)	The Revolving Facility is a so-called “revolving” facility and amounts repaid thereunder may be made the subject of a further Accommodation (subject to compliance with the terms and conditions of this agreement); repayments of the Revolving Facility in accordance with its revolving nature shall be made on one Business Day’s notice for Prime Rate Advances, CDOR Rate Advances, and Base Rate Advances, and three Business Days’ notice for US LIBOR Advances.

(b)	The Term Facility shall not revolve, and amounts repaid or prepaid thereunder may not be the subject of any further Accommodations (other than by way of Conversions or Rollovers) and shall give rise to a cancellation and reduction of the relevant Commitments as set forth in section 2.4.

(6)	Swingline Advances. In the event that the Borrower has a requirement for a Prime Rate Advance or a Base Rate Advance in same day funds in an amount up to US$30 million (or the Equivalent Amount in Canadian Dollars) in the aggregate, the Borrower may (subject to satisfaction of applicable terms and conditions hereof) obtain such Advance (in this section 2.1(6), a “Swingline Advance”) under the Revolving Facility from the Swingline Lender alone. Each Swingline Advance (i) may be made on the same day’s telephone request made on or before 1:00 pm (Toronto time) on such day in the case of Swingline Advances denominated in Canadian Dollars, and 12:00 noon (Toronto time) on such day in the case of Swingline Advances denominated in US Dollars, by the Borrower providing to the Swingline Lender (with a copy to the Administrative Agent) the same information as would be contained in a Borrowing Notice (which shall be deemed to have been so provided), or (ii) shall be made by the Swingline Lender, without notice from or to the Borrower, in respect of any overdraft in any one or more of the Borrower’s accounts with the Swingline Lender by deposit to such account of an amount at least equal to such overdraft. Each Swingline Advance shall be deemed to constitute a utilization of the Revolving Facility funded wholly by the Swingline Lender (and, prior to the repayment of such Swingline Advance with the proceeds of an Accommodation under the Revolving Facility provided by all of the Revolving Lenders, the payments on account thereof shall be allocated wholly to the Swingline Lender) and may not be outstanding more than seven Business Days. The Borrower shall, on or before the seventh Business Day forthwith following the making of a Swingline Advance, repay such Swingline Advance in full, together with all accrued or unpaid interest, either from its own resources or with the proceeds of an Accommodation under the Revolving Facility, failing which the Borrower shall be deemed to have delivered to the Administrative Agent at the close of business in Vancouver on such seventh Business Day an Accommodation Request requesting a Prime Rate Advance or a Base Rate Advance (as the case may be) under the Revolving Facility in the amount of such Swingline Advance. The proceeds of the funding by the other Revolving Lenders under such Accommodation Request shall be applied by the Administrative Agent to repay the Swingline Lender that portion of the Swingline Advance that does not represent the Swingline Lender’s pro rata share (as a Revolving Lender) of the requested Prime Rate Advance or Base Rate Advance. For certainty, it is acknowledged and agreed that the Revolving Lenders shall be obligated to fund their Rateable Portions of any Prime Rate Advance or Base Rate Advance required by this Section 2.1(6) regardless of whether (i) a Default or Event of Default has occurred and is continuing, (ii) an Accommodation Request has actually been delivered by the Borrower or (iii) any other condition in Section 6.2 has been satisfied, fulfilled or otherwise met.

(7)	Acquisitions. In the event that (other than with respect to the Acquisition) the Borrower wishes to utilize proceeds of one or more Accommodations under the Revolving Facility to, or to provide funds to any subsidiary, affiliate or other person to, finance an offer to acquire (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any person (the “Target”) which constitutes a “take-over bid” pursuant to applicable corporate or securities legislation (in any case, a “Takeover”), and if the Takeover is, under applicable Law, such as to require the board of directors of the Target to prepare a directors circular or like document that includes either a recommendation to accept or reject the Takeover or a statement that they are unable to make or are not making a recommendation, then either:

(a)	prior to or concurrently with delivery to the Administrative Agent of any Accommodation Request, the proceeds of which are intended to be utilized as aforesaid, the Borrower shall provide to the Administrative Agent evidence satisfactory to the Administrative Agent (acting reasonably) that the board of directors or like body of the Target, or the holders of all of the securities of the Target, has or have approved, accepted, or recommended to security holders acceptance of, the Takeover;

or:

(b)	the following steps shall be followed:

(i)	at least five Business Days prior to the delivery to the Administrative Agent of such Accommodation Request, the Borrower shall advise the Administrative Agent (who shall promptly advise each Revolving Lender) of the particulars of such Takeover;

(ii)	within three Business Days of being so advised, each Revolving Lender shall notify the Administrative Agent of such Lender’s determination as to whether it is willing to fund under such Accommodation Request; provided that, in the event such Lender does not so notify the Administrative Agent within such three Business Day period, such Lender shall be deemed to have notified the Administrative Agent that it is not so willing to fund; and

(iii)	the Administrative Agent shall promptly notify the Borrower of each such Lender’s determination;

and in the event that any Revolving Lender (each, a “Declining Lender”) has notified or is deemed to have notified the Administrative Agent that it is not willing to fund under such Accommodation Request, then such Declining Lender shall have no obligation to fund under such Accommodation Request, notwithstanding any other provision of this agreement to the contrary; provided, however, that each other Revolving Lender (each, a “Financing Lender”) which has advised the Administrative Agent it is willing to fund under such Accommodation Request shall have an obligation, up to the amount of its unused Commitment under the Revolving Facility, to fund under such Accommodation Request, and such funding shall be provided by each Financing Lender in accordance with the ratio, determined prior to the provision of such funding, that the Commitment of such Financing Lender under the Revolving Facility bears to the aggregate the Commitments of all the Financing Lenders under the Revolving Facility.

If Accommodations are provided in the manner contemplated by section 2.1(7)(b) and there are Declining Lenders, subsequent Accommodations under the Revolving Facility shall be funded firstly by Declining Lenders having unused Commitments under the Revolving Facility, and subsequent repayments under the Revolving Facility shall be applied firstly to Financing Lenders, in each case until such time as the proportion that the amount of each Revolving Lender’s Principal Outstanding under the Revolving Facility bears to the aggregate Principal Outstanding under the Revolving Facility is equal to such proportion which would have been in effect but for the application of this section 2.1(7).

For greater certainty, in no event shall a Declining Lender be obligated to purchase any participation in accordance with section 14.1(2) to the extent that the shortfall in such Declining Lender’s share of outstanding Obligations under the Revolving Facility is attributable to the operation of this section 2.1(7).

(8)	Accordion. Upon written notice to the Administrative Agent, the Borrower may at any time request an increase in the aggregate Commitments under the Revolving Facility of up to US$300 million. The Lenders at the time of such request shall not be obliged to participate in any requested increase and the Borrower may pursue and include new lenders to assist in funding the increase in the Revolving Facility; provided that the addition of new lenders shall be subject to:

(a)	the consent of the Administrative Agent and the Fronting Lender;

(b)	the provision by the Administrative Agent of notice of the submission by the Borrower of a request under this section 2.1(8) not less than five Business Days’ prior to the date of any increase in the aggregate Commitments; and

(c)	the execution and delivery by such new lenders of such accession or similar agreements as may be advised by Lenders’ Counsel in order that such new lenders shall be bound by the terms and conditions of this agreement.

(9)	Lending Offices. A Lender may from time to time by written notice to the Administrative Agent (with a copy to the Borrower) make an election to change a Lending Office to another office, branch or location; provided that, unless an Event of Default shall have occurred and be continuing, the consent of the Borrower to a change under this section 2.1(9) shall be required (which consent shall not be unreasonably withheld, it being acknowledged that the Borrower may reasonably object to a change if the result thereof would be to subject the Borrower to a gross-up obligation under section 11.6 or other Increased Costs).

2.2	Repayment.

(1)	Credit Facilities Repayment.

(a)	Revolving Facility – The Principal Outstanding under the Revolving Facility will be repaid in full on the Final Maturity Date.

(b)	Term Facility – The Principal Outstanding under the Term Facility will be repaid as set forth in this section 2.2(1)(b). In this section 2.2(1)(b), the term “Closing Date Balance (Term)” means the Principal Outstanding under the Term Facility at the close of business in Toronto on the Closing Date before giving effect to any payment described in the immediately following items (i) to (v).

(i)	On the first anniversary of the last day of the Financial Quarter in which the Closing Date occurs, 5% of the Closing Date Balance (Term) will be repaid;

(ii)	On the last day of each of the four Financial Quarters immediately following the payment in (i), 1.25% of the Closing Date Balance (Term) will be repaid;

(iii)	On the last day of each of the four Financial Quarters immediately following the last of the payments in (ii), 2.5% of the Closing Date Balance (Term) will be repaid;

(iv)	On the last day of each of the three Financial Quarters immediately following the last of the payments in (iii), 2.5% of the Closing Date Balance (Term) will be repaid; and

(v)	On the Final Maturity Date, the remaining Principal Outstanding under the Term Facility will be repaid in full.

(2)	Interest. At the same time as any mandatory or voluntary repayment or prepayment of principal is made hereunder, the Borrower shall also pay all accrued and unpaid interest on the principal amount being repaid or prepaid.

(3)	Foreign Exchange Fluctuations. If at any time the US$ Equivalent Principal Outstanding under a Credit Facility (subject in the case of the Term Facility to the last paragraph of section 2.1(3)), as calculated by the Administrative Agent as at the first Business Day of a calendar month, shall exceed 105% of the aggregate Commitments of the Lenders thereunder by virtue of a change in the Equivalent Amount in US Dollars of Accommodations made in any other currencies, the Borrower shall within five Business Days following demand therefor by the Administrative Agent at the Borrower’s election either (i) pay to the Administrative Agent on account of the Principal Outstanding such amount as is required to reduce such US$ Equivalent Principal Outstanding to, or below, such aggregate Commitments, or (ii) pay such excess amount to the Administrative Agent, to be held by the Administrative Agent as cash collateral security for the Obligations under the relevant Credit Facility as they come due.

(4)	Exceeding Commitments. Subject to section 2.2(3), if at any time the US$ Equivalent Principal Outstanding under a Credit Facility (subject in the case of the Term Facility to the last paragraph of section 2.1(3)), as calculated by the Administrative Agent, shall exceed the aggregate Commitments of the Lenders under such Credit Facility, the Borrower shall within five Business Days following demand therefor by the Administrative Agent pay to the Administrative Agent such amount as is required to reduce such US$ Equivalent Principal Outstanding to, or below, such aggregate Commitments.

2.3	Mandatory Reductions and Prepayments.

(1)	Term Facility. Upon the occurrence of any of events set forth in (a) to (d) below, the Borrower shall be required to apply the net proceeds of such event to the mandatory prepayment of the Term Facility in accordance with the terms of this section 2.3, which prepayment shall permanently reduce the availability of the Term Facility:

(a)	subject to section 2.3(3), Asset Dispositions by any MDA Party or MDA Pledgor, excluding Permitted Dispositions; provided that it will not be necessary to effect a mandatory prepayment in the event that, both before and on a pro forma basis after such disposition, the ratio of Consolidated Debt to EBITDA does not exceed 1.75:1 (and, in the event that such ratio does exceed 1.75:1 after such Asset Disposition, it shall be necessary to effect such a prepayment only to the extent necessary to bring such ratio down to 1.75:1); provided further that, in the case of a disposition of Orbital Receivables, it shall be necessary to effect a mandatory prepayment hereunder in the full amount of the net proceeds thereof notwithstanding the said ratio;

(b)	the incurrence by any MDA Party of indebtedness for borrowed money, including obligations with respect to bankers’ acceptances, but excluding:

(i)	the Credit Facilities;

(ii)	the 2012 LC Facility (or its replacement);

(iii)	proceeds of Purchase Money Mortgages;

(iv)	Convertible Debentures; and

(v)	transactions between the Borrower and any subsidiary of the Borrower or between subsidiaries of the Borrower; and

(c)	the issuance of equity securities by the Borrower; provided that, for the purposes of this section 2.3(1)(c), the issuance of Convertible Debentures shall be deemed to be an issuance of equity securities irrespective of the treatment of same under IFRS; provided further that it will not be necessary to effect a mandatory prepayment:

(i)	in respect of an issuance of equity securities to the extent that the proceeds of such equity issuance are used in an acquisition within six months of such issuance, if the pro forma (post-acquisition) ratio of Consolidated Debt to EBITDA (the “Post-Acquisition Ratio”) does not exceed the ratio of Consolidated Debt to EBITDA as reported by the Borrower as at the most recently-completed Financial Quarter (the “Pre-Acquisition Ratio”) (and, in the event that such Post-Acquisition Ratio does exceed such Pre-Acquisition Ratio, it shall be necessary to effect such a prepayment only to the extent necessary to bring such Post-Acquisition Ratio down to such Pre-Acquisition Ratio);

(ii)	in any case, in respect of an issuance of equity securities if, both before and on a pro forma basis after such issuance, the ratio of Consolidated Debt to EBITDA does not exceed 1.75:1 (and, in the event that such ratio does exceed 1.75:1 after such issuance, it shall be necessary to effect such a prepayment only to the extent necessary to bring such ratio down to 1.75:1); or

(iii)	in respect of the issuance of equity securities pursuant to any equity compensation plan of the Borrower.

(d)	subject to section 2.3(3), receipt by the Borrower of any monies by way of a rebate, refund or reduction of the purchase price payable under the Purchase Agreement (including pursuant to litigation or a settlement thereof); provided that it will not be necessary to effect a mandatory prepayment in the event that, both before and on a pro forma basis after such receipt, the ratio of Consolidated Debt to EBITDA does not exceed 1.75:1 (and, in the event that such ratio does exceed 1.75:1 after such receipt, it shall be necessary to effect such a prepayment only to the extent necessary to bring such ratio down to 1.75:1);

(2)	Reduction and Repayment. Any reduction in the Commitments, and resulting prepayment, under the Term Facility by virtue of an event described in section 2.3(1) shall be applied or allocated to each Lender in an amount equal to the Prepayment Portion applicable to such Lender of the amount of net proceeds in respect of such event, and shall be applied in inverse order against amounts payable in accordance with section 2.2(1)(b) (excluding any amounts payable on the Final Maturity Date). In the event and to the extent that any one or more holders of Prudential Notes and 2012 Notes shall fail to accept a Prepayment Offer under and as defined in the relevant note purchase agreement, all amounts that would have been used to redeem such Prudential Notes or 2012 Notes under such note purchase agreement shall be used to effect a further prepayment under this section 2.3, which further prepayment will be allocated to the Lenders pro rata on the basis of their respective Principal Outstanding under the Term Facility.

(3)	Reinvestment. In the event that the Borrower shall effect an Asset Disposition, or receive monies by way of a rebate, refund or reduction of the purchase price payable under the Purchase Agreement (including pursuant to litigation or a settlement thereof), in circumstances where a mandatory prepayment would have been required by section 2.3(1) but for the fact that the Term Facility had been retired in full, the Borrower shall ensure that the proceeds of such Asset Disposition, rebate, refund or reduction shall be reinvested in the Borrower’s business within 180 days of receipt.

2.4	Voluntary Reductions and Prepayments.

(1)	Reductions of Revolving Commitments. The Borrower shall have the right at any time and from time to time, without penalty or bonus, upon at least three Business Days’ prior notice to the Administrative Agent in the form of schedule 6 annexed hereto, to terminate the whole or reduce in part on a permanent basis the unused portion of the Commitments of the Revolving Lenders under the Revolving Facility (pro rata among the Revolving Lenders on the basis of their respective Commitments under the Revolving Facility); provided that each partial reduction shall be in an aggregate minimum amount of US$5 million and multiples in excess thereof of US$1 million.

(2)	Prepayment of Credit Facilities. In addition to repayments made under the Revolving Facility in accordance with the revolving nature thereof under section 2.1(5)(a), the Borrower shall have the right at any time and from time to time, without penalty or bonus but subject to section 11.5, upon at least three Business Days’ prior notice to the Administrative Agent, to effect a voluntary prepayment on account of the Principal Outstanding under either or both Credit Facilities, which prepayment (subject to the Majority Lenders under the relevant Credit Facility in any specific instance waiving such requirement) shall be in an aggregate minimum amount of $5 million and multiples in excess thereof of $1 million or in the full amount of the Principal Outstanding under such Credit Facility; provided that any prepayment under this section 2.4(2) shall be applied firstly against the Term Facility.

(3)	Order. Any prepayment under section 2.4(2) shall reduce the Commitments of the Lenders in respect of the relevant Credit Facility on a permanent basis (pro rata among such Lenders on the basis of their respective Commitments under such Credit Facility), and in the case of the Term Facility shall be applied pro rata against amounts payable in accordance with section 2.2(1)(b) (excluding any amounts payable on the relevant Final Maturity Date).

(4)	Return of Letters of Credit. The Borrower may at any time and from time to time, at its option, return any outstanding Letter of Credit to the Fronting Lender for cancellation.

2.5	Payments.

(1)	Payment Account. The Borrower shall make each payment to be made hereunder not later than 10:00 a.m. (Vancouver time) in the currency of the Accommodation or other obligation in respect of which such payment is made (be it Canadian Dollars, US Dollars or another currency) on the day (subject to section 2.5(2)) when due, in immediately available funds, by deposit of such funds to the applicable Payment Account.

(2)	Business Day. Subject to the next following sentence, whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. If any such extension would cause any payment of interest or fees on an Accommodation to be made in the next following calendar month, such payment shall be made on the last preceding Business Day.

(3)	Application. Unless otherwise provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent as follows:

(a)	first, to fulfil the Borrower’s obligation to pay accrued and unpaid interest due and owing (including interest on overdue interest and on other amounts), excluding interest accruing on BA Equivalent Loans;

(b)	second, to fulfil the Borrower’s obligation to pay any fees which are due and owing to the Lenders hereunder (including those fees set forth in section 2.7), and any Increased Costs and other unpaid costs, expenses and other amounts payable to the Lenders in connection with any of the Credit Facility Documents;

(c)	third, to fulfil the Borrower’s obligation to pay interest accruing on BA Equivalent Loans and any amounts due and owing on account of Principal Outstanding under the Credit Facilities (including in respect of the Face Amount of outstanding Bankers’ Acceptances and Letters of Credit); and

(d)	fourth, to the Borrower or as any court of competent jurisdiction may otherwise direct;

and in respect of which each claim at the same level as set forth in paragraph (a), (b) or (c) above shall rank pari passu in all respects.

(4)	Pro Rata Basis. All payments of principal, interest and fees to the Lenders, unless otherwise expressly stipulated, shall be made for the account of, and distributed by the Administrative Agent to, the Lenders pro rata on the basis of the amounts respectively owed to them as (as applicable) principal, interest or fees under the relevant Credit Facility.

(5)	Netting. If on any date liquidated amounts (other than interest and fees) would be payable under this agreement in the same currency by the Borrower to certain Lenders and by such Lenders to the Borrower, then on such date, at the election of and upon notice from the Administrative Agent stating that netting is to apply to such payments, each such party’s obligations to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by the Borrower to such Lenders exceeds the aggregate amount that would otherwise have been payable by such Lenders to the Borrower or vice versa, such obligations shall be replaced by an obligation upon the Borrower or such Lenders by whom the larger aggregate amount would have been payable to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount.

(6)	Payments Free of Set-off. Except as set forth in section 2.5(5), each payment made by the Borrower on account of the Obligations shall be made without set-off or counterclaim.

2.6	Computations.

(1)	Basis. All computations of:

(a)	interest based on the Prime Rate or the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days or, in the case of a leap year, 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; and

(b)	interest based on US LIBOR shall be made by the Administrative Agent on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Computation of fees under sections 2.7(a), 4.6 and 5.8(1) and (2) shall be made by the Administrative Agent on the basis of a year of 365 days or (in the case of a leap year and only with respect to fees under sections 2.7(a) and 5.8(1) and (2)) 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an amount of interest, Discount Proceeds or fees payable by the Borrower hereunder shall be conclusive and binding for all purposes, absent demonstrated error.

(2)	Interest Act (Canada).

(a)	For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest based on US LIBOR is equivalent may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days to the same calendar date in the next calendar year (or 365 days if the calculation is made as of February 29) and the denominator of which is 360.

(b)	In no event shall aggregate “interest” as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46 (as the same shall be amended, replaced or re-enacted from time to time) payable by the Borrower to the Administrative Agent or any Lender under this agreement or any other Credit Facility Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this agreement or such other Credit Facility Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this agreement or any other Credit Facility Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the Borrower. For the purposes of this agreement and each other Credit Facility Document to which the Borrower is a party, the effective annual rate of interest payable by the Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

2.7	Fees.

The Borrower shall pay to the Administrative Agent the following fees, calculated as follows:

(a)

a standby fee (for the account of the Revolving Lenders pro rata on the basis of their respective Commitments under the Revolving Facility) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin, calculated on the difference from time to time between the aggregate Commitments under the Revolving Facility (as reduced in accordance with section 2.4) and the aggregate Principal Outstanding under the Revolving Facility (excluding Swingline Advances); such fee shall be payable in US Dollars, calculated daily from the Closing Date to the Final Maturity Date, and payable quarterly in arrears on the first day of each January, April, July, and October and on the Final Maturity Date; and

(b)	the fees agreed with the Administrative Agent in a letter of even date.

2.8	Interest on Overdue Amounts.

Except as otherwise provided in this agreement, each amount owed by the Borrower to a Lender which is not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Base Rate (in the case of amounts denominated in US Dollars) or the Prime Rate (in the case of amounts denominated in Canadian Dollars), in each case plus two (2%) percent per annum in excess of the Applicable Margin.

2.9	Where Borrower Fails to Pay.

Unless the Administrative Agent has been notified in writing by the Borrower at least one Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each relevant Lender on such payment date an amount equal to the portion of such payment which is due to such Lender pursuant to this agreement. If the Borrower does not in fact remit such payment to the Administrative Agent, the Administrative Agent shall promptly notify each such Lender and such Lender shall forthwith on demand repay to the Administrative Agent an amount equal to the portion of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Prime Rate or the Base Rate.

2.10	Account Debit Authorization.

The Borrower authorizes and directs the Administrative Agent, in its discretion, to automatically debit, by mechanical, electronic or manual means, all bank accounts of the Borrower maintained with the Administrative Agent for all amounts due and payable under this agreement on account of principal, interest and fees hereunder comprised in the Obligations.

2.11	Administrative Agent’s Discretion on Allocation.

In the event that it is not practicable to:

(a)	allocate to each relevant Lender its Rateable Portion of an Accommodation in accordance with section 3.2 or 4.1(2) by reason of the occurrence of circumstances described in Article 11; or

(b)	allocate a Drawing among the relevant Lenders in accordance with section 4.1(2) such that the aggregate amount of Bankers’ Acceptances required to be accepted hereunder complies with the minimum amounts or increments set forth in section 2.1(4);

the Administrative Agent is authorized by the Borrower and each relevant Lender to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances. All fees in respect of and repayments in connection with any such Accommodation, as well as future Accommodations, shall be adjusted as among the relevant Lenders by the Administrative Agent accordingly.

2.12	Rollover and Conversion.

(1)	General. Subject to the terms and conditions of this agreement, the Borrower may from time to time request that any Bankers’ Acceptance or type of Advance or any portion thereof be rolled over or converted in accordance with the provisions hereof.

(2)	Request. Each request by the Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Accommodation Request to the Administrative Agent and the provisions of Article 3 or Article 4 shall apply to each request for a Rollover or Conversion as if such request were a request thereunder for a Borrowing or a Drawing (as the case may be).

(3)	Effective Date. Each Rollover or Conversion of a CDOR Rate Advance, a US LIBOR Advance or Bankers’ Acceptance shall be made effective as of, in the case of a CDOR Rate Advance or a LIBOR Advance, the last day of the subsisting Interest Period and, in the case of a Bankers’ Acceptance, the maturity date applicable thereto.

(4)	Failure to Elect. If the Borrower does not deliver an Accommodation Request at or before the time required by section 2.12(2) and:

(a)	in the case of a Bankers’ Acceptance fails to give three Business Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender the Face Amount thereof on the maturity date or if the Borrower gives such notice but fails to act in accordance with it, the Borrower shall be deemed to have requested a Conversion of the Face Amount thereof to a Prime Rate Advance and all of the provisions hereof relating to a Prime Rate Advance shall apply thereto;

(b)	in the case of a CDOR Rate Advance, fails to give two Business Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Advance for a further Interest Period of one[1] month, and all of the provisions hereof applicable to CDOR Rate Advances shall apply thereto; or

(c)	in the case of a US LIBOR Advance, fails to give three Business Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Rollover of such Advance for a further Interest Period of one month, and all of the provisions hereof applicable to US LIBOR Advances shall apply thereto.

[1]	Please note that the Second Amendment to the 2012 Credit Agreement dated May 14, 2014, called for replacement of the word “one” with the word “two” in this Section 2.12(4)(b). We have assumed this only referred to the first instance of the word “one”, and have left the second instance unchanged.

2.13	Extensions of Final Maturity Date.

(1)	The Borrower may, at its option, by delivering to the Administrative Agent a written extension request, request the Lenders to extend the Final Maturity Date, provided that (a) this request cannot be made more than once in any calendar year and (b) the requested Final Maturity Date not exceed four years from the effective date of such requested extension.

(2)	Promptly after receipt from the Borrower of an executed extension request, the Administrative Agent shall deliver to each Lender a copy of such request, and each such Lender shall, within 30 days after receipt of such extension request (the “Election Date”), advise the Administrative Agent in writing whether such Lender will agree to extend its Final Maturity Date; provided that if any Lender fails to so advise the Administrative Agent by the Election Date, then such Lender shall be deemed to have advised the Administrative Agent that it will not agree to extend its Final Maturity Date. The Administrative Agent shall promptly notify the Borrower if any Lender advises that it will not agree to extend its Final Maturity Date. Subject to any replacement of Non-Extending Lenders under Section 11.7, the Administrative Agent shall only extend the Final Maturity Date upon the agreement of the Majority Lenders, and any such extension shall apply only to those Lenders which provided their consent to such extension (the “Extending Lenders”). The determination of each Lender whether or not to extend the Final Maturity Date applicable to it shall be made by each individual Lender in its sole discretion.

(3)	As soon as all of the Lenders have advised, or are deemed to have advised, the Administrative Agent whether or not they will be extending the Final Maturity Date, the Agent shall either:

(a)	deliver to the Borrower (with a copy to each such Lender) a written extension signed by the Administrative Agent; or

(b)	notify the Borrower that the request for extension has been denied.

(4)	If the extension is approved by less than all of the Lenders, then the Administrative Agent shall also advise the Borrower of any Lender(s) which did not agree to the requested extension (each, a “Non-Extending Lender”), each Non-Extending Lender’s Rateable Portion of the Obligations then outstanding and the amount, if any, by which each Extending Lender is prepared to increase its Commitment in the event the Borrower proposes to assign the Commitment of a Non-Extending Lender under Section 11.7.

(5)	Upon the delivery to the Borrower of a written extension, the current Final Maturity Date of the Extending Lenders shall be extended for up to four years as specified in such written extension and the current Final Maturity Date for the Non-Extending Lenders will remain unchanged.

(6)	Each Non-Extending Lender shall be deemed to be an Affected Lender for the purposes of Section 11.7.

(7)	Clauses (1) through (6) of this Section 2.13 shall apply from time to time to permit successive extensions to the Final Maturity Date prior to the then current Final Maturity Date of the Extending Lenders; provided that, unless agreed otherwise by the Borrower, the Administrative Agent and any Non-Extending Lender, such Non-Extending Lender shall be excluded from this Section 2.13 with respect to any future extensions.

Article 3

ADVANCES

3.1	Advances.

(1)	Commitments.

(a)	Each Revolving Lender agrees (on a several basis with the other Revolving Lenders, up to the amount of such Lender’s Commitment under the Revolving Facility), on the terms and conditions herein set forth, to make Advances under the Revolving Facility.

(b)	Each Term Lender agrees (on a several basis with the other Term Lenders, up to the amount of such Lender’s Commitment under the Term Facility), on the terms and conditions herein set forth, to make an Advance under the Term Facility on the Closing Date.

(2)	Amounts; Availability. The aggregate principal amount of each Borrowing shall comply with, and the availability thereof shall be subject to, section 2.1(4).

3.2	Making the Advances.

(1)	Notice. Each Borrowing shall be made on at least three Business Days’ (in the case of US LIBOR Advances) or two Business Days’ (in the case of CDOR Rate Advances) or one Business Day’s (in the case of other types of Advance) prior notice given not later than 10:00 a.m. (Local Time) by the Borrower to the Administrative Agent, and the Administrative Agent shall give to each relevant Lender prompt notice thereof and of such Lender’s Rateable Portion of each type of Borrowing to be made under the Borrowing. Each such notice of a Borrowing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing), with the same information as would be contained in an Accommodation Request, including the requested date of such Borrowing and the aggregate amount of each type of Advance comprising such Borrowing.

(2)	Lender Funding. Except in connection with a Rollover or Conversion (other than a Conversion from one currency to another), each Lender shall, before 10:00 a.m. (Local Time) on the date and in the currency of the requested Borrowing, deposit to the applicable Payment Account in immediately available funds such Lender’s Rateable Portion (subject to section 2.11) of each type of Advance comprising such Borrowing. Promptly upon receipt by the Administrative Agent of such funds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the Borrower by debiting the Payment Account (or causing such account to be debited), and by crediting such account as the Borrower shall designate (or causing such account to be credited) with such Advances.

(3)

Failure by Lender to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Rateable Portion of each type of Advance comprising such Borrowing, the Administrative Agent may assume that such Lender has made each such Rateable Portion available to the Administrative Agent on the date of such Borrowing in accordance with section 3.2(2) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date corresponding amounts. If and to the extent that such Lender shall not have made its Rateable Portion available to the Administrative Agent, such Lender shall pay such corresponding amounts to the Administrative Agent forthwith on demand. If such Lender shall pay such corresponding amounts to the Administrative Agent, the amounts so paid shall constitute such Lender’s Rateable Portion of such Borrowing for the purposes of this agreement. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amounts, for each day from the date such amounts were made available by the Administrative Agent to the Borrower until the date such amounts are repaid to the Administrative Agent, at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Prime Rate or the Base Rate, together with the Administrative Agent’s reasonable administrative fee. If such Lender shall not pay such corresponding amounts to the Administrative Agent forthwith on demand, the Borrower shall pay such corresponding amounts (together with accrued and unpaid interest at the applicable rate herein set forth for each type of Advance) to the Administrative Agent within two Business Days of demand being made upon it.

(4)	Ibid. The Administrative Agent shall notify the Borrower of the failure of any Lender to make an Advance if:

(a)	such failure has not been remedied within seven days; or

(b)	the Administrative Agent reasonably believes that such failure was caused by any reason other than a technical failure or as a result of a defect in the arrangements hereunder for funding Advances.

The Administrative Agent shall not be liable to the Borrower or any Lender in respect of notice given or not given pursuant to this section 3.2(4). In the event of the continuing failure by any Lender (in this section 3.2(4), the “defaulting Lender”) to make an Advance, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other persons (in this section 3.2(4), the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the defaulting Lender hereunder. The assuming Lender and defaulting Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition.

3.3	Interest on Advances.

The Borrower shall pay interest on the unpaid principal amount of each Advance at the following rates per annum:

(a)	Prime Rate Advances. If and so long as such Advance is a Prime Rate Advance, at a rate per annum equal at all times to the sum of the Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in Canadian Dollars in arrears:

(i)	monthly on the last Business Day of each month; and

(ii)	when such Prime Rate Advance becomes due and payable in full or is the subject of a Conversion.

(b)	CDOR Rate Advances. If and so long as such Advance is a CDOR Rate Advance, at a rate per annum equal at all times during each Interest Period for such CDOR Rate Advance to the sum of the CDOR Rate for such Interest Period plus the Applicable Margin, calculated daily and payable in Canadian Dollars:

(i)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(ii)	when such CDOR Rate Advance becomes due and payable in full or is the subject of a Conversion.

(c)	Base Rate Advances. If and so long as such Advance is a Base Rate Advance, at a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in US Dollars in arrears:

(i)	monthly on the last Business Day of each month; and

(ii)	when such Base Rate Advance becomes due and payable in full or is the subject of a Conversion.

(d)	US LIBOR Advances. If and so long as such Advance is a US LIBOR Advance, at a rate per annum equal at all times during each Interest Period for such US LIBOR Advance to the sum of US LIBOR for such Interest Period plus the Applicable Margin, calculated daily and payable in US Dollars:

(i)	at the end of each Interest Period (except where such Interest Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

(ii)	when such US LIBOR Advance becomes due and payable in full or is the subject of a Conversion.

Article 4

BANKERS’ ACCEPTANCES

4.1	Acceptances.

(1)	Commitment. Each Lender agrees (on a several basis with the other Lenders, up to the amount of such Lender’s Commitment under the relevant Credit Facility), on the terms and conditions herein set forth, to create and purchase Bankers’ Acceptances under the Credit Facilities.

(2)	Amounts. Each Drawing shall be in a Face Amount not less than the minimum amount (or requisite multiple in excess thereof) set forth in, and the availability thereof shall be subject to, section 2.1(4), and such Drawing shall consist of the creation of Bankers’ Acceptances, effected or arranged by the relevant Lenders in accordance with section 4.4, rateably according to their respective relevant Commitments (subject to section 2.11).

4.2	Drawdown Request.

(1)	Notice. Each Drawing shall be made on at least two Business Days’ prior notice, given not later than 10:00 a.m. (Vancouver time) by the Borrower to the Administrative Agent and the Administrative Agent shall give to each Lender prompt notice thereof and of such Lender’s Rateable Portion thereof (subject to section 2.11). Each such notice of a Drawing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing) with the same information as would be contained in an Accommodation Request, including the requested Drawing Date and the Face Amounts of the Bankers’ Acceptances.

(2)	Maturity. The Borrower shall not request in an Accommodation Request a term for Bankers’ Acceptances which would end on a date subsequent to the Final Maturity Date or that would conflict with any repayment stipulated herein.

4.3	Form of Bankers’ Acceptances.

(1)	Form. Each Bankers’ Acceptance shall:

(a)	be in a Face Amount allowing for conformance with section 4.1(2);

(b)	be dated the Drawing Date;

(c)	mature and be payable by the Borrower (in common with all other Bankers’ Acceptances created in connection with such Drawing) on a Business Day which occurs approximately 30 to 180 days after the date thereof or such other periods as shall be acceptable to the relevant Lender(s), in each case subject to availability; and

(d)	be in a form satisfactory to the relevant Lender(s).

(2)	Applicability of DBNA. It is the intention of the parties that, unless the Lender is utilizing a non-interest bearing bill of exchange as defined in the Bills of Exchange Act (Canada), each Bankers’ Acceptance accepted by a Lender under this agreement shall be issued in the form of a “depository bill” (as that term is defined in the Depository Bills and Notes Act (Canada) (the “DBNA”)), be deposited with CDS Clearing and Depository Services Inc. and be made payable to “CDS & Co.” The Administrative Agent and the Lenders shall effect the following practices and procedures and, subject to the approval of the Majority Lenders under the applicable Credit Facility, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this agreement and the requirements of the DBNA, as are reasonably necessary to accomplish this intention:

(a)	each Bankers’ Acceptance accepted and purchased by a Lender hereunder shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act”;

(b)	any reference to authentication of that Bankers’ Acceptance will be removed; and

(c)	that Bankers’ Acceptance shall not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

(3)	Grace. The Borrower hereby waives presentment for payment and any other defence to payment of any amounts due in respect of any Bankers’ Acceptance, and hereby renounces, and shall not claim, any days of grace for the payment of any Bankers’ Acceptance.

4.4	Completion of Bankers’ Acceptance.

Upon receipt of the notice from the Administrative Agent pursuant to section 4.2(1), each relevant Lender is thereupon authorized to execute Bankers’ Acceptances as the duly authorized attorney of the Borrower pursuant to section 4.8, in accordance with the particulars provided by the Administrative Agent.

4.5	Proceeds.

In the case of a Drawing, each relevant Lender shall, for same day value on the Drawing Date specified by the Borrower in the applicable Drawing Notice, credit the Payment Account with the applicable Discount Proceeds of the Bankers’ Acceptances purchased by such Lender for the account of the Borrower.

4.6	Stamping Fee.

The Borrower shall pay to each relevant Lender a stamping fee in Canadian dollars. Such stamping fee shall be payable by the Borrower in advance, on the Drawing Date, and shall be calculated on the Face Amount of such Bankers’ Acceptances on the basis of the number of days in the term of such Bankers’ Acceptances (including the Drawing Date but excluding the maturity date) at a rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin. The parties acknowledge that, inasmuch as the Discount Proceeds are net of the stamping fee, the Borrower shall be deemed to have paid the stamping fee to a Lender upon that Lender paying the applicable Discount Proceeds pursuant to section 4.5.

4.7	Payment at Maturity.

The Borrower shall pay to the Administrative Agent, and there shall become due and payable, on the maturity date for each Bankers’ Acceptance an amount in immediately available funds equal to the Face Amount of the Bankers’ Acceptance. The Borrower shall make each payment hereunder in respect of Bankers’ Acceptances by deposit of the required funds to the applicable Payment Account. Upon receipt of such payment, the Administrative Agent will promptly thereafter cause such payment to be distributed to the relevant Lenders in like funds relating to the payment of Bankers’ Acceptances rateably (based on the proportion that the Face Amount of Bankers’ Acceptances accepted by a relevant Lender maturing on the relevant date bears to the Face Amount of Bankers’ Acceptances accepted by all relevant Lenders maturing on such date). Such payment to the Administrative Agent shall satisfy the Borrower’s obligations under a Bankers’ Acceptance to which it relates and the accepting institution shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

Unless the Borrower notifies the Administrative Agent prior to 10:00 a.m. (Vancouver time) two Business Days’ immediately prior to the maturity date of a Bankers’ Acceptance that the Borrower intends to pay to the Administrative Agent the Face Amount thereof with funds other than the proceeds of Advances, (i) the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent under the relevant Credit Facility requesting the relevant Lenders to make a Prime Rate Advance on such maturity date in an amount equal to such Face Amount, and (ii) the relevant Lenders shall, on such maturity date, make such Prime Rate Advance and apply the proceeds thereof to payment of such Face Amount.

4.8	Power of Attorney Respecting Bankers’ Acceptances.

In order to facilitate issues of Bankers’ Acceptances pursuant to this agreement, the Borrower authorizes each Lender, and for this purpose appoints each Lender its lawful attorney (with full power of substitution), to complete, sign and endorse drafts issued in accordance with section 4.4 on its behalf in handwritten or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, and following acceptance of them as Bankers’ Acceptance under this agreement, then purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Article 4. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by any Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower.

No such Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any draft or Bankers’ Acceptances executed in blank except any such damage, loss or claim arising by reason of the gross negligence, wilful misconduct or fraud of such Lender or its officers, employees, agents or representatives or arising by reason of such Lender or its officers, employees, agents or representatives failing to exercise such care in the custody and safekeeping of such draft or Bankers’ Acceptances as it would exercise in the custody and safekeeping of similar property owned by it.

4.9	Prepayments.

Except as required by section 2.2(3) or (4), 2.3 or 4.10, no payment of the Face Amount of a Bankers’ Acceptance shall be made by the Borrower to a Lender prior to the maturity date thereof. Any such required payment made before the applicable maturity date shall be held in an interest bearing account by the Administrative Agent as cash collateral security to provide for or to secure payment of the Face Amount of such outstanding Bankers’ Acceptance upon maturity, and the Borrower hereby irrevocably authorizes and directs the Administrative Agent to apply such amount on the maturity date for the relevant Drawing to the repayment of the relevant Bankers’ Acceptance. Interest on amounts held on deposit by the Administrative Agent for such deposits shall be paid to the Borrower on the maturity date for the relevant Drawing; provided that, if an Event of Default has occurred, such interest shall be retained by the Administrative Agent and applied to the Obligations. Any such required payment made before the applicable maturity date by the Borrower to the Administrative Agent shall satisfy the Borrower’s obligations under the Bankers’ Acceptance to which it relates. The accepting institution shall thereafter be solely responsible for the payment of the Bankers’ Acceptance and shall indemnify and hold the Borrower harmless against any liabilities, costs or expenses incurred by the Borrower as a result of any failure by such Lender to pay the Bankers’ Acceptance in accordance with its terms.

4.10	Default.

Upon the occurrence of an Event of Default and the Administrative Agent declaring the Obligations to be due and payable pursuant to section 12.2, and notwithstanding the date of maturity of any outstanding Bankers’ Acceptances, an amount equal to the Face Amount of all outstanding Bankers’ Acceptances which the Lenders are required to honour shall thereupon forthwith become due and payable by the Borrower to the Administrative Agent.

4.11	Non-Acceptance Lenders.

The parties acknowledge that a Lender (a “Non-Acceptance Lender”) may not be permitted by applicable Law to, or may not by virtue of customary market practices, stamp or accept commercial drafts. A Non-Acceptance Lender shall, in lieu of accepting and purchasing Bankers’ Acceptances on a Drawing, make a BA Equivalent Loan.

The amount of each BA Equivalent Loan shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which that Non-Acceptance Lender would otherwise be required to accept and purchase as part of such Drawing. To determine the amount of those Discount Proceeds, the hypothetical sale shall be deemed to take place at the Non-Acceptance Discount Rate for that BA Equivalent Loan.

Any BA Equivalent Loan shall be made on the relevant Drawing Date, and shall remain outstanding for the term of the relevant Bankers’ Acceptances.

For greater certainty, concurrently with the making of a BA Equivalent Loan, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the stamping fee which that Lender would otherwise be entitled to receive pursuant to section 4.6 as part of that BA Equivalent Loan if that BA Equivalent Loan was a Bankers’ Acceptance, based on the amount of principal and interest payable on the maturity date of that BA Equivalent Loan. The parties acknowledge that, inasmuch as Discount Proceeds are net of the stamping fees, no further deduction from the BA Equivalent Loan will be necessary on account of the amount equal to such stamping fee.

On the maturity date for the Bankers’ Acceptances required by the Borrower, the Borrower shall pay to each Non-Acceptance Lender the amount of such Lender’s BA Equivalent Loan plus interest on the principal amount of that BA Equivalent Loan calculated at the applicable Non-Acceptance Discount Rate (in effect the date such BA Equivalent Loan was made) from the date of acceptance to but excluding the maturity date of that BA Equivalent Loan.

Article 5

LETTERS OF CREDIT

5.1	Letters of Credit Commitment.

(1)	Issuance. Each Revolving Lender agrees (on a several basis with the other Revolving Lenders), up to the amount of such Lender’s Commitment under the Revolving Facility and subject to section 2.1(3)(a), on the terms and conditions herein set forth, to issue Letters of Credit under the Revolving Facility for the account of the Borrower.

(2)	Types of Issuance. Letters of Credit shall be issued by the Fronting Lender on behalf of the Lenders on a “fronting” basis as contemplated by section 5.2.

(3)	Fronting Fee. The Borrower shall pay a fronting fee in respect of Letters of Credit as provided in section 5.8(2).

5.2	Letters of Credit.

In the event that a Letter of Credit shall be issued on behalf of the Lenders by the Fronting Lender:

(a)	the Principal Outstanding in respect of such Letter of Credit shall be considered to be allocated among the Revolving Lenders pro rata on the basis of their respective Rateable Portions, and on the basis that each such Revolving Lender is liable to, and by entering into this agreement agrees to, indemnify and hold harmless the Fronting Lender in relation to the Fronting Lender’s liability as issuer of such Letter of Credit to the extent of the amount of such pro rata share of such liability;

(b)	for greater certainty and without limiting the generality of section 14.1, the Principal Outstanding among the Revolving Lenders shall be adjusted in the circumstances and in the manner contemplated by section 14.1 in order to reflect the Issuance by the Fronting Lender on behalf of the Revolving Lenders.

5.3	[not used]

5.4	Notice of Issuance.

(1)

Notice. Each Issuance shall be made on at least five Business Days’ prior notice, given in the form of the Fronting Lender’s customary letter of credit application (an “Issue Notice”) not later than 10:00 a.m. (Local Time) by the Borrower to the Fronting Lender (with a copy of each such Notice to the Administrative Agent). Such Issue Notice shall be accompanied by any documents and information pertaining to such request as the Fronting Lender may reasonably request, including, without limitation, documentary and other evidence of the proposed beneficiary’s identity to enable the Fronting Lender to verify the beneficiary’s identity or to comply with Section 326 of the PATRIOT Act and any other applicable Law. In addition, the Borrower shall execute and deliver the Fronting Lender’s customary form of letter of credit indemnity agreement; provided that, if and to the extent that there is any inconsistency between the terms of this agreement and the terms of such customary form of indemnity agreement, the terms of this agreement shall prevail.

(2)	Maturity. Each Letter of Credit shall have an expiration date on a Business Day which occurs no more than 365 days after the Issue Date (or a later date to which the Fronting Lender agrees).

5.5	Form of Letter of Credit.

Each Letter of Credit shall:

(a)	be dated the Issue Date; and

(b)	comply with the definition of Letter of Credit and shall otherwise be satisfactory in form and substance to the Fronting Lender.

Except to the extent otherwise expressly provided herein or in another Credit Facility Document, the Uniform Customs or, as the case may be, ISP98 shall apply to and govern each Letter of Credit.

5.6	Procedure for Issuance of Letters of Credit.

(1)	Issue. On the Issue Date, the Fronting Lender will complete and issue a Letter of Credit in favour of the Beneficiary as specified by the Borrower in its Issue Notice.

(2)	Time for Honour. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 11:00 a.m. (local time at the place of presentation) on such Business Day.

(3)	Text. Prior to an Issue Date, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary prior to payment under the Letter of Credit. The Fronting Lender may require changes in any such documents or certificate.

(4)	Conformity. In determining whether to pay under a Letter of Credit, the Fronting Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

5.7	Payment of Amounts Drawn Under Letters of Credit.

(1)	Obligation to Reimburse. In the event of any request for a drawing under any Letter of Credit, the Fronting Lender may notify the Borrower (with a copy of the notice to the Administrative Agent) on or before the date on which it intends to honour such drawing. The Borrower (whether or not such notice is given) shall reimburse the Fronting Lender on demand by the Fronting Lender in Canadian Dollars, US Dollars or such other currency, as the case may be, of an amount, in immediately available funds, equal to the amount of such drawing together with interest on such amount from and including the date of honouring such drawing until payment is made as if it were an Advance of the nature set forth in section 5.7(2) below.

(2)	Deemed Advance. Unless the Borrower reimburses the Fronting Lender for the amount of such drawing prior to 10:00 a.m. (Local Time) on the fifth Business Day after such drawing (with concurrent advice to the Administrative Agent):

(a)	the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent requesting the Revolving Lenders to make an Advance under the Revolving Facility, on such fifth Business Day, in the form and in an amount (subject to the minimum amount for the requested Advance in accordance with section 2.1(4) as follows:

(i)	in respect of a drawing in Canadian Dollars, a Prime Rate Advance in the amount of such drawing;

(ii)	in respect of a drawing in US Dollars, a Base Rate Advance in the amount of such drawing; and

(iii)	in respect of a drawing in a currency other than Canadian Dollars or US Dollars, a Base Rate Advance in the Equivalent Amount in US Dollars of such drawing; and

(b)	subject to the terms and conditions of this agreement (including those set forth in Article 6), the Revolving Lenders shall make such Advance in accordance with Article 3 and the Borrower shall apply the proceeds thereof (or required portion of such proceeds) to the reimbursement of the Fronting Lender for the amount of such drawing.

(3)	Application of Reimbursement. Any reimbursement payment (including interest) made to the Fronting Lender by the Borrower shall be for the account of the Fronting Lender.

5.8	Fees.

(1)	Issue Fee. The Borrower shall pay to the Administrative Agent (for the account of the Revolving Lenders, pro rata on the basis of their Rateable Portions), in respect of each Letter of Credit outstanding during any portion of a Financial Quarter, an issue fee equal to the applicable rate per annum set forth in the definition of Applicable Margin multiplied by an amount equal to the daily undrawn portion of the Face Amount of such Letter of Credit. Such issue fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than Canadian Dollars or US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the last day of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(2)

Fronting Fee. The Borrower shall pay to the Administrative Agent (for the account of the Fronting Lender), in respect of each Letter of Credit outstanding during any portion of a Financial Quarter in which there is more than one Lender, a fronting fee calculated at such rate as shall from time to time be agreed on an annual basis by the Borrower and the Fronting Lender (in each case in their sole discretion) and set forth in such agreement or other document as shall be so agreed. Such fronting fee shall be payable by the Borrower in the currency of issue in arrears; provided that the Borrower shall pay the Equivalent Amount in US Dollars of any fees payable in respect of Letters of Credit issued in a currency other than Canadian Dollars or US Dollars. Each such payment shall be made within three Business Days after the date that is the earlier to occur of:

(a)	the last day of such Financial Quarter; and

(b)	the termination of such Letter of Credit;

and shall be determined for a period equal to the number of days that the Letter of Credit was outstanding during such Financial Quarter.

(3)	Administration Fee. The Borrower shall pay to the Fronting Lender, upon the issuance, amendment or transfer of each Letter of Credit, the Fronting Lender’s standard documentary and administrative charges for issuing, amending or transferring standby or commercial letters of credit or letters of guarantee of a similar amount, term and risk.

5.9	Obligations Absolute.

The obligation of the Borrower to reimburse the Fronting Lender for drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be fulfilled strictly in accordance with the terms of this agreement under all circumstances, including:

(a)	any lack of validity or enforceability of any Letter of Credit;

(b)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any persons for whom any such transferee may be acting), any Lender or any other person, whether in connection with this agreement, the Credit Facility Documents, the transactions contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Borrower or an affiliate and the Beneficiary of such Letter of Credit);

(c)	any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by the Fronting Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that such payment does not breach the standards of reasonable care specified in the Uniform Customs or disentitle the Fronting Lender to reimbursement under ISP98, in each case as stated on its face to be applicable to such Letter of Credit; or

(e)	the fact that a Default or an Event of Default shall have occurred and be continuing.

5.10	Indemnification; Nature of Lenders’ Duties.

(1)

Indemnity. In addition to amounts payable as elsewhere provided in this Article 5, the Borrower hereby agrees to protect, indemnify, pay and save (i) the Fronting Lender, (ii) each Revolving Lender, and (iii) their respective directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including legal fees and expenses) which the indemnitee may incur or be subject to as a consequence, direct or indirect, of:

(a)	the issuance of any Letter of Credit at the request of the Borrower, other than as a result of the breach of the standards of reasonable care specified in the Uniform Customs or where the Fronting Lender would not be entitled to the foregoing indemnification under ISP98, in each case as stated on its face to be applicable to such Letter of Credit; or

(b)	the failure of the Fronting Lender to honour a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions called in this section 5.10, “Government Acts”).

(2)	Risk. As between (i) the Borrower, and (ii) the Fronting Lender and each Revolving Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued hereunder, by the respective Beneficiaries of such Letters of Credit and, without limitation of the foregoing, none of (iii) the Fronting Lender, or (iv) the Revolving Lenders, shall be responsible for:

(a)	the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged;

(b)	the invalidity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher;

(d)	errors in interpretation of technical terms;

(e)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(f)	the misapplication by the Beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and

(g)	any consequences arising from causes beyond the control of the Fronting Lender, including any Government Acts.

None of the above shall affect, impair or prevent the vesting of any of the rights or powers of (i) the Fronting Lender, or (ii) the Revolving Lenders hereunder. No action taken or omitted by the Fronting Lender under or in connection with any Letter of Credit issued by it or the related certificates, if taken or omitted in good faith, shall put (iii) the Fronting Lender, or (iv) the Revolving Lenders, under any resulting liability to the Borrower (provided that the Fronting Lender acts in accordance with the standards of reasonable care specified in the Uniform Customs and otherwise as may be required under ISP98, in each case as stated on its face to be applicable to the respective Letter of Credit).

5.11	Default, Maturity.

Upon the earlier to occur of (i) the Final Maturity Date, and (ii) the occurrence of an Event of Default and the Administrative Agent declaring the Obligations to be due and payable pursuant to section 12.2, and notwithstanding the expiration date of any outstanding Letters of Credit, an amount equal to the Face Amount of all outstanding Letters of Credit, and all accrued and unpaid fees owing by the Borrower in respect of the issuance of Letters of Credit pursuant to section 5.8, if any, shall thereupon forthwith become due and payable by the Borrower to the Administrative Agent and, except for any amount payable in respect of unpaid fees as aforesaid, such amount shall be held in a trust account by the Administrative Agent and applied against amounts payable under such Letters of Credit in respect of any drawing thereunder.

The Borrower shall pay to the Administrative Agent the aforesaid amount in respect of both any Letter of Credit outstanding hereunder and any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (in this section 5.11, a “Judicial Order”) restricting payment by the Fronting Lender under and in accordance with such Letter of Credit or extending the Fronting Lender’s liability under such Letter of Credit beyond the expiration date stated therein. Payment in respect of each such Letter of Credit shall be due in the currency in which such Letter of Credit is stated to be payable.

The Administrative Agent shall with respect to each Letter of Credit in respect of which a payment has been made as aforesaid, upon the later of:

(a)	the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the Fronting Lender from paying under such Letter of Credit; and

(b)	the earlier of:

(i)	the date on which either the original counterpart of the Letter of Credit is delivered to the Administrative Agent for cancellation or the Fronting Lender is released by the Beneficiary from any further obligations in respect thereof; and

(ii)	the expiry (to the extent permitted by any applicable Law) of such Letter of Credit;

pay to the Borrower an amount equal to the difference between the amount paid to the Administrative Agent by the Borrower pursuant to this section 5.11 and the aggregate amount paid by the Fronting Lender under such Letter of Credit.

Article 6

CLOSING CONDITIONS

6.1	Closing Conditions to Initial Availability.

The Borrower shall not be entitled to an Accommodation under either Credit Facility in accordance with this agreement unless the conditions precedent set forth in this section 6.1 have been satisfied, fulfilled or otherwise met to the satisfaction of the Lenders on the Closing Date, in each case in a manner and in form and substance satisfactory to the Lenders.

(1)	Documents. The Credit Facility Documents (other than (i) each Lender’s form of application, undertaking, indemnity and agreement in respect of Letters of Credit yet to be issued, and (ii) Bankers’ Acceptances yet to be issued) shall have been executed and delivered to the Administrative Agent (or, in the case of the Security, the Collateral Agent), and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed (or arrangements satisfactory to the Lenders for the foregoing shall have been made); provided that, to the extent any Collateral (including the creation or perfection of any Lien) is not or cannot be provided on the Closing Date (other than (i) the pledge and perfection of Collateral with respect to which a security interest may be perfected solely by the filing of financing statements under the UCC or PPSA of any jurisdiction, (ii) the pledge and perfection of security interests in the capital of Designated Subsidiaries with respect to which a lien may be perfected upon closing by the delivery of a share certificate, and (iii) the filing of a short-form intellectual property filing with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities, but may instead be provided within 90 days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent.

(2)	Constating Documents. The Administrative Agent shall have received certified copies of the constating documents of each MDA Party and MDA Pledgor.

(3)	Resolutions. The Administrative Agent shall have received certified copies of resolutions of the boards of directors, managing members and similar controlling entities of each MDA Party and MDA Pledgor authorizing the execution, delivery and performance of the Credit Facility Documents to which it is a party. The Administrative Agent shall have received certified copies of resolutions of the boards of directors of each entity whose shares or other ownership interests constitute Collateral, confirming or approving the security interest granted by the relevant MDA Pledgor and the transfer of the said shares or interests to the Collateral Agent or its nominee or an assignee from either thereof.

(4)	Incumbency. The Administrative Agent shall have received a certificate of the secretary or an assistant secretary respectively of each MDA Party and MDA Pledgor certifying the names and the true signatures of the officers authorized to sign the Credit Facility Documents to which it is a party.

(5)	Good Standing. The Administrative Agent shall have received a certificate of good standing or like certificate in respect of each MDA Party and MDA Pledgor issued by appropriate government officials of its jurisdiction of formation and each other jurisdiction where failure to register or qualify as a foreign or extra-provincial corporation would have or would reasonably be expected to have an MAE.

(6)	Compliance Certificate. The Administrative Agent shall have received a compliance certificate under section 10.1(8)(c) based on the Financial Quarter ended June 30, 2012, on a pro forma basis after giving effect to the Acquisition.

(7)	Fees. The Administrative Agent, Royal Bank (as Lead Arranger) and the Lenders shall have received payment of all fees and all reimbursable expenses then due.

(8)	Representations.

(a)	The Specified Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the Lenders; and

(b)	the Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date and the Administrative Agent shall have received such evidence thereof as shall be satisfactory to the Administrative Agent;

provided that:

(i)	to the extent that any of the foregoing representations with respect to SS/L and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Purchase Agreement; and

(ii)	the accuracy of the Specified Purchase Agreement Representations shall constitute a condition precedent hereunder only to the extent that the accuracy of such representations is a condition to the Borrower’s or any of its affiliates’ obligation to consummate the Acquisition under the Purchase Agreement.

(9)	Financial Statements. The Administrative Agent shall have received the audited consolidated financial statements of the Borrower for the Financial Year ended December 31, 2011 and the unaudited consolidated financial statements of the Borrower for the Financial Quarter ended June 30, 2012.

(10)	Opinions. The Administrative Agent shall have received favourable opinions of counsel to the MDA Parties and MDA Pledgors.

(11)	Acquisition.The Acquisition shall have been consummated, or substantially concurrently with the initial Borrowing under the Credit Facilities shall be consummated, in accordance with the Purchase Agreement and no provision of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Lenders (it being understood that any modification, amendment, consent, waiver or determination in respect of the definition of “Material Adverse Effect” in the Purchase Agreement shall be deemed to be material and adverse to the interest of the Lenders and that any reduction of less than 15% (for greater certainty, exclusive of reductions in price in accordance with section 2.4 of the Purchase Agreement) in the amount of the purchase price shall not be deemed to be material and adverse to the interest of the Lenders.

(12)	No Change. From March 31, 2012 to October 31, 2012, there shall have been no “Material Adverse Effect” (as defined in the Purchase Agreement).

(13)	Existing Credit Agreement. The credit facility under the Existing Credit Agreement shall have been canceled substantially concurrently with the initial availment under the Credit Facilities.

(14)	SS/L Credit Agreement. The credit facility under the SS/L Credit Agreement shall have been canceled and any guarantees and security interests related thereto shall have been released and discharged substantially concurrently with the initial availment under the Credit Facilities.

(15)	Know your Customer, etc. The Lenders shall have received, at least five days before the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer”, anti-terrorist and anti-money laundering rules and regulations, including the PATRIOT Act.

6.2	General Conditions for Accommodations.

The Borrower shall not be entitled to any Accommodations (other than by Conversion or Rollover) after the Closing Date unless and until the conditions precedent set forth in this section 6.2 have been satisfied, fulfilled or otherwise met, in each case in a manner and in form and substance satisfactory to the Lenders.

(1)	Documents. The Credit Facility Documents (other than (i) each Lender’s form of application, undertaking, indemnity and agreement in respect of Letters of Credit yet to be issued, and (ii) Bankers’ Acceptances yet to be issued) shall have been executed and delivered to the Administrative Agent (or, in the case of the Security, the Collateral Agent), and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed, subject to the proviso in section 6.1(1).

(2)	Representations and Warranties. All of the representations and warranties of the MDA Parties and the MDA Pledgors contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of such date as though made on and as of such date (unless expressly stated to be made as of the Closing Date or some other specified date) and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders.

(3)	No Default. No Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the relevant Lenders.

(4)	In respect only of the first Accommodation after the Closing Date:

(a)	Legality. Since the date hereof, the making, maintenance and funding of the Credit Facilities shall not, in the opinion of Lenders’ Counsel, have been made unlawful for any Lender by any Law, or any change therein, or in the published or unpublished interpretation or application thereof by any Official Body.

(b)	Insurance. The Borrower shall have obtained or caused to be obtained the insurance coverage contemplated by Article 9 and provided to the Administrative Agent evidence thereof (including, if requested, certified copies of insurance policies and insurance certificates issued by its broker).

(c)	Permits. The Administrative Agent shall have received a certificate of a Senior Officer of the Borrower to the effect that all Permits required for the respective businesses of the MDA Parties, including those related to Environmental Laws, are in full force and effect, except for those with respect to which the failure to obtain same does not have or could not reasonably be expected to have an MAE.

(d)	Litigation. There shall be no actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any MDA Party or MDA Pledgor before any court or other judicial or administrative entity which have a material likelihood of being determined adversely to it and could, if so adversely determined, reasonably be expected to have an MAE.

(5)	Other. The relevant Lenders shall have received such supporting and other certificates and documentation as such Lenders may reasonably request.

6.3	Conversions and Rollovers.

The obligation of the relevant Lenders to make any Accommodation by Conversion or Rollover under either of the Credit Facilities shall be subject to the condition precedent that no Default or Event of Default shall have occurred and be continuing, and a Senior Officer of the Borrower shall so certify to such Lenders in the applicable Accommodation Request.

6.4	Deemed Representation.

Each of the giving of any Notice and the acceptance or use by the Borrower of the proceeds of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Notice and on the date of any Accommodation being provided and after giving effect thereto, the applicable conditions precedent set forth in this Article 6 shall have been satisfied, fulfilled or otherwise met.

6.5	Conditions Solely for the Benefit of the Lenders.

All conditions precedent to the entitlement of the Borrower to any Accommodations hereunder are solely for the benefit of the relevant Lenders, and no other person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by such Lenders at any time such Lenders deem it advisable to do so in their sole discretion.

6.6	No Waiver.

The making of any Accommodations without one or more of the conditions precedent set forth in this Article 6 having been satisfied, fulfilled or otherwise met shall not constitute a waiver by the relevant Lenders of any such condition, and such Lenders reserve the right to require that each such condition be satisfied, fulfilled or otherwise met prior to the making of any subsequent Accommodations.

6.7	Final Date for Initial Accommodation.

In the event that the Closing Date does not occur prior to the close of business of the Administrative Agent in Vancouver on November 23, 2012, all obligations of the Lenders hereunder shall forthwith terminate without the necessity of any notice to the Borrower or any other person.

Article 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as set forth in this Article 7, acknowledges that the Lenders are relying thereon in entering into this agreement and providing Accommodations from time to time, agrees that no investigation at any time made by or on behalf of the Lenders shall diminish in any respect whatsoever their right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this agreement and the provision of Accommodations from time to time.

7.1	Existence.

Each MDA Party and MDA Pledgor is a corporation or other legal entity duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and the other jurisdictions set forth in schedule 4 annexed hereto, is duly qualified as a foreign or extra-provincial corporation or other legal entity, as the case may be, and is in good standing in all jurisdictions where the failure to so qualify would or would reasonably be expected to have an MAE.

7.2	Corporate Authority.

Each MDA Party and MDA Pledgor has full corporate (or, in the case of non-corporate entities, similar) right, power and authority to enter into, and perform its obligations under, each Credit Facility Document to which it is or will be a party, and each MDA Party has full corporate (or, in the case of non-corporate entities, similar) power and authority to own and operate its properties and to carry on its business as now conducted or as contemplated to be conducted.

7.3	Authorization, Governmental Approvals, etc.

The execution and delivery of this agreement and each other Credit Facility Document, and each other document hereby or thereby contemplated to which it is or will be a party (including by way of assignment) and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of each MDA Party and MDA Pledgor. Except as set forth in schedule 8 annexed hereto, no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens, and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over any MDA Party or MDA Pledgor, is necessary therefor or to perfect the same or to preserve the benefit thereof to the Lenders.

7.4	Enforceability.

This agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Facility Document and each other document hereby or thereby contemplated to which each MDA Party and MDA Pledgor is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Borrower’s counsel delivered pursuant to section 6.1.

7.5	No Breach.

The execution and delivery by the Borrower of this agreement, and by each MDA Party and MDA Pledgor of each other Credit Facility Document and each other document hereby or thereby contemplated to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

(a)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	its constating documents;

(ii)	subject to receipt of the approvals set forth in schedule 8 annexed hereto, any Law;

(iii)	subject to receipt of the approvals set forth in schedule 8 annexed hereto, any contractual restriction binding on or affecting it or its properties; or

(iv)	any writ, judgment, injunction, determination or award which is binding on it; or

(b)	result in, or require or permit:

(i)	the imposition of any Lien (other than Permitted Liens) on or with respect to any properties now owned or hereafter acquired by it; or

(ii)	the acceleration of the maturity of any of its Debt under any contractual provision binding on or affecting it.

7.6	Litigation.

As at the Closing Date, the Borrower is not aware of any actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any MDA Party or MDA Pledgor before any Official Body which have a material likelihood of being determined adversely to it and would, if so adversely determined, reasonably be expected to have an MAE.

7.7	Subsidiaries.

As at the effective date on schedule 4 annexed hereto (i) the only subsidiaries of the Borrower are described in schedule 4 annexed hereto, (ii) the Borrower and each subsidiary owns legally and beneficially (directly or indirectly) the respective portions of the outstanding shares in the capital of the corporations shown as its subsidiaries in schedule 4 annexed hereto, and (iii) except as set forth in schedule 4 annexed hereto, no person (other than an MDA Party or MDA Pledgor) has any agreement, option, right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase of securities in the capital of any Designated Subsidiary.

As at May 1, 2015, the only Proxy Subsidiary is MDA Information Systems, LLC.

7.8	Compliance.

The Borrower is not aware of any basis that any MDA Party or any MDA Pledgor may be, and neither has any MDA Party nor MDA Pledgor received notice that it is alleged to be, in breach of:

(a)	any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

(b)	any other Law applicable to its business or assets;

where such breach or alleged breach has or would reasonably be expected to have an MAE.

7.9	No Default.

No Default or Event of Default has occurred and is continuing, and no default, event of default or other breach on the part of the Borrower has occurred and is continuing under the Prudential Notes or the 2012 Notes.

7.10	Material Contracts.

All material contracts to which any MDA Party is a party are in full force and effect, all conditions precedent thereunder have been satisfied or waived, no MDA Party is in breach thereunder, and as at the Closing Date the Borrower is not aware of any breach thereunder by any counterparty, save for any such matter which has not had and would not reasonably be expected to have an MAE.

7.11	Permits.

All Permits (including environmental Permits) as are required to conduct the respective businesses of the MDA Parties have been obtained or are expected to be obtained in the normal course, save where failure to obtain same has not had and would not reasonably be expected to have an MAE.

7.12	Ownership of Assets.

Each of the MDA Parties owns or has legally enforceable interests in all assets and property (including intellectual property) necessary to the operation of their respective businesses (save where failure to own or have same has not had and would not reasonably be expected to have an MAE), and each MDA Pledgor owns or has interests in all Collateral pledged by it, in each case free and clear of all Liens other than Permitted Liens.

7.13	Tax Returns.

Each MDA Party has filed all material Tax returns which are required to be filed and has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by it, except any such Taxes which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained.

7.14	Financial Statements.

The audited financial statements of the Borrower as of and for the period ended December 31, 2011, copies of which have been delivered to the Administrative Agent, were prepared in accordance with IFRS and present fairly, as at the date thereof, the consolidated financial position of the Borrower.

7.15	Expropriation.

None of the Collateral has been the subject of a Taking by any competent Official Body that has resulted in an MAE or that would reasonably be expected to have an MAE, nor has any notice or proceeding in respect of any such Taking been given or commenced nor is the Borrower aware of any intent or proposal to give any such notice or to commence any such proceeding.

7.16	MAE.

As at the Closing Date, no event or circumstance has occurred since December 31, 2011 which had, or would reasonably be expected to have, an MAE.

7.17	Disclosure.

All information and data (excluding financial projections) that have been or will be made available by the Borrower or any of its affiliates, representatives or advisors to the Administrative Agent or any Lender (whether prior to or on or after the date hereof) in connection with the Acquisition and the Credit Facilities (the “Information”), taken as a whole, is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

All financial projections and budgets concerning the Borrower and its affiliates and the Acquisition (the “Projections”) that have been made or will be prepared by or on behalf of the Borrower or any of its affiliates, representatives or advisors and that have been or will be made available to the Administrative Agent or any Lender in connection with the Acquisition have been and will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable.

The representations and warranties set forth in the preceding two paragraphs of this section 7.17, to the extent that they relate to the Acquisition, shall have effect only as at the Closing Date.

7.18	ERISA

Each of the MDA Parties and their respective ERISA Affiliates is in compliance, in all material respects, with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder, except for such non-compliance that would not reasonably be expected to result in an MAE. No ERISA Event has occurred after the Closing Date that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in an MAE. Except as could not reasonably be expected to have an MAE, the present value of all accumulated benefit obligations under all US Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such US Pension Plans, in the aggregate.

7.19	Investment Company Status.

No MDA Party or MDA Pledgor is an investment company as defined in the Investment Company Act of 1940.

7.20	Federal Reserve Regulations.

(1)	On the Closing Date, none of the Collateral is Margin Stock.

(2)	No MDA Party or MDA Pledgor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(3)	No part of the proceeds of any Accommodation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

7.21	Sanctioned Persons.

No MDA Party or MDA Pledgor appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State; the Borrower will not use the proceeds of the Accommodations in any manner that will result in a violation by any Lender of any United States sanctions administered by OFAC or the U.S. Department of State.

7.22	PATRIOT Act.

To the extent applicable each MDA Party and MDA Pledgor is in compliance, in all material respects, with the Trading with the Enemy Act and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and the USA PATRIOT Act. No part of the proceeds of the Accommodations will knowingly be used in any manner which represents a violation or breach of the preceding sentence or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Laws.

7.23	Ranking of Obligations.

All payment obligations of each MDA Party under the Credit Facility Documents to which it is a party will rank at least pari passu in right of payment with its other most senior indebtedness for borrowed money, other than payment obligations preferred by statute or by operation of Law.

Article 8

SECURITY

8.1	Security.

As continuing collateral security for the payment and performance of:

(i)	the Obligations;

(ii)	the Hedging Obligations;

(iii)	the 2012 LC Facility Obligations;

(iv)	the Prudential Notes;

(v)	the 2012 Notes; and

(vi)	the Cash Management Obligations;

(all of the foregoing on a pari passu basis, and subject to the provisions of the Intercreditor Agreement) there shall be executed and delivered to the Collateral Agent the following documents (other than the Guarantees, which shall be delivered to the Administrative Agent), each of which documents shall be in form and substance satisfactory to the Lenders and subject to section 8.7:

(b)	a Guarantee from each Designated Subsidiary;

(c)	a GSA from each MDA Party;

(d)	a Debenture from each MDA Party that owns or has an interest in the Acquired Real Property or any other material real property, which Debenture may subsume the GSA that would otherwise have been given by such MDA Party and, with respect to real property located in the United States, together with fully-paid American Land Title Association Lender’s Extended Coverage (or other reasonably satisfactory coverage if such coverage is not available in the applicable jurisdiction) mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Collateral Agent, assuring the Collateral Agent that the mortgage, charge, deed of trust or similar agreement creates a valid and enforceable mortgage lien on the relevant Collateral, free and clear of all defects and encumbrances except Permitted Liens, which such title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such endorsements as are reasonably requested by the Collateral Agent; for the purposes of this section 8.1(c), real property shall not be considered to be material if it shall come within the exclusions set forth in section 8.7(a)(iii);

(e)	a pledge of all outstanding shares (or corresponding interests) in the capital of each Designated Subsidiary (including the Acquired Securities); and

(f)	any security instruments or documentation required by the Collateral Agent in connection with the renewal of any of the foregoing security or granted supplemental to such security and such other security and supporting documents reasonably required by the Collateral Agent from time to time to perfect the above security or renewals therefor or reasonably required by the Collateral Agent to give effect to this agreement.

8.2	Designation.

The Borrower may from time to time by notice to the Administrative Agent:

(a)	remove a Wholly-Owned Subsidiary (other than MDA Holdings, Land LLC, SS/L, LuxCo or any intervening subsidiary between the Borrower and any of the foregoing) as a Designated Subsidiary hereunder, on delivery to the Administrative Agent of a written request for such removal, and a certificate of a Senior Officer of the Borrower (and such other evidence as the Administrative Agent shall reasonably request) to the effect that such removal shall not cause a Default or Event of Default, following receipt of which the Administrative Agent shall provide to such subsidiary a release of its obligations under its Guarantee;

(b)	designate a Wholly-Owned Subsidiary as a Designated Subsidiary hereunder on delivery of the following to the Administrative Agent (or, in the case of items (iii) and (iv), the Collateral Agent):

(i)	a written request for such designation;

(ii)	in respect of such subsidiary and (if applicable) any MDA Pledgor, the various documents contemplated by section 6.1(2), (3), (4), (5), (10) and (15);

(iii)	a Guarantee and, subject to section 10.1(18), a GSA or (if applicable) Debenture from such subsidiary, which GSA or Debenture shall constitute first-priority security as contemplated by section 1.1(n); and

(iv)	a pledge of all shares in the capital of such subsidiary held directly or indirectly by the Borrower; and

(c)	designate or remove a subsidiary as a Non-Recourse Subsidiary hereunder on delivery of the following to the Administrative Agent:

(i)	a written request for such designation or removal;

(ii)	a certificate of a Senior Officer of the Borrower (and such other evidence as the Administrative Agent shall reasonably request) to the effect that such designation or removal shall not cause a Default or Event of Default, which certificate shall confirm that, as at the end of the immediately preceding Financial Quarter, the threshold set forth in section 10.1(18) and the negative covenants set forth in section 10.2(12) would have been satisfied on a pro forma basis having regard to such designation or removal; and

(iii)	in the case of a designation, a certificate from a Senior Officer of the Borrower to the effect that such subsidiary is a Non-Recourse Subsidiary and setting forth in reasonable detail the nature of the assets of such subsidiary, the Debt of such subsidiary and the recourse in respect thereof, together with such financial and other information as the Administrative Agent may reasonably request to confirm that such subsidiary is a Non-Recourse Subsidiary;

following which the Administrative Agent shall so advise the Lenders.

8.3	Share Pledges.

All pledges of shares shall include such share certificates (duly endorsed for transfer), powers of attorney (endorsed in blank), approvals of directors, shareholders or others as required for the pledge, and other supporting documents as the Collateral Agent shall reasonably request; provided that share certificates are not required to be delivered in respect of pledged shares in the capital of a Proxy Subsidiary.

8.4	Material Real Property.

The Borrower shall forthwith advise the Collateral Agent and the Administrative Agent of the acquisition by any MDA Party of any material real property interest and upon request will grant or cause to be granted to the Collateral Agent a Debenture from such MDA Party as security for the obligations described in the opening paragraph of section 8.1, which Debenture shall constitute first-priority security as contemplated by section 1.1(n); provided that no such Debenture with respect to any material real property interest located in the United States of America will be entered into by the Collateral Agent prior to the receipt by the Collateral Agent of confirmation from each Secured Party that all applicable requirements placed on such Secured Party under the National Flood Insurance Reform Act of 1994 and related legislation and regulatory requirements with respect to such material real property interest have been satisfied. For the purposes of this section 8.4, real property shall not be considered to be material if it shall come within the exclusions set forth in section 8.7(a)(iii).

8.5	Continued Perfection of Security.

The Borrower shall take such action and execute and deliver to the Collateral Agent such agreements, conveyances, deeds and other documents and instruments as the Collateral Agent shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and the Liens of the Security, in each case forthwith upon request therefor by the Collateral Agent and in form and substance satisfactory to the Lenders acting reasonably.

In particular but without limiting the generality of the foregoing, the Borrower may from time to time provide to the Collateral Agent a deposit account control agreement in respect of a bank account of a Designated Subsidiary in the United States, in form and substance satisfactory to the Collateral Agent acting reasonably, in order that such bank account shall become a DACA Account.

8.6	Essential Assets.

The Borrower shall take such action and execute and deliver to the Collateral Agent such agreements, conveyances, deeds and other documents and instruments as the Collateral Agent shall reasonably request for the purpose of ensuring that the Collateral Agent will always enjoy, and the Security shall always comprise, for the benefit of the Lenders, inter alia, as security for the obligations described in the opening paragraph of section 8.1, to the extent available at Law or under applicable contractual arrangements, a first-ranking and effective Lien over all essential assets such that the failure of the Collateral Agent to enjoy such a Lien thereon would reasonably be expected to result in (i) a material impairment of the ability of the Collateral Agent, the Secured Parties, their respective agent(s) or a receiver to effectively manage any material business of an MDA Party, or (ii) a material reduction in the recovery from the Collateral on a realization of the Security.

8.7	Exclusions.

Notwithstanding anything to the contrary:

(a)	the Collateral shall exclude the following:

(i)	motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a PPSA or UCC financing statement) and certain commercial tort claims;

(ii)	pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by Law or prohibited by agreements containing anti-assignment clauses not overridden by the PPSA, UCC or other applicable Law;

(iii)	except as may be perfected by the filing of a PPSA or UCC financing statement;

(A)	any fee owned real property with a value of less than US$1 million (or the Equivalent Amount in any other currency); or

(B)	any leasehold interest unless, by virtue of the nature of the leasehold premises and any assets affixed thereto, the failure of the Collateral Agent to enjoy a Lien thereon would reasonably be expected to result in (i) a material impairment of the ability of the Collateral Agent, the Secured Parties, their respective agent(s) or a receiver to effectively manage any material business of an MDA Party, or (ii) a material reduction in the recovery from the Collateral on a realization of the Security;

(iv)	intent to use trademark applications;

(v)	equity interests:

(A)	constituting margin stock (provided that the Majority Lenders may require a pledge of margin stock if the value thereof exceeds US$5 million); and

(B)	in any subsidiary that is not a Wholly-Owned Subsidiary if the granting of a security interest in such equity would be prohibited by Law or by organizational or governance documents of any subsidiary or would trigger termination pursuant to any “change of control” or similar provision;

(vi)	any lease, license or other agreement or any property subject to a Purchase Money Security Interest, Capital Lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Facility Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favour of any other party thereto (other than any MDA Party) after giving effect to the applicable anti-assignment provisions of the PPSA, UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition;

(vii)	any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained;

(viii)	those assets as to which the Administrative Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby; provided that, in the case of clauses (v)(B), (vi) and (vii), such exclusion shall not apply:

(A)	to the extent the prohibition is ineffective under applicable anti-assignment provisions of the PPSA, UCC or other applicable Law; or

(B)	to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-assignment provisions of the PPSA, UCC or other applicable Law notwithstanding such prohibition;

(ix)	the Radarsat II ground station and ground control equipment;

(x)	US-Owned Assets; and

(xi)	any inventory that is “specifically identified to contracts-in-process” as such phrase is used in the footnotes to the financial statements of Loral attached as Schedule 4.7(a) to the Purchase Agreement, where the granting of a Lien over such inventory would result in the breach of a contract;

(b)	no control agreements will be required over any deposit accounts or securities accounts except as required to comply with section 10.2(14);

(c)	no actions shall be required to perfect a security interest in letter of credit rights below US$10 million other than the filing of a PPSA or UCC financing statement; and

(d)	a pledge of the outstanding shares (or corresponding interests) in the capital of a Designated Subsidiary that is subject to a Proxy Agreement shall constitute only a charge on the beneficial interest of the MDA Pledgor in such shares, and shall be subject to the terms of such Proxy Agreement.

8.8	Release of Security.

(1)	In the event that the Borrower receives a Rating of “Baa3” from Moody’s or “BBB-” from S&P, then:

(a)	the Borrower may by notice to the Administrative Agent request that the items of Security described in sections 8.1(b),(c), (d), and (e) be released, discharged and (as the case may be) returned to the relevant MDA Parties and MDA Pledgors;

(b)	following receipt of such request, the Administrative Agent will (as long as no Default or Event of Default shall have occurred and be continuing) at the Borrower’s expense arrange for such release, discharge and return so long as the same release shall concurrently occur under the Intercreditor Agreement, the Prudential Note Agreement (as defined in the Intercreditor Agreement), the 2012 Note Agreement (as defined in the Intercreditor Agreement) and any other applicable Credit Documents (as defined in section 10.1(23), and the Borrower shall have delivered certified evidence of the same to the Administrative Agent;

(c)	provided that the foregoing conditions are satisfied, any requirement that such items of Security be delivered in any circumstances and any reference herein to such items of Security shall be disregarded;

(d)	sections 8.3 to 8.7, inclusive, and section 10.1(11) shall be of no further force or effect; and

(e)	the Borrower shall thereafter be under an obligation, and does hereby covenant to, maintain a Rating from either of Moody’s or S&P;

provided, however (and for the avoidance of doubt), if the Borrower receives a Rating from both Moody’s and S&P, then for purposes of this section 8.8(1), the lower of the two Ratings shall apply to these provisions; provided further that, to the extent any consideration is paid or given to any lender or other creditor under any of the Intercreditor Agreement, the Prudential Note Agreement, the 2012 Note Agreement or any other applicable Credit Document in connection with any such release, discharge or return described above, the Borrower shall pay or provide to the Lenders equivalent consideration, determined based upon the respective amounts of credit provided under this agreement and such other Credit Document receiving such consideration, and on a pro rata basis.

(2)	In the event that, following any release of security pursuant to section 8.8(1), (i) the Borrower shall fail to maintain a Rating of “Baa3” from Moody’s or “BBB-” from S&P (and, for the avoidance of doubt, if the Company receives a Rating on its unsecured Debt from both Moody’s and S&P, then the lower of the two Ratings shall apply for purpose of this clause (i)), or (ii) the Borrower shall fail to maintain any Rating from either of Moody’s or S&P, then:

(a)	the Administrative Agent may by notice to the Borrower request that the items of Security described in sections 8.1(b), (c), (d) and (e) be executed and delivered to a collateral agent for the benefit of the Lenders pursuant to intercreditor arrangements satisfactory to the Majority Lenders by the relevant MDA Parties and MDA Pledgors;

(b)	within 90 days following receipt of such request, the Borrower will at its expense arrange for the Credit Facility Documents comprising such items of Security to be executed and delivered to the Collateral Agent, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by such Security (subject only to Permitted Liens) to be completed (or arrangements satisfactory to the Lenders for the foregoing shall have been made);

(c)	upon receipt of such request by the Borrower, all references in this agreement to such items of Security and all requirements that such items of Security be delivered in any circumstances, and all references herein to Collateral, shall be reinstated without the necessity of any further action;

(d)	upon receipt of such request by the Borrower, sections 8.3 to 8.7, inclusive, and section 10.1(11) shall be reinstated without the necessity of any further action; and

(e)	upon receipt of such request by the Borrower, the Borrower shall be under no further obligation to maintain a Rating from either of Moody’s or S&P.

(3)	If any MDA Party or MDA Pledgor makes or proposes to make an Asset Disposition permitted hereunder, then:

(a)	where that MDA Party or MDA Pledgor created Security over any of its assets included in such Asset Disposition, the Collateral Agent may, at the cost and request of the Borrower, release the Security in respect of those assets or business; and

(b)	any release of Security referred to in paragraph (a) above shall become effective only on the consummation of that Asset Disposition.

8.9	Excluded Swap Obligations.

(1)	Notwithstanding anything to the contrary in the Credit Facility Documents, any Excluded Swap Obligations shall be excluded from the Guarantee and other Security received from any MDA Party which is not a Qualified ECP Guarantor.

(2)	Each Guarantee shall include (or be deemed to include) the following keepwell undertaking:

“Keepwell

(a)	The Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other MDA Party to honor all of its obligations under the Credit Agreement and in its Guarantee in respect of Hedging Obligations (provided, however, that the Guarantor shall only be liable under this section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this section, or otherwise under the Credit Agreement or its Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Guarantor under this section shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the Commitments have been terminated. The Guarantor intends that this section constitute, and this section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other MDA Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)	This section shall only apply to the Guarantor if and so long as, it is a Qualified ECP Guarantor.

(c)	The obligations of the Guarantor under this section are joint and several with each other Qualified ECP Guarantor.

Article 9

INSURANCE

9.1	Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the business and assets of each MDA Party, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property as reasonably required by the Lenders. Without limiting the generality of the foregoing, if a Debenture is required pursuant to the terms of section 8.4 with respect to any material real property interest located in the United States of America, and such material real property interest is designated as, or to be in, a “flood hazard area”, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, flood insurance on such material real property interest in such total amount as required under applicable law and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. Such policies shall be obtained, maintained and dealt with as set forth in this Article 9.

9.2	Policies.

All policies of insurance referred to in section 9.1 shall show the Collateral Agent as an additional named insured, shall provide that they shall not be cancelled, lapsed or materially altered without 30 days’ prior written notice to the Collateral Agent, and shall contain such other endorsements as shall reasonably be requested by the Collateral Agent.

9.3	Evidence.

The Borrower will provide to the Collateral Agent, on request from time to time, certified copies of all such policies. Neither the Collateral Agent nor the Administrative Agent shall have any obligation to verify any information or statement contained in the certificates or documents delivered to it pursuant to this Article 9 or any duty to effect or maintain any insurance. Neither the Collateral Agent nor the Administrative Agent shall be responsible for any loss by reason of the failure to maintain or insufficiency of any insurance or by reason of the failure of any insurer to pay the full amount of any loss against which such insurer may have insured.

9.4	Payment of Premiums.

The Borrower will pay punctually, or cause to be paid, all premiums payable for the insurance required by this Article 9.

Article 10

COVENANTS

10.1	Affirmative Covenants.

Until the Obligations are paid and satisfied in full and this agreement has been terminated, the Borrower covenants as follows:

(1)

Corporate Existence. It will, and will cause each Designated Subsidiary and MDA Pledgor to, do all things necessary to (i) maintain its corporate (or, in the case of non-corporate entities, similar) existence, and (ii) only in the case of each of the Borrower and each Designated Subsidiary, carry out its businesses in a proper and efficient manner in like manner as prudent operators of its businesses, including obtaining and maintaining in full force and effect all material Permits required for the conduct of its businesses. The Borrower shall immediately advise the Administrative Agent in writing of any change of name, shareholdings (excluding the Borrower, and also excluding changes resulting from the exercise of employee stock options or trades in shares by employees), place of business (including the location of any material assets) or jurisdiction of domicile of any MDA Party or MDA Pledgor, and promptly provide to the Administrative Agent copies of any amendments to the constating documents of any MDA Party.

(2)	Compliance with Laws, etc. It will, and will cause each Designated Subsidiary and MDA Pledgor to, comply in all material respects with all applicable Laws (including Environmental Laws and ERISA) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body (including those requirements respecting the protection of the environment, Release of Hazardous Materials, and occupational health and safety), except to the extent failure to do so does not, or would not reasonably be expected to, result in an MAE.

(3)	Payment of Taxes and Claims. It will, and will cause each Designated Subsidiary and MDA Pledgor to, file as and when required by applicable Law all material Tax returns and will pay and discharge before the same shall become delinquent (i) all Taxes imposed upon it or upon its property, and (ii) all lawful claims (including claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon its property (or, in the case of an MDA Pledgor, on any Collateral), except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained and no Liens (except Permitted Liens) have attached.

(4)	Keeping of Books. It will, and will cause each of its subsidiaries to, keep proper books of record and account in conformity with IFRS and all applicable requirements of any Official Body having legal or regulatory jurisdiction over the Borrower or such subsidiary, as the case may be.

(5)	Maintain Properties. It will, and will cause each of its Designated Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this section shall not prevent the Borrower or its Designated Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have an MAE.

(6)	Pay Obligations to Lenders and Perform Other Covenants. The Borrower will make full and timely payment of the Obligations, whether now existing or hereafter arising, and will, and will cause each Designated Subsidiary and MDA Pledgor to, duly comply with all the terms and covenants made by or applicable to it contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein and, except for the filing of renewal statements and the making of other filings by or on behalf of the Collateral Agent as secured party, at all times take all action necessary to maintain the Liens provided for under or pursuant to this agreement and the Security as valid and perfected first Liens on the property intended to be covered thereby (subject only to Permitted Liens) and supply all information to the Collateral Agent which is reasonably necessary for such maintenance.

(7)	Use of Proceeds. The Borrower will use the proceeds of all Accommodations only for the purposes set forth in section 2.1(2). No part of the proceeds of any Accommodations will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

(8)	Financial and Other Reporting. The Borrower will deliver to the Administrative Agent:

(a)	promptly after the same are available and in any event within 90 days after the end of each Financial Year, a copy of the audited consolidated financial statements of the Borrower prepared in accordance with IFRS;

(b)	promptly after the same are available and in any event within 45 days after the end of each Financial Quarter other than the final Financial Quarter, a copy of the unaudited consolidated financial statements of the Borrower and details of any acquisitions not previously advised to the Administrative Agent;

(c)	with each of the financial statements in (a) and (b) above, a compliance certificate signed by a Senior Officer, including calculations demonstrating compliance with sections 10.1(18) and 10.2(2) and setting out any appropriate adjustments arising by virtue of IFRS;

(d)	promptly after the same are available and in any event within 60 days after the commencement of each Financial Year, (i) a consolidated budget for the Borrower for such Financial Year, and (ii) a forecast for the Borrower (including income statement and summary balance sheet) covering a period ending not prior to the Final Maturity Date; and

(e)	such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time.

(9)	Notice of Certain Events. The Borrower will:

(a)	promptly notify the Administrative Agent in writing of

(i)	the existence of any Default or Event of Default or that any person has given any notice or taken any action with respect to a claimed default of the type referred to in section 12.1(5) or (6));

(ii)	any occurrence in respect of the assets, businesses, operations or condition, financial or otherwise of any MDA Party or MDA Pledgor (including an ERISA Event), that has or would reasonably be expected to have an MAE;

(iii)	any transaction requiring a reduction in the Commitments and/or a repayment by the Borrower under section 2.3;

(iv)	any claim made against the Borrower under any letter of credit, letter of guarantee, surety bond or similar instrument in an amount exceeding US$7.5 million or the Equivalent Amount in any other currency;

(v)	receipt or termination of, or any change in, a Rating

(b)

(i) promptly upon any Senior Officer of the Borrower obtaining actual knowledge of the occurrence of any ERISA Event which has or would reasonably be expected to have an MAE, provide to the Administrative Agent a written notice specifying the nature thereof and (ii) upon written request of the Administrative Agent, provide to the Administrative Agent copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any MDA Party or, to the extent provided to the Borrower, any respective ERISA Affiliate with the Internal Revenue Service with respect to each US Pension Plan, (B) all notices received by any MDA Party, or to the extent provided by the Borrower, any respective ERISA Affiliate from a Multiemployer Plan concerning an ERISA Event and (C) copies of such other documents or governmental reports or filings relating to any US Pension Plan as the Administrative Agent shall reasonably request;

(c)	promptly, and in any event within 30 days of receipt thereof, provide to the Administrative Agent copies of any notice to the Borrower or any subsidiary from any Official Body relating to any order, ruling, statute or other law or regulation that has or would reasonably be expected to have an MAE;

(d)	promptly following the filing thereof, provide to the Administrative Agent copies of all reports, statements and other material provided to shareholders or public securities holders, and material change reports provided (other than on a confidential basis) to applicable securities regulatory agencies, by the Borrower; and

(e)	from time to time, upon request by the Administrative Agent, provide to the Administrative Agent a certificate from a Senior Officer of the Borrower as to whether or not a Default or Event of Default has occurred and is continuing, and such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time;

and such written notice in the case of (a)(i), (ii) or (iv) shall specify the nature and period of existence of the applicable Default, Event of Default or event or circumstance and what action the Borrower is taking or proposes to take with respect thereto.

(10)	Visitation, Inspection, etc. It will, and will cause each Designated Subsidiary to, permit the Lenders and their respective representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required, and subject to contractual confidentiality obligations of the relevant MDA Party), and to discuss its affairs, finances and accounts with its officers or its independent auditors (in the presence of the Borrower’s personnel), all at such reasonable times and as often as the Lenders may reasonably request through the Administrative Agent.

(11)	Takings and Other Transactions. It will, and will cause each Designated Subsidiary or MDA Pledgor, give prompt notice to the Administrative Agent should the Collateral or any part thereof be taken by reason of any Taking or should it receive any notice or other information regarding such proceedings.

(12)	Environmental Indemnity. It will, and will cause each Designated Subsidiary to, indemnify and hold harmless the Administrative Agent and each Lender and their respective directors, officers, employees, agents and representatives from and against any and all third party liabilities, claims, demands, actions and causes of action, fines and other penal or administrative sanctions (collectively, “Claims”) suffered by the indemnitees arising directly or indirectly out of any breach of any Environmental Law, or any Release or the presence of Hazardous Materials, at any time relating to the Collateral; provided that such indemnity shall not apply in respect of any Claims occurring:

(a)	by reason of any actions or omissions of or by the indemnitee or any receiver appointed by or at the request of the Collateral Agent or the Secured Parties in operating the Collateral during the course of realization of the Security, unless such actions or omissions are found to have been conducted or omitted, as applicable:

(i)	in the course of operating such Collateral in substantially the same manner as the same was operated while it was being operated by the relevant MDA Party; or

(ii)	in accordance with good industry practice as in effect at the time of such operations of the indemnitee or the receiver; or

(b)	after the Collateral shall have been disposed of by the Collateral Agent or the Secured Parties or any receiver to any third party or parties in the course of realization on the Security; except where such Claims arise by reason of any act or omission of or by the relevant MDA Party, or of or by the Collateral Agent or the Secured Parties or a receiver (if the Collateral Agent or the Secured Parties or the receiver would have been entitled to indemnification hereunder if such Claims had been raised prior to such disposition), occurring prior to the disposition.

The obligations of the Borrower under this section 10.1(12) shall survive the payment and performance of the Obligations.

(13)	Material Contracts. It will, and will cause each Designated Subsidiary to, comply with, and diligently enforce, all material obligations under material contracts, save where failure to do so neither has, nor would reasonably be expected to have, an MAE, and without limiting the generality of the foregoing will use reasonable commercial efforts to cure any matter referred to in a notice given under section 10.1(9).

(14)	Acquisitions. The Borrower will provide 15 Business Days’ prior written notice to the Administrative Agent of any proposed acquisition or investment in a person (other than an MDA Party) by the Borrower or any subsidiary for a purchase price or investment in excess of $100 million, together with:

(i)	a summary of the material terms and conditions of the acquisition or investment; and

(ii)	such other information as the Administrative Agent shall reasonably request.

(15)	Title. Except for dispositions permitted hereby, it will, and will cause each Designated Subsidiary and MDA Pledgor to, maintain and, as soon as reasonably practicable, defend and take all action necessary or advisable at any time and from time to time to maintain and defend its right, title and interest in and to all Collateral and the priority and enforceability of the Security and the Liens of the Security.

(16)	Share Ownership. The Borrower will maintain its ownership (direct or indirect) of all of the outstanding shares in the capital of each Designated Subsidiary.

(17)	Hedging Instruments. It will, and will cause each Designated Subsidiary to, enter into Hedging Instruments only for non-speculative purposes.

(18)

Designation. Within 45 days after the end of any Financial Quarter where EBITDA (calculated only with respect to the Borrower and the Designated Subsidiaries), as at the end of such Financial Quarter on the basis of the four Financial Quarters then ended, comprises less than 85% of EBITDA (excluding, for greater certainty, Non-Recourse Subsidiaries) (provided that, for this purpose, the EBITDA of an MDA Party shall be reduced by the portion thereof attributable (determined on a basis satisfactory to the Lenders, acting reasonably) to assets which are subject to a Permitted Lien of the nature described in item (o) or (p) thereof in priority to the Lien of the Security) then the Borrower shall designate as Designated Subsidiaries such one or more additional subsidiaries as would have been sufficient to achieve compliance with the foregoing 85% threshold had such subsidiaries been Designated Subsidiaries throughout the relevant period(s). In addition, the Borrower shall concurrently cause to be provided such additional Security as shall be required by section 8.1 and 8.2.

(19)	Intellectual Property. It will, and will cause each Designated Subsidiary to, (save where failure to take any such action or step would not reasonably be expected to have an MAE) (i) make any registration and pay any fee or other amount which is necessary to keep its intellectual property rights used in the business of any MDA Party (including the Acquired Business) in force, (ii) record its interest in those intellectual property rights, (iii) take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those intellectual property rights, and (iv) not enter into licence arrangements in respect of those intellectual property rights except on normal commercial terms in the ordinary course of business.

(20)	AML Legislation and “Know Your Client” Requirements.

(a)	Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and each subsidiary of the Borrower, which information includes the name and address of each such person and such other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such person in accordance with AML Legislation (including information regarding such person’s directors, authorized signing officers, or other persons in control of each such person). The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with AML Legislation. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	Notwithstanding anything to the contrary in this section 10.1(20), each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any subsidiary or any authorized signatories of such person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

(21)	Merger, etc. In the event that any MDA Party or MDA Pledgor shall merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other person, the Borrower shall:

(a)	cause the successor entity to expressly assume on terms and conditions as to legal effect satisfactory to the Lenders the obligations of such MDA Party or MDA Pledgor under all Credit Facility Documents to which such MDA Party or MDA Pledgor is a party;

(b)	deliver to the Administrative Agent a certificate of a Senior Officer stating that such transaction complies herewith and that, after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(c)	deliver to the Administrative Agent an opinion of counsel stating that such transaction complies herewith; and

(d)	deliver to the Administrative Agent, as applicable and requested by the Administrative Agent, the various documents contemplated by section 6.1(2), (3), (4), (5), (10) and (15).

(22)	Pension Matters. The Borrower shall itself, and shall cause each of its Designated Subsidiaries to, establish, maintain and operate any and all pension plans, multiemployer plans and foreign employee benefit plans (other than government-sponsored plans) in compliance in all material respects with all applicable Laws and the respective material requirements of the governing documents for such plans.

(23)

Most Favoured Lender. The Borrower covenants and agrees that if at any time any Credit Document (as defined below) shall include any financial requirement or condition pertaining to any MDA Party and/or any MDA Pledgor (however expressed and whether stated as a covenant, event of default or otherwise), which is not included in this agreement or which is more restrictive than any comparable provision included in this agreement (a “Most Favoured Provision”), then (i) such Most Favoured Provision shall immediately and automatically be incorporated by reference in this agreement as if set forth fully herein, mutatis mutandis, (ii) the Borrower shall promptly, and in any event within five days of such Most Favoured Provision becoming effective under any Credit Document, so advise the Administrative Agent in writing, providing with such notice a copy of the applicable Credit Document(s), (iii) thereafter, (A) so long as no Default or Event of Default shall then exist under or in respect of such incorporated Most Favoured Provision, then such Most Favoured Provision shall automatically (without any action being taken by the Borrower, the Administrative Agent or any Lender) cease to be incorporated in this agreement simultaneously with the termination of such Credit Document (in accordance with its terms and not in connection with a temporary waiver of rights thereunder), or (B) if a Default or Event of Default shall exist under or in respect of such incorporated Most Favoured Provision on such termination date, then such Most Favoured Provision shall continue in effect until such Default or Event of Default shall be cured or waived in accordance with the applicable provisions of this agreement, and (iv) such Most Favoured Provision shall automatically (without any further action being taken by the Borrower, the Administrative Agent or any Lender other than as set forth below) be further modified if such Most Favoured Provision is made more or less restrictive on any MDA Party and/or MDA Pledgor, as the case may be, by way of a permanent written amendment or modification of such Credit Document (and not by temporary waiver of rights thereunder); provided that (1) to the extent any consideration is paid or given to any lender or other creditor under any Credit Document in connection with any amendment or modification of any Most Favoured Provision, the Borrower shall pay or provide each Lender equivalent consideration, determined based upon the respective amounts of credit provided under this agreement and the Credit Document and on a pro rata basis, and (2) in no event shall any modification of any such Most Favoured Provision have the effect of making any change to any covenant or other provision operative under this agreement (other than as a result of the incorporation therein pursuant to this section 10.1(23). As used in this section 10.1(23), the term “Credit Document” shall mean any agreement, instrument or other document governing, creating or evidencing any Debt of any MDA Party and/or any MDA Pledgor, but excluding (A) Debt owed by an MDA Party to another MDA Party, and (B) Debt owed to an Official Body. Without limiting the provisions of section 12.1(4), any default under any provision incorporated herein pursuant to this section 10.1(23) shall constitute an Event of Default under section 12.1(4).

(24)	Info Systems. The Borrower shall use reasonable efforts to ensure that balances in the bank accounts of MDA Information Systems, LLC (net of reasonable working capital requirements) shall be transferred on a monthly basis to (at the Borrower’s discretion):

(a)	bank accounts of MDA Parties held in Canada;

(b)	DACA Accounts; and/or

(c)	other bank accounts of Designated Subsidiaries in the United States if after such transfer the Borrower shall remain in compliance with section 10.2(14).

(25)	Pari Passu Ranking. The Borrower will ensure that its payment obligations under this agreement and the other Credit Facility Documents, and the payment obligations of each other MDA Party under the Credit Facility Documents, will in each case at all times rank at least pari passu with such person’s obligations under all other Debt, present and future, except for obligations mandatorily preferred by applicable Law.

(26)	Further Assurances. It will at its cost and expense, upon request of the Administrative Agent or the Collateral Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent (or, as the case may be, the Collateral Agent) such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent (or, as the case may be, the Collateral Agent) to carry out more effectually the provisions and purposes of this agreement and the other Credit Facility Documents.

10.2	Negative Covenants.

Until the Obligations are paid and satisfied in full and this agreement has been terminated, and in addition to any other covenants herein set forth, the Borrower covenants and agrees that it will not take any of the actions set forth in this section 10.2 or permit or suffer same to occur without the prior written consent of the Majority Lenders.

(1)	Debt. The Designated Subsidiaries shall not incur or suffer to exist any Debt in excess of US$25 million (or the Equivalent Amount in any other currency) for all such Designated Subsidiaries in the aggregate, but excluding (i) Debt owed to an MDA Party, (ii) Debt secured by Permitted Liens, (iii) Subordinated Debt, (iv) guarantees of Debt subject to the terms of the Intercreditor Agreement, (v) Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the relevant Designated Subsidiary can be satisfied, at the option of the Borrower or such Designated Subsidiary, by delivering common shares of the Borrower in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt referred to in this item (v) shall not at any time exceed US$50 million or the Equivalent Amount in other currencies, and (vi) Debt in connection with letters of credit guaranteed or insured by EDC where such Debt is not yet due or owing and such letters of credit have been issued as assurance of performance or obligations (except other Debt) in the ordinary course of business.

(2)	Liens. Neither it nor any other MDA Party nor (with respect only to Collateral) any MDA Pledgor will create, incur or otherwise permit to exist any Lien on any of its assets, other than Permitted Liens.

Following any release of Collateral pursuant to Section 8.8, notwithstanding anything to the contrary in this Section 10.2(2) or any other provision of this Agreement or the other Credit Facility Documents, the Borrower covenants that it will not, and will not permit any other MDA Party to, create or permit to exist any Lien on any property securing Debt outstanding or issued under the Prudential Note Agreement or the 2012 Note Agreement unless and until the Obligations, Hedging Obligations and Cash Management Obligations shall be secured equally and ratably with such Debt pursuant to collateral documents, an intercreditor agreement (which intercreditor agreement shall contain similar arrangements to those set forth in the lntercreditor Agreement immediately prior to its termination, mutatis mutandis) and other agreements reasonably acceptable to the Majority Lenders.

(3)	Merger, etc. No MDA Party will merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other person, except with, into or to another MDA Party and provided that the requirements of Section 10.1(21) are fully complied with.

(4)	Other Business. Neither it nor any Designated Subsidiary will enter into any new line of business, or terminate any existing business or material contract, where such action has or would reasonably be expected to have an MAE, unless, in the case of termination of an existing business or material contract, the Borrower considers (acting reasonably) that the continuance of such business or contract would be more adverse than termination.

(5)	Financial Year. Neither it nor any Designated Subsidiary will change its Financial Year.

(6)	Asset Dispositions. Neither it nor any Designated Subsidiary nor MDA Pledgor will directly or indirectly consummate any Asset Disposition other than any of the following:

(a)	a Permitted Disposition;

(b)	subject to section 2.3(1)(a), the disposition of a receivable under and in accordance with an Asset Securitization; provided that the aggregate amount of receivables subject to such Asset Securitization shall not at any time exceed (i) in the case of a disposition of Orbital Receivables, US$400 million (or the Equivalent Amount in any other currencies), or (ii) in all other cases, US$20 million (or the Equivalent Amount in any other currencies); provided further that any disposition of the Orbital Receivables that does not constitute a true sale thereof shall have been approved by the Majority Lenders;

(c)	the disposition (whether by sale, arrangement, business combination or otherwise) of all of the shares in the capital or substantially all of the assets of MDA Information Systems, LLC on or before December 31, 2013; and

(d)	subject to section 2.3(1)(a), other Asset Dispositions not covered by the foregoing, to the extent that the fair market value of the assets disposed of do not in the aggregate (i) in any one Financial Year exceed 5% of the consolidated total assets of the Borrower as at the end of the most recently-completed Financial Year, or (ii) during the period comprised of the four most-recently completed Financial Years during the term of this agreement, exceed 15% of the consolidated total assets of the Borrower as at the end of the most recently-completed Financial Year.

(7)	Non-Arms’ Length Transactions. No MDA Party will enter into any transactions with parties with whom it does not deal at arms’ length except on competitive terms consistent with an arm’s length transaction and current market conditions; provided that this provision shall not restrict (i) any inter-corporate transactions exclusively between MDA Parties permitted by section 10.2(11), or (ii) the interest or other consideration payable under any inter-corporate transaction between any of the Borrower and the Wholly-Owned Subsidiaries.

(8)	Restrictions on Distributions. No MDA Party will enter into any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Designated Subsidiary to pay dividends on or other distributions with respect to its shares or to make or repay loans or advances to any MDA Party, except for (i) restrictions and conditions imposed by applicable Law or a Credit Facility Document, (ii) restrictions and conditions contained in an agreement providing for the disposition of a subsidiary of an MDA Party, which restrictions and conditions only apply pending the completion of such disposition and only apply to such subsidiary, (iii) limitations on the distribution of assets in a joint venture or similar agreement entered into in the ordinary course of business, (iv) restrictions and limitations set forth in the Pru Note Agreement and the 2012 Note Agreement (each as defined in the Intercreditor Agreement), and (v) restrictions and limitations set forth in the Parent Loan and the LuxCo Loan. For greater certainty, the execution, delivery and performance by an MDA Party of a Proxy Agreement in the form required by the relevant Official Body shall not constitute an agreement or arrangement contemplated by this section 10.2(8).

(9)	Distributions. The Borrower shall not make any Distribution (i) during the continuance of an Event of Default or if an Event of Default would exist immediately after giving effect to the making of such Distribution, or (ii) to the extent that the aggregate Distributions of the Borrower during the period comprising the four most recently completed Financial Quarters shall exceed 60% of Available Cash Flow for such period.

(10)	Land Note. Neither the Borrower nor any guarantor of the Land Note shall make any prepayment of principal or interest thereunder (excluding for greater certainty any scheduled repayment of principal thereunder).

(11)	LuxCo Loan and Parent Loan.

(a)	The Borrower will not permit LuxCo to do any of the following:

(i)	incur or suffer to exist any indebtedness of any nature whatsoever to any non-affiliated person, save for liabilities for rent, utilities, Taxes and similar amounts incidental to the maintenance of its corporate existence and conduct of its permitted business;

(ii)	change the nature of its business from an inter-corporate finance and licensing entity and holding vehicle;

(iii)	incur or suffer to exist any indebtedness of any nature whatsoever to any affiliated entity other than the incurrence of the Parent Loan and other indebtedness to another MDA Party as part of its business contemplated by item (ii) above, and in respect of which indebtedness such other MDA Party shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such indebtedness shall be effectively subject to a first-priority Lien in favour of the Collateral Agent, subject only to Permitted Liens;

(iv)	make any investment of any nature save for the following:

(A)	the advancing of the LuxCo Loan and other loans to other MDA Parties as part of its business contemplated by item (ii) above and in respect of which other loans LuxCo shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such other loans shall be effectively subject to a first-priority Lien in favour of the Collateral Agent, subject only to Permitted Liens;

(B)	the existing advance of US$40 million to MDA US Systems Holdings, Inc.;

(C)	the acquisition of shares or other ownership interests in private entities controlled by the Borrower as part of its business contemplated by item (ii) above; and

(D)	the holding of cash balances in financial institutions of recognized international standing;

(v)	sell, assign, grant an interest in or otherwise dispose of all or any portion of the LuxCo Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of the Lenders’ Counsel, preserve in all material respects the rights and remedies of the Collateral Agent and the Secured Parties under the Security);

(vi)	advance further monies to MDA Holdings or any other MDA Party after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the LuxCo Loan, together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors; or

(vii)	agree to any modification of the LuxCo Loan or any loan to any other MDA Party that is in any material respect prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors.

(b)	The Borrower will not:

(i)	sell, assign, grant an interest in or otherwise dispose of all or any portion of the Parent Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of the Lenders’ Counsel, preserve in all material respects the rights and remedies of the Collateral Agent and the Secured Parties under the Security);

(ii)	advance further monies to LuxCo after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the Parent Loan, together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors; or

(iii)	agree to any modification of the Parent Loan that is in any material respect prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors.

(12)	Financial Ratios. The Borrower will not permit:

(a)	the ratio of Consolidated Debt to EBITDA to exceed 3.5:1; or

(b)	the ratio of Adjusted EBITDA to LTM Fixed Charges to be less than 1.5:1; or

(c)	Equity to fall below the sum of (i) C$185 million, (ii) 50% of positive consolidated net income of the Borrower for each Financial Quarter from and including the Financial Quarter ending September 30, 2011, and (iii) 100% of the proceeds (net of customary transaction costs) from the treasury issue of equity securities by the Borrower, in each case calculated as at the end of each Financial Quarter on the basis of the Financial Quarter then ended;

in each case calculated (i) as at the end of each Financial Quarter on the basis of the four Financial Quarters then ended, and (ii) using company-prepared financial statements for quarterly calculations and audited consolidated year-end financial statements for annual calculations; provided that the ratio set forth in paragraph (a) shall be equal to or less than 4.0:1 for the two consecutive Financial Quarters (the “relief period”) immediately following any period of two consecutive Financial Quarters (the “purchase period”) in which one or more acquisitions or investments, as the case may be, by the Borrower or a subsidiary (but excluding any Non-Recourse Subsidiary) take place, including the Acquisition, or any other acquisitions or investments having an aggregate value in excess of 50% of EBITDA for the period of four consecutive Financial Quarters ending with the purchase period (and for the purpose of which determination of 50% of EBITDA, EBITDA shall not be adjusted as set forth in paragraph (g) of the definition of EBITDA), the whole to the extent that such other acquisition or investment is otherwise permitted hereunder and that no Default or Event of Default exists at such time.

(13)	Certain Acquisitions.

(a)	Neither the Borrower nor any subsidiary shall enter into any acquisition or investment in a person (other than an MDA Party) for a purchase price or investment in excess of $100 million but less than $500 million unless the following conditions shall have been fulfilled:

(i)	such acquisition or investment shall be in a similar line of business as a business then carried on by the Borrower or its Designated Subsidiaries;

(ii)	after giving effect to such acquisition or investment on a pro forma basis, the ratio of Consolidated Debt to EBITDA shall not exceed 2.5:1; and

(iii)	both immediately prior to and after giving effect to such acquisition or investment, no Default or Event of Default shall have occurred and be continuing;

(b)	Neither the Borrower nor any subsidiary shall enter into any acquisition or investment in a person (other than an MDA Party) for a purchase price or investment in excess of $500 million without the written approval of the Majority Lenders, which approval will not be unreasonably withheld.

(14)	Accounts. The Borrower shall ensure that at no time shall the aggregate balance held in all bank accounts of the Designated Subsidiaries in the United States exceed US$10 million, excluding:

(a)	DACA Accounts; and

(b)	any bank accounts held by MDA Information Systems, LLC.

10.3	Classified Reorganization.

Notwithstanding any other provision hereof, the implementation of the Classified Reorganization will not constitute an Event of Default; provided that the Borrower shall provide not less than 60 days’ notice of the Classified Reorganization, together with copies of all relevant documents (draft or otherwise) then available, and shall thereafter provide to the Administrative Agent (i) copies of subsequent draft documents as and when the same become available, and (ii) from time to time such further and other information regarding the Classified Reorganization as the Administrative Agent shall reasonably request.

10.4	Administrative Agent May Perform Covenants.

If an MDA Party or MDA Pledgor shall fail to perform or observe any covenant on its part contained herein or in any other Credit Facility Document, the Administrative Agent may, in its sole discretion acting reasonably, and shall upon the instructions of the Majority Lenders, perform any of the said covenants capable of being performed by the Administrative Agent and, if any such covenant requires the payment or expenditure of money, the Administrative Agent may make such payment or expenditures with its own funds or with money borrowed for that purpose (but the Administrative Agent shall be under no obligation to do so); provided that the Administrative Agent shall first have provided written notice of its intention to the Borrower and a reasonable opportunity (not to exceed 20 days, or such longer period as the Lenders shall approve) to cure the failure. All amounts paid by the Administrative Agent pursuant to this section 10.4 shall be repaid by the Borrower to the Administrative Agent on demand therefor, shall form part of the Obligations and shall be secured by the Security. No payment or performance under this section 10.4 shall relieve the Borrower from any Event of Default.

Article 11

CHANGES IN CIRCUMSTANCES

11.1	Illegality.

If the enactment of any applicable Law in any jurisdiction or any province, state, territory or other political subdivision thereof, or any change therein or in the interpretation or application thereof by any Official Body or compliance by a Lender with any guideline, official directive, request or direction (whether or not having the force of Law) of any Official Body in any jurisdiction or any province, state, territory or other political subdivision thereof, hereafter makes it unlawful for a Lender to make, fund or maintain any type of Accommodation or to give effect to its obligations in respect of such type of Accommodation, such Lender may, by written notice thereof to the Borrower and to the Administrative Agent, declare its obligations under this agreement in respect of such type of Accommodation to be terminated, whereupon the same shall forthwith terminate, and the Borrower shall within the time required by such Law (or at the end of such longer period as such Lender at its discretion has agreed) repay or effect a Conversion of the Principal Outstanding in respect of such type of Accommodation from such Lender, and shall pay all accrued interest and fees payable hereunder and all Increased Costs incurred in connection with the termination or Conversion of such type of Accommodation.

11.2	Circumstances Requiring Different Pricing.

If, on or before any date on which an interest rate or Discount Rate is to be determined on the basis of the CDOR Rate or US LIBOR, either:

(a)	the Administrative Agent (acting reasonably) determines that, because of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining US LIBOR with respect to, or deposits are not available in sufficient amounts in the ordinary course of business to fund, a requested US LIBOR Advance;

(b)	the Administrative Agent (acting reasonably) determines that the making or continuing of the requested US LIBOR Advance by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally;

(c)	the Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice, such notice received by the Administrative Agent no later than 2:00 p.m. (Toronto time) on the third Business Day prior to the date of the requested US LIBOR Advance that such Lenders have determined (acting reasonably) that US LIBOR will not adequately reflect the cost of funds to such Lenders of US Dollar deposits in such market for the relevant Interest Period;

(d)	the Administrative Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for Bankers’ Acceptances accepted by the Lenders; or

(e)	the Administrative Agent is advised by Lenders holding at least 25% of the Commitments of all Lenders hereunder by written notice that such Lenders have determined (acting reasonably) that the Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market;

then the Administrative Agent shall forthwith give notice of such event to the Borrower and each Lender, whereupon the obligation of each Lender to make CDOR Rate Advances, US LIBOR Advances or Drawings (as the case may be) to the Borrower shall be suspended until the Administrative Agent gives notice to the Borrower and the Lenders that the circumstances giving rise to such determination no longer exist.

11.3	Ibid.

If the Administrative Agent receives notice from a Lender that, by reason of circumstances affecting financial markets inside or outside Canada, such Lender is unable to fund US Dollar Advances in Canada, then:

(a)	it shall so notify the Borrower and all Lenders and the right of the Borrower to select any affected type of Accommodation shall be suspended;

(b)	if any affected type of Accommodation is not yet outstanding, any applicable Notice shall be cancelled insofar as it relates to that type of Accommodation and that type of Accommodation requested therein shall not be made in that form, without affecting the right of the Borrower to request another type of Accommodation; and

(c)	if any affected type of Accommodation is already outstanding at any time when the right of the Borrower to select such type of Accommodation is suspended, it shall upon ten days’ notice to the Borrower become a Prime Rate Advance by Conversion (or on such earlier date as may be required to comply with applicable Law).

11.4	Increased Costs.

If:

(a)	the enactment or amendment of any Law or any change in the interpretation or application thereof by any Official Body; or

(b)	compliance by any Lender with any amendment or change to any existing directive, request or requirement (whether or not having the force of Law) of any Official Body (including the Bank for International Settlements’ Paper on Capital Convergence, as implemented in Canada by the Office of the Superintendent of Financial Institutions’ Release dated August 19, 1988 and any further or other document), or with any new such directive, request or requirement;

shall have the effect of:

(c)	increasing the cost to such Lender of performing its obligations under this agreement or in respect of any Accommodation, including the costs of maintaining any capital, reserve or special deposit requirements with respect to this agreement or any Accommodation or with respect to its obligations hereunder or thereunder;

(d)	requiring such Lender to maintain or allocate any capital (including a requirement affecting such Lender’s allocation of capital to its obligations) or additional capital in respect of its obligations under this agreement or in respect of any Accommodation or otherwise reducing the effective return to such Lender under this agreement or in respect of any Accommodation or on its total capital as a result of entering into this agreement or making any Accommodation;

(e)	reducing any amount payable to it by or in an amount it deems material (other than a reduction resulting from a higher rate of income or capital Tax or other special Tax relating to such Lender’s income or capital in general); or

(f)	causing such Lender to make any payment or to forgo any return on or calculated by reference to any amount received or receivable by such Lender under this agreement or in respect of any Accommodation;

such Lender may give notice to the Borrower (with a copy to the Administrative Agent) specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Borrower shall promptly pay such amounts as such Lender may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, submitted in good faith by such Lender to the Borrower, shall be conclusive and binding for all purposes absent demonstrated error.

If such circumstances continue in effect for 60 consecutive days, on request from the Borrower, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other persons (in this section 11.4, the “assuming Lender”) reasonably satisfactory to the Borrower and the Administrative Agent to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the affected Lender hereunder. The assuming Lender and affected Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition. Failing such assumption and acquisition, the Borrower may effect a prepayment and cancellation of the relevant Commitments of the affected Lender (without reducing or prepaying the Commitment(s) of any other Lender(s)).

11.5	Indemnification.

(1)	Matching Funds. The Borrower shall promptly pay to each Lender any amounts required to compensate such Lender or its Participants for any breakage or similar cost, loss, cost of redeploying funds or other cost or expense suffered or incurred by such Lender or Participant as a result of:

(a)	any payment being made by the Borrower in respect of a US LIBOR Advance, CDOR Rate Advance or Bankers’ Acceptance (due to acceleration hereunder or a mandatory repayment or prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or the maturity date applicable thereto; provided that, where the event giving rise to such payment is a mandatory repayment or prepayment, the Borrower may at its option instead deposit the amount of the repayment or prepayment to a segregated account pending expiry of the existing Interest Period or (as the case may be) maturity of outstanding Bankers Acceptances, and the monies in such segregated account shall be applied by the Administrative Agent to the required repayment or prepayment on the expiry of such Interest Period or maturity of such Bankers Acceptance;

(b)	the Borrower’s failure to give notice in the manner and at the times required hereunder; or

(c)	the failure of the Borrower to fulfil or honour, before the date specified for any Accommodation, the applicable conditions set forth in Article 6 or to accept an Accommodation after delivery of a Notice in the manner and at the time specified in such Notice.

A certificate of such Lender submitted to the Borrower (copy to the Administrative Agent) as to the amount necessary to so compensate such Lender or its Participants shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such Lender.

(2)	General. Without limiting section 10.1(12), the Borrower agrees to indemnify the Administrative Agent, the Lenders and their respective affiliates, and the directors, officers and employees of each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, related to or arising out of the transactions contemplated hereunder or under any other Credit Facility Document; provided that no amount shall be payable under this section 11.5(2) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person, or out of a breach by it of the terms of this agreement or any other Credit Facility Document.

11.6	Taxes, Costs, etc.

(1)	Gross-Up. Any and all payments by the Borrower under this agreement or any other Credit Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If the Borrower shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or thereunder:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this section) the Administrative Agent or the relevant Lender (as the case may be) receives an amount equal to the sum it would have received if no deduction or withholding had been made;

(b)	the Borrower shall make such deductions or withholdings; and

(c)	the Borrower shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

Within 30 days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by section 11.6(1)(b) above to pay, the Borrower shall deliver to the Administrative Agent an official receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Official Body.

(2)	Prepayment; Replacement. In the event that the Borrower shall become obligated to make additional payments to a Lender by virtue of this section 11.6, the Borrower shall be permitted to:

(a)	effect a voluntary prepayment under section 2.4(2) of all (but not less than all) of the Obligations owed to such Lender under each relevant Credit Facility, without the obligation to effect concurrent prepayments to any other Lenders as contemplated by section 2.4(3); or

(b)	as to the entire Commitment of such Lender under each relevant Credit Facility, replace such Lender with one or more existing Lenders or by a new Lender, in each case where such existing or new Lender is satisfactory to the Borrower, the Administrative Agent and the Fronting Lender.

(3)	Pay Taxes. The Borrower shall pay all Taxes which arise from any payment made hereunder or under any other Credit Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this agreement or such other Credit Facility Document.

(4)	Indemnity. The Borrower shall indemnify and save harmless the Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this section) paid by the Administrative Agent or such Lender (as the case may be) and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Administrative Agent or such Lender (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes submitted by the Administrative Agent or such Lender (as the case may be) to the Borrower (copy to the Administrative Agent if submitted by a Lender) shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to Administrative Agent or such Lender (as the case may be).

(5)	Survival. Without prejudice to the survival of any other agreement or obligation of the Borrower hereunder or under any other Credit Facility Document, the obligations of the Borrower under this section 11.6 shall survive the payment and performance of the Obligations.

(6)	Limitation. The Administrative Agent or the relevant Lender (as the case may be) shall exercise reasonable commercial efforts to limit the incidence of any additional amounts payable under this section 11.6, and the Borrower shall not be obligated to pay any such amounts to the extent that they arise after the cause of same is rescinded, removed, repealed or withdrawn.

(7)	FATCA. If a payment made to a Lender hereunder would be subject to United States federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (7), “FATCA” shall include any amendments made to FATCA after the date of this agreement.

11.7	Affected Lender.

(1)	Replacement of Affected Lender. If any Lender does not provide its consent or agreement to a request by the Borrower for a waiver, approval or amendment which requires the consent of all of the Lenders pursuant to the provisions of this agreement (each such non-consenting Lender being herein referred to as an “Affected Lender”), then the Borrower may, provided no Event of Default has occurred and is continuing, give the Administrative Agent notice of its intention to cause such Affected Lender to assign its Commitment in full to one or more financial institutions acceptable to the Administrative Agent, the Swingline Lender and the Fronting Lender, and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided that, on the date of such assignment:

(a)	such Affected Lender shall execute and deliver such documents assigning its Commitment as shall be required for such purpose, as contemplated by section 14.8;

(b)	the replacement Lender shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender; and

(c)	the Borrower shall pay any amounts payable to such Affected Lender under section 11.5 as if it were a voluntary prepayment under section 2.4.

(2)	Repayment of Affected Lender. In addition, in the circumstances set forth in section 11.7(1) the Borrower may at its option, instead of causing such Affected Lender to assign its Commitment as aforesaid and provided no Event of Default has occurred and is continuing, elect to prepay and permanently cancel the Commitment of such Affected Lender, in which case:

(a)	the Borrower shall pay to such Affected Lender an amount equal to the principal of, and all accrued interest on, all outstanding Accommodations of such Affected Lender; and

(b)	the Borrower shall pay any amounts payable to such Affected Lender under section 11.5 as if it were a voluntary prepayment under section 2.4.

(3)	No Obligation. Neither the Administrative Agent nor any Lender shall be obligated to take up any Affected Lender’s Commitment or to locate or provide a replacement for any Affected Lender.

(4)	More Than One Affected Lender. If, in any circumstances, there is more than one Affected Lender, the Borrower shall deal with each such Affected Lender in an equivalent manner.

Article 12

EVENTS OF DEFAULT

12.1	Events of Default.

Each of the events set forth in this section 12.1 shall constitute an “Event of Default”.

(1)	Payment. The Borrower shall fail:

(a)	to pay the principal amount of any Advance or BA Equivalent Loan when the same becomes due and payable;

(b)	to reimburse any Revolving Lender in respect of any Bankers’ Acceptance or Fronting Lender in respect of any Letter of Credit, or pay the Face Amount thereof, when required hereunder;

provided that it shall not constitute an Event of Default if the Borrower gave timely instructions for payment of funds and such failure results from an administrative or technical error or omission, caused by a party other than the Borrower, in connection with the transfer of funds or the administration of the accounts from which such payments are to be made and continues for a period not greater than one Business Day; or

(c)	to pay any interest or fees hereunder when the same becomes due and payable and such failure shall remain unremedied for a period of three Business Days.

(2)	Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by an MDA Party or MDA Pledgor in any Credit Facility Document shall prove to be or have been incorrect in any material respect when made or deemed to be made.

(3)	Covenants. The Borrower defaults in the performance of or compliance with any term contained in section 6.1(1) (with respect to the proviso therein) or sections 8.2, 10.1(1), 10.1(9)(a)(i), (iii) or (iv), 10.1(16), 10.1(18), 10.1(23) or 10.2 or with the requirements set forth in the proviso of section 10.3.

(4)	Failure to Perform Covenants. Any MDA Party or MDA Pledgor or subsidiary shall fail to perform or observe any covenant contained in this agreement or any other Credit Facility Document (and not otherwise referred to in this section 12.1) on its part to be performed or observed or otherwise applicable to it hereunder or thereunder; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for 30 days after the earlier of (i) written notice thereof given to the Borrower by the Administrative Agent, and (ii) such time as such person is aware of same.

(5)	Cross-Default. Any MDA Party or MDA Pledgor shall fail to pay the principal of any Debt (excluding the obligations under the Credit Facilities or Debt owed to another MDA Party) which is outstanding in an aggregate principal amount exceeding US$25 million (or the Equivalent Amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace period.

(6)	Cross-Acceleration. Any other event occurs or condition exists (including a failure to pay the premium or interest on such Debt) and continues after the applicable grace period (if any) specified in any agreement or instrument relating to any Debt of any MDA Party or MDA Pledgor to any person or persons (excluding Debt owed to another MDA Party) which is outstanding in an aggregate principal amount exceeding US$25 million (or the Equivalent Amount in any other currency) without waiver of such failure by the holder of such Debt on or before the expiration of such period, as a result of which such holder accelerates such Debt.

(7)	Voluntary Events of Bankruptcy. Any MDA Party or MDA Pledgor shall:

(a)	apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any part of its assets;

(b)	generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness;

(c)	commit an act of bankruptcy, or make a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or a similar Law of any applicable jurisdiction;

(d)	institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity (including an arrangement with creditors (“concordat préventif de faillite”), controlled management (“gestion contrôlée”) or suspension of payments (“sursis de paiement”) or any other proceedings pursuant to Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings); or

(e)	take any corporate action to authorize any of the actions described in this section 12.1(7);

or any event occurs with respect to any MDA Party or MDA Pledgor which under the laws of any jurisdiction is analogous to any of the events described in this section 12.1(7).

(8)	Involuntary Events of Bankruptcy. Any proceeding against an MDA Party or MDA Pledgor:

(a)	has adjudicated it a bankrupt or insolvent;

(b)	has resulted in the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors, or at common law or in equity (including an arrangement with creditors (“concordat préventif de faillite”), controlled management (“gestion contrôlée”) or suspension of payments (“sursis de paiement”) or any other proceedings pursuant to Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings); or

(c)	has resulted in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its assets (it being acknowledged for the purposes of this section that shares in the capital of a Designated Subsidiary constitute a material part of the assets of an MDA Party or MDA Pledgor), and such appointment has not been stayed or discharged by it within 60 days from the date made;

or any event occurs with respect to any MDA Party or MDA Pledgor which under the laws of any jurisdiction is analogous to any of the events described in this section 12.1(8).

(9)	Execution. All or any material part of the assets of an MDA Party or MDA Pledgor (it being acknowledged for the purposes of this section that shares in the capital of a Designated Subsidiary constitute a material part of the assets of an MDA Party or MDA Pledgor) are attached, executed, sequestered or distrained upon or become subject to any order of a court or other process and:

(a)	such attachment, execution, sequestration, distraint, order or process relates to claims in the aggregate in excess of US$25 million (or the Equivalent Amount in any other currency); and

(b)	such MDA Party or MDA Pledgor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the claim, within 60 days from the date of entry thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent).

(10)	Judgments. Judgment (subject to no further right of appeal) for the payment of money in an amount which, after giving effect to any available insurance and any funds actually received by the Borrower pursuant to section 10.8 of the Purchase Agreement), is in excess of US$25 million (or the Equivalent Amount in any other currency) shall be rendered by a court of competent jurisdiction against any MDA Party or MDA Pledgor and such MDA Party or MDA Pledgor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the judgment, within 60 days from the date of entry thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent).

(11)	Documents Unenforceable. (i) Any of the Credit Facility Documents shall cease for any reason to be in full force and effect in any material respect (other than as a result of any actions or inactions on the part of any Lender, the Administrative Agent or the Collateral Agent) or any MDA Party or MDA Pledgor shall purport in writing to disavow its obligations thereunder, shall declare in writing that it does not have any further obligation thereunder or shall contest in writing the validity or enforceability thereof, or (ii) any item of Security shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

(12)	Employee Benefit Plans.There shall occur one or more ERISA Events which individually or in the aggregate results, or could reasonably be expected to result, in an MAE.

(13)	Change in Control. A Change in Control shall occur.

12.2	Effect.

(1)	General. Upon the occurrence and continuance of an Event of Default, except as provided in section 12.2(2), the Administrative Agent:

(a)	shall, at the request of the Majority Lenders, by notice to the Borrower cancel all obligations of the Lenders in respect of the Commitments (whereupon no further Accommodations may be made and any Notice given with respect to an Accommodation occurring on or after the date of such notice or request shall cease to have effect); and

(b)	shall, at the request of the Majority Lenders, by notice to the Borrower declare the Obligations to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(2)	Specific Defaults. If any Event of Default specified in section 12.1(7) or 12.1(8) shall occur, then all obligations of the Lenders in respect of the Commitments shall be automatically cancelled and the Obligations shall be forthwith due and payable, all as if the request and notice specified in each of sections 12.2(1)(a) and 12.2(1)(b) had been received and given by the Administrative Agent.

(3)	Enforcement. Upon the occurrence of an Event of Default and acceleration of the Obligations, the Administrative Agent may, and shall at the request of the Majority Lenders, commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under any Security (subject to the Intercreditor Agreement), all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the property or assets of any MDA Party or MDA Pledgor, or any other action, notice of all of which the Borrower hereby expressly waives. The rights and remedies of the Administrative Agent, the Lenders, the other Secured Parties and the Collateral Agent hereunder and under the other Credit Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law; provided that nothing herein contained shall permit any Lender to take any steps which, pursuant to this agreement, may only be undertaken by or with the consent of all Lenders or the Majority Lenders. Nothing contained herein or in any Security now or hereafter held by the Collateral Agent, with respect to the Collateral or any part thereof, nor any act or omission of the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party with respect to such Security, shall in any way prejudice or affect the rights, remedies and powers of the Collateral Agent, the Administrative Agent, the Lenders or any other Secured Party with respect to any other such Security.

12.3	Right of Set-Off.

Following the occurrence of an Event of Default and a declaration under section 12.2(1)(b) or the Obligations becoming due and payable under section 12.2(2), each Lender is hereby authorized by the Borrower at any time and from time to time to the fullest extent permitted by Law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due and payable hereunder and unpaid, and without limitation the Administrative Agent may debit any account of the Borrower for any such Obligations, whether owed to the Administrative Agent in its capacity as Administrative Agent or Lender or owed to other Lenders. Each Lender shall promptly notify the Borrower, the Administrative Agent and each other Lender after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this section 12.3 are, as between themselves, subject to section 14.1, and the rights of the Administrative Agent and the Lenders under this section 12.3 are in addition to all other rights and remedies (including other rights of set-off) which the Administrative Agent or the Lenders may have.

12.4	Currency Conversion After Acceleration.

At any time following the occurrence of an Event of Default and the acceleration of the Obligations, each Lender shall be entitled to convert, with two Business Days’ prior notice to the Borrower, its unpaid and outstanding Canadian Dollar Advances under the Credit Facilities, or either of them, to Base Rate Advances. Any such conversion shall be calculated so that the resulting Base Rate Advances shall be the Equivalent Amount in US Dollars on the date of conversion of the amount of Canadian Dollars so converted. Any accrued and unpaid interest denominated in Canadian Dollars at the time of any such conversion shall be similarly converted to US Dollars, and such Base Rate Advances and accrued and unpaid interest thereon shall thereafter bear interest in accordance with Article 3.

Article 13

THE ADMINISTRATIVE AGENT AND THE LENDERS

13.1	Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this agreement and the other Credit Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this agreement or such other Credit Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully indemnified and protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this agreement or such other Credit Facility Documents or applicable Law.

The Administrative Agent is hereby authorized and directed to enter into the Intercreditor Agreement in its capacity as Administrative Agent hereunder. Without limiting the immediately prior sentence, each Lender hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender (each Lender hereby agreeing to be bound by the terms of the Intercreditor Agreement as if it were a party thereto, with the Collateral Agent and the other Secured Parties being intended third-party beneficiaries of the authorization and agreement of this sentence).

Each Lender acknowledges that Royal Bank may also act as Collateral Agent, and hereby consents to Royal Bank doing so and the performance by Royal Bank of its duties and obligations as Collateral Agent under the Intercreditor Agreement. Each Lender further acknowledges that, in so acting, Royal Bank will be representing the interests of and acting as agent for all of the Secured Parties, and agrees that it will not claim or assert that, by entering into the Intercreditor Agreement as Collateral Agent or performing its duties and obligations thereunder, Royal Bank has breached any duty or obligation to such Lender or is subject to a conflict of interest.

13.2	Duties and Obligations.

The duties and obligations of the Administrative Agent hereunder shall be mechanical and administrative in nature, and the Administrative Agent shall not have by reason of this agreement or any other Credit Facility Document any fiduciary relationship or duty with or to any Lender.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this agreement or any other Credit Facility Document except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	may treat any Lender as the payee of amounts attributable to such Lender’s Commitment unless and until the Administrative Agent receives written notice of the assignment thereof signed by such Lender and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as if it had been an original Lender party hereto, in each case in form satisfactory to the Administrative Agent and otherwise in accordance with section 14.8;

(b)	may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this agreement or any other Credit Facility Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile or similar means of recorded communication) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder or thereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person.

Further, the Administrative Agent:

(f)	makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the documents, information or financial data made available to the Lenders in connection with the negotiation of this agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this agreement or any other Credit Facility Document;

(g)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this agreement or any other Credit Facility Document on the part of any MDA Party or MDA Pledgor or any other person or to inspect any assets (including books and records); or

(h)	shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this agreement or any other Credit Facility Document.

The Administrative Agent shall promptly distribute to the Lenders copies of all material received from the Borrower in compliance with the Borrower’s reporting obligations hereunder.

13.3	Administrative Agent and Affiliates.

With respect to its Commitment and Accommodations made and to be made by it, the Administrative Agent, which is also a Lender, shall have the same rights and powers under this agreement and every other Credit Facility Document as any other Lender and may exercise the same as though it were not an agent; and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its capacity as Lender. Each Lender (including the Administrative Agent) and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its affiliates, or any corporation or other entity owned or controlled by such persons, and any person which may do business with such persons, all as if it were not a party hereto and without any duty to account therefor to any Lender; provided that nothing in this section 13.3 shall affect in any manner whatsoever any covenant or other obligation on the part of the Borrower or any other person to be observed or performed under this agreement or any other Credit Facility Document.

13.4	Lender Credit Decision.

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its affiliates. Accordingly, each Lender confirms to the Administrative Agent and each other Lender that it has not relied, and will not hereafter rely, on the Administrative Agent or any other Lender:

(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by or on behalf of the Borrower or any affiliate under or in connection with this agreement or any other Credit Facility Document or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Administrative Agent or another Lender), or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any affiliate.

Each Lender acknowledges that a copy of this agreement has been made available to it for its review and that it is satisfied with the form and substance hereof.

13.5	Indemnifications.

Each Lender shall indemnify the Administrative Agent, each affiliate thereof, and each respective director, officer, and employee of the Administrative Agent and of each such affiliate (to the extent not indemnified by the Borrower), rateably with all other Lenders according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any such affiliate, director, officer or employee in any way relating to or arising out of this agreement or any other Credit Facility Document or any action taken or omitted by the Administrative Agent or any such affiliate, director, officer or employee under this agreement or any other Credit Facility Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the indemnitee. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent and each such affiliate, director, officer or employee promptly upon demand for its share (determined rateably as aforesaid) of any out-of-pocket expenses (including counsel fees) incurred by the indemnitee in connection with the preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this agreement or any other Credit Facility Document, to the extent that the Administrative Agent or such affiliate, director, officer or employee is not reimbursed for such expenses by the Borrower.

13.6	Successor Administrative Agent.

The Administrative Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Majority Lenders. Upon any such resignation or removal, the Lenders, after consultation with the Borrower if no Event of Default exists, shall have the right to appoint a successor Administrative Agent, which shall be a Lender. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent shall on behalf of the Lenders forthwith designate a Lender (if such Lender shall have accepted such designation) the pro tem successor Administrative Agent, and such designated Lender shall act as Administrative Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under this agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this agreement.

13.7	Sub-Agent or Co-Agent.

At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Administrative Agent of any action provided for in any Credit Facility Document, the Administrative Agent may appoint one or more trust companies, chartered banks or other persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Administrative Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Administrative Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Administrative Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Administrative Agent, all references in this agreement and in all other Credit Facility Documents to the Administrative Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.8	Assignment of Documents.

Upon the resignation or removal of the Administrative Agent pursuant to section 13.6, the Administrative Agent shall assign and transfer to the successor Administrative Agent all of its right, title and interest, as agent, in and to the Credit Facility Documents. The successor Administrative Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Administrative Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

13.9	Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that to the extent permitted by applicable Law, any collateral security and the remedies provided under the Credit Facility Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Accordingly, notwithstanding any of the provisions contained herein or in any other Credit Facility Document, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders or other Secured Parties as shall be expressly provided for in the Credit Facility Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

13.10	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or holders of similar titles, if any, specified in this agreement shall have any powers, duties or responsibilities under this agreement or any of the other Credit Facility Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

Article 14

MISCELLANEOUS

14.1	Sharing of Payments; Records.

(1)	The Fronting Lender. Upon the occurrence of an Event of Default, adjustments shall be made among the Revolving Lenders as set forth in this section 14.1(1).

(a)	Unless the Fronting Lender and the Majority Lenders under the Revolving Facility agree otherwise, if an Event of Default occurs and either:

(i)	a payment had previously been made by the Fronting Lender under a Letter of Credit without full reimbursement by the Borrower (whether or not such failure to reimburse was the basis for such Event of Default); or

(ii)	a Letter of Credit is thereafter drawn upon which results in a payment by the Fronting Lender thereunder;

(each, in this section 14.1(1), an “LC Payment”, in the case of item (i) only to the extent not previously reimbursed by the Borrower to the Fronting Lender), then the Fronting Lender will promptly request the Administrative Agent on behalf of the Borrower (and for this purpose the Fronting Lender is irrevocably authorized by the Borrower to do so) for a Borrowing by way of an Advance in the relevant currency from the Revolving Lenders pursuant to Article 3 to reimburse the Fronting Lender for such LC Payment. The Revolving Lenders are irrevocably directed by the Borrower to make any Advance if so requested by the Fronting Lender and pay the proceeds thereof directly to the Administrative Agent for the account of the Fronting Lender. Each Revolving Lender unconditionally agrees to pay to the Administrative Agent for the account of the Fronting Lender such Revolving Lender’s Rateable Portion of each Advance requested by the Fronting Lender on behalf of the Borrower to repay LC Payments made by the Fronting Lender.

(b)	Except as provided in section 14.1(1)(d), the obligations of each Revolving Lender under section 14.1(1)(a) are unconditional, shall not be subject to any qualification or exception whatsoever and shall be performed in accordance with the terms and conditions of this agreement under all circumstances including:

(i)	any lack of validity or enforceability of the Borrower’s obligations;

(ii)	the occurrence of any Default or Event of Default or the exercise of any rights by the Administrative Agent under Article 12; and

(iii)	the absence of any demand for payment being made, any proof of claim being filed, any proceeding being commenced or any judgment being obtained by the Fronting Lender against the Borrower.

(c)	If a Revolving Lender (a “Defaulting Lender”) fails to make payment on the due date therefor of any amount due from it for the account of the Fronting Lender pursuant to section 14.1(1)(a) (the balance thereof for the time being unpaid being referred to in this section 14.1(1)(c) as an “overdue amount”) then, until the Fronting Lender has received payment of that amount (plus interest as provided below) in full (and without in any way limiting the rights of the Fronting Lender in respect of such failure):

(i)	the Fronting Lender shall be entitled to receive any payment which the Defaulting Lender would otherwise have been entitled to receive in respect of the Revolving Facility or otherwise in respect of any Credit Facility Document; and

(ii)	the overdue amount shall bear interest payable by the Defaulting Lender to the Fronting Lender at the rate payable by the Borrower in respect of the Obligations which gave rise to such overdue amount.

(d)	If for any reason an Advance may not be made pursuant to section 14.1(1)(a) to reimburse the Fronting Lender as contemplated thereby, then promptly upon receipt of notification of such fact from the Administrative Agent, each Revolving Lender shall deliver to the Administrative Agent for the account of the Fronting Lender in immediately available funds the purchase price for such Revolving Lender’s participation interest in the relevant unreimbursed LC Payments (including interest then accrued thereon and unpaid by the Borrower). Without duplication, each Revolving Lender shall, upon demand by the Fronting Lender made to the Administrative Agent, deliver to the Administrative Agent for the account of the Fronting Lender interest on such Revolving Lender’s Rateable Portion from the date of payment by the Fronting Lender of such unreimbursed LC Payments until the date of delivery of such funds to the Fronting Lender by such Revolving Lender at a rate per annum in accordance with the Administrative Agent’s usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than, as the case may be, the Prime Rate or the Base Rate. Such payment shall only, however, be made by the Revolving Lenders in the event and to the extent the Fronting Lender has not been reimbursed in full by the Borrower for interest on the amount of such unreimbursed LC Payments.

(e)	The Fronting Lender shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for any unreimbursed LC Payments in relation to which other Revolving Lenders have purchased a participation interest pursuant to section 14.1(1)(d), or of any other amount from the Borrower or any other person in respect of such payment, transfer to each other Revolving Lender such other Revolving Lender’s Rateable Portion of such reimbursement or other amount. In the event that any receipt by the Fronting Lender of any reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under any applicable insolvency legislation or is otherwise required to be returned, such Revolving Lender shall promptly return to the Fronting Lender any portion thereof previously transferred to it by the Fronting Lender, without interest to the extent that interest is not payable by the Fronting Lender in connection therewith.

(2)	Sharing. If:

(a)	any Lender shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to section 12.3 or at law or equity, or otherwise) of the Obligations owed to it under a Credit Facility (other than Increased Costs paid to it) in excess of its Rateable Portion of such payment or reduction;

(b)	after acceleration of the Obligations, any Lender shall receive any payment or reduction (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to section 12.3 or at law or equity, or otherwise) of a proportion of the Obligations owed to it (other than Increased Costs paid to it) in excess of the proportion received by any other Lender (with all determinations of proportions being made on the basis of Obligations expressed as the Equivalent Amount of US Dollars); or

(c)	(without regard to outstanding Increased Costs) any Lender shall at the time of acceleration of the Obligations have outstanding Obligations which are less than its Rateable Portion of all outstanding Obligations;

then such Lender shall forthwith purchase from the other Lenders such participations in the Accommodations made by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, or be owed such outstanding Obligations, rateably with such other Lenders.

In the case of paragraph (a) above, if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s rateable share (according to the proportion that the amount such other Lender’s required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Any Lender purchasing a participation from another Lender pursuant to this section 14.1 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(3)	Records. The Principal Outstanding and/or the US$ Equivalent Principal Outstanding under a Credit Facility, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such application, the date of acceptance or issue, Face Amount and maturity of all Bankers’ Acceptances and Letters of Credit and the Commitments shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent demonstrated error.

14.2	Amendments, etc.

(1)	Amendments – General. Subject to section 14.2(2), no amendment or waiver of any provision of this agreement or of any other Credit Facility Document, nor any consent to any departure by the Borrower or any affiliate herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent on their authorization), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(2)	Amendments – Unanimous. No amendment, waiver or consent shall, unless in writing and signed by all the Lenders (or by the Administrative Agent on their authorization):

(a)	except as contemplated by Section 2.13, increase the amount or extend the expiry date of any Commitment or otherwise subject Lenders to an additional obligation;

(b)	reduce the principal amount of any Accommodation (including any amount owed to Lenders under section 5.7(1)) or reduce the rate of interest or any fee applicable to any Accommodation;

(c)	postpone the scheduled date of payment of the principal amount of any Accommodation (including any amount owed to Lenders under section 5.7(1)), or any interest thereon or any fees payable in respect thereof, or waive or excuse any such payment;

(d)	waive any of the conditions specified in Article 6;

(e)	amend this section 14.2;

(f)	amend the definition of “Majority Lenders”;

(g)	amend the definition of “Rateable Portion” or otherwise change or waive any provision requiring pro rata treatment of the Lenders or relating to the sharing of payments by Lenders;

(h)	except as permitted by section 10.2(3), permit an assignment or transfer of any of the Borrower’s rights or obligations under any Credit Facility Document;

(i)	except as set forth in section 8.8(1), release (or agree, consent to or approve the release of) all or substantially all of the Security; or

(j)	amend the Intercreditor Agreement.

(3)	Amendments – Administrative Agent. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent (in addition to the Majority Lenders, if so required hereunder), affect the rights or duties of the Administrative Agent under any Credit Facility Document.

(4)	Amendments – Fronting Lender. No amendment, waiver or consent shall, unless in writing and signed by the Fronting Lender (in addition to the Majority Lenders, if so required hereunder), affect the rights or duties of the Fronting Lender under any Credit Facility Document.

(5)	Amendments – Swingline Lender. No amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender, affect the rights or duties of the Swingline Lender under any Credit Facility Document.

(6)	Separate Credit Facilities.

(a)	No amendment, waiver or consent shall, unless approved by the Majority Lenders under a Credit Facility (or, if the circumstances contemplated by section 14.2(2) apply, by all of the Lenders under such Credit Facility), affect the rights or obligations of the Lenders under such Credit Facility if such rights or obligations are affected in a manner which is different from the rights and obligations of the Lenders under the other Credit Facility.

(b)	An amendment, waiver or consent that affects only the rights or obligations of the Lenders under a particular Credit Facility, and does not affect the rights and obligations of the Lenders under the other Credit Facility, need only be approved by the Majority Lenders under such Credit Facility (or, if the circumstances contemplated by section 14.2(2) apply, by all of the Lenders under such Credit Facility).

14.3	Notices, etc.

(1)	Notices. Any and all notices or other communications required or permitted pursuant to this agreement shall be in writing and (except as set forth in section 14.3(6) with respect to electronic delivery) shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the “relevant time” shall be 10:00 am (local time) in the case of a Notice, and 3:00 pm (local time) in all other cases. Notices delivered through electronic communications to the extent provided in section 14.3(6) below, shall be effective as provided in section 14.3(6). The addresses referred to above for the Borrower and the Administrative Agent are as follows, and in respect of the Lenders as set forth in schedule 1 annexed hereto:

Borrower

MacDonald, Dettwiler and Associates Ltd.

13800 Commerce Parkway

Richmond, British Columbia V6V 2J3

Attention: Treasurer

Telecopy No.: (604) 278-1837

Copy to:

Elizabeth Harrison, Q.C.

Farris Vaughn Wills & Murphy

PO Box 10026, Pacific Centre South

#2600, 700 West Georgia Street

Vancouver, British Columbia V7Y 1B3

Telecopy No.: (604) 661-9349

Administrative Agent

Royal Bank of Canada

RBC Capital Markets

Agency Services Group

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency

Telecopy No. (416) 842-4023

Copy to:

Royal Bank of Canada

Suite 3900 Bankers Hall West

888 – 3rd Street S.W.

Calgary, Alberta T2P 5C5

Attention: Tim VandeGriend

Telecopy No.: (403) 292-3234

(2)	Change. Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

(3)	Deliveries. All deliveries of financial statements and other documents to be made by the Borrower to the Lenders hereunder shall, unless made by electronic delivery pursuant to section 14.3(6), be made by making delivery of such financial statements and documents to the Administrative Agent (in sufficient copies for each Lender) to the address in section 14.3(1) or to such other address as the Administrative Agent may from time to time notify to the Borrower. All such deliveries shall be effective only upon actual receipt.

(4)	Notice Irrevocable. Each Notice shall be irrevocable and binding on the Borrower.

(5)	Reliance. The Administrative Agent may act upon the basis of telephonic notice believed by it in good faith to be from the Borrower prior to receipt of a Notice. In the event of conflict between the Administrative Agent’s record of the applicable terms of any Accommodation and such Notice, the Administrative Agent’s record shall prevail, absent demonstrated error.

(6)	Electronic Delivery. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender of Accommodations to be made if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes:

(a)	notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and

(b)	notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing section 14.3(6)(a) of notification that such notice or communication is available and identifying the website address therefor.

14.4	No Waiver; Remedies.

No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right under any Credit Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Credit Facility Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

14.5	Expenses.

The Borrower shall pay to the Administrative Agent, on its own account and on behalf of the Lenders, all reasonable costs and expenses (including all reasonable legal fees and disbursements on a solicitor and his own client basis) incurred:

(a)	by the Administrative Agent in connection with this agreement, the other Credit Facility Documents and the Credit Facilities, including:

(i)	the negotiation of the term sheet and the negotiation, preparation, printing, execution, delivery, syndication and interpretation, both prior and subsequent to the Closing Date, of this agreement and any other Credit Facility Document (in this section 14.5, collectively, the “Documents”);

(ii)	the performance by the Administrative Agent of its obligations and duties under any Document;

(iii)	advice of counsel with respect to the administration of or other matters relating to the Credit Facilities, any Document or any transaction contemplated thereunder;

(iv)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called “workout” or similar transaction) of the Credit Facility under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Administrative Agent or the Lenders at law or in equity; and

(v)	any amendments, waivers or consents (including extensions) requested by or in respect of the Borrower or any affiliate pursuant to the provisions hereof or any other Document;

(b)	by each of the Lenders in connection with:

(i)	the enforcement of any Document or the enforcement or preservation of rights under and the refinancing, renegotiation or restructuring (including negotiation of any so-called “workout” or similar transaction) of the Credit Facilities under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Lenders at law or in equity; and

(ii)	any amendments, waivers or consents (including extensions) requested by or in respect of the Borrower or any affiliate pursuant to the provisions hereof or any other Document.

In addition, the Borrower shall pay any present or future stamp, documentary or other like duties and taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Credit Facility Document or from the execution, delivery or registration of, or otherwise in respect to, any Credit Facility Document and shall indemnify and save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such duties or taxes. The obligations of the Borrower under this section 14.5 shall survive the payment and performance of the Obligations.

14.6	Judgment Currency.

(1)	Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Administrative Agent or a Lender in one currency (in this section 14.6, the “Original Currency”) into another currency (in this section 14.6, the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)	Obligation. The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Administrative Agent or a Lender under any Credit Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent or Lender of any sum adjudged to be so due in such Judgment Currency, the Administrative Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Administrative Agent or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or Lender in the Original Currency, the Administrative Agent or Lender agrees to remit such excess to the Borrower.

14.7	Governing Law.

(1)	Governing Law. This agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein.

(2)

Submission to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of British Columbia in any action or proceeding arising out of or relating to this agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. When a name and address is so indicated opposite a party on the signature pages hereof, such party hereby irrevocably appoints the person of such name (in this section 14.7(2), its “Process Agent”) as its agent to receive on behalf of such party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the party in care of its Process Agent at such Process Agent’s address so indicated, and such party hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. As an alternative method of service, each party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address referred to in section 14.3 or at such other address as it may direct in accordance with section 14.3. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(3)	Non-Exclusive. Nothing in this section 14.7 shall affect the right of any party to serve legal process in any other manner permitted by Law or affect the right of a party to bring any action or proceeding against another party or its property in the courts of other jurisdictions.

(4)	Trial by Jury. Each of the parties hereto, to the fullest extent permitted by Law, hereby waives its rights to a trial by jury.

14.8	Successors and Assigns.

(1)	Effectiveness. This agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and enure to the benefit of each such person, its successors and permitted assigns.

(2)	Borrower not to Assign. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (other than in compliance with section 10.2(3), without the prior consent of all the Lenders, which consent may be arbitrarily withheld.

(3)	Participations. A Lender may grant participations in all or any part of a Credit Facility to one or more persons (each a “Participant”), and each Participant shall be entitled to the benefits of sections 11.4, 11.5 and 11.6, inclusive, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to section 14.8(4); provided that a Participant shall not be entitled to receive any greater payment under section 11.4 or 11.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless:

(a)	the sale of the participation to such Participant is made with the Borrower’s prior written consent; or

(b)	such entitlement to a greater payment results from a Change in Law occurring after the date such Participant became a participant.

For greater certainty, the Administrative Agent shall not be party to, receive notice of, consent to or otherwise be involved in any manner with participations, and shall not maintain any record of participations.

(4)	Assignments. A Lender may assign all or any part (in a minimum amount of the lesser of (i) US$5 million, and (ii) such Lender’s remaining Commitments under the relevant Credit Facility) of its interest in either or both Credit Facilities to one or more persons (each an “Assignee”) and, to the extent of any such assignment (unless otherwise stated therein), the assignee shall have the same rights and benefits hereunder and under the other Credit Facility Documents as it would have if it were a Lender hereunder; provided that:

(a)	unless:

(i)	an Event of Default shall have occurred and be continuing; or

(ii)	such assignment shall be to an affiliate of the assignor Lender, another Lender or an affiliate of another Lender;

the consent of the Borrower to an assignment under this section 14.8(4) shall be required (which consent shall not be unreasonably withheld, it being acknowledged that the Borrower may reasonably object to an assignment if the result thereof would be to subject the Borrower to an obligation to pay additional Increased Costs), and the Borrower shall have the right to request a period of 30 days within which to seek an alternate Assignee;

(b)	the consent of the Administrative Agent, the Swingline Lender and the Fronting Lender to an assignment under this section 14.8(4) shall be required (which consent shall not be unreasonably withheld); and

(c)	no Lender shall have an aggregate Commitment under both Credit Facilities below US$10 million as a result of an assignment by or to such Lender.

(5)	Financial Information. A Lender may deliver a copy of any financial statement or any other information relating to the business, assets or condition (financial or otherwise) of the Borrower or its affiliates which may be furnished to it under this agreement or otherwise to any Participant or Assignee or any prospective Participant or Assignee to the extent reasonably required by such Participant or Assignee in connection with its interest or the proposed acquisition of an interest in a Credit Facility, subject to compliance by such Lender with section 14.10.

(6)	Lender to Act. Prior to the occurrence of a Default or an Event of Default, the relevant Lender shall act on behalf of all of its Participants in all dealings with the Borrower in respect of each Credit Facility.

(7)	Assumption. In order to effect an assignment contemplated by section 14.8(4), the relevant Lender (i) shall deliver to the Borrower (at such Lender’s cost but exclusive of the fees of the Borrower’s counsel) an agreement by which the Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this agreement, all as if such Assignee had been an original party hereto, and (ii) shall pay an administration fee of US$3,500 to the Administrative Agent. Upon any such assignment and such assumption of the obligations of such Lender by such Assignee, such Lender and the Borrower shall be mutually released from their respective obligations hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of actions taken or matters which have arisen prior to such assignment.

14.9	Conflict.

In the event of a conflict between the provisions of this agreement and the provisions of any other Credit Facility Document, the provisions of this agreement shall prevail.

14.10	Confidentiality.

Information provided by the Borrower hereunder will not be disclosed by the Administrative Agent or any Lender or used by the Administrative Agent or such Lender for any purpose other than evaluation, monitoring and review pursuant to this agreement; provided that such information may be disclosed:

(a)	as contemplated by section 14.8(5) if such Participant or Assignee is advised such information is confidential, and the Lender advises the Borrower of the disclosure;

(b)	to any director, officer or employee of the Administrative Agent or Lender or its affiliates (for purposes related to this agreement); provided that same is treated in the same manner as other confidential information held by the Administrative Agent or Lender;

(c)	to legal counsel, accountants and other consultants and professional advisors determined by the Administrative Agent or Lender to require such information for the purpose of assisting in or advising upon such evaluation, monitoring and review, if such persons are advised that such information is confidential to the Borrower;

(d)	pursuant to applicable Law (including to an Official Body having regulatory authority over the Administrative Agent or Lender);

(e)	to the extent that such information is public;

(f)	to the extent that such information was previously known to the Administrative Agent or Lender through means other than the Borrower, or was acquired from a third party not known to the Administrative Agent or Lender to be under a duty of confidentiality to the Borrower or its relevant affiliate; or

(g)	with the written consent of the Borrower.

The Finance Parties acknowledge that the Borrower and/or its subsidiaries perform, or may from time to time perform, classified contracts funded by or for the benefit of the United States Federal Government and the Borrower and/or its subsidiaries possess or may possess information and items controlled under United States export control Laws and regulations and other national security regulations. The Finance Parties agree that neither the Borrower nor any subsidiary will be obliged to release, disclose or otherwise make available to any Finance Party (or any other person) any classified information or other information or materials prohibited from release under the terms of a contract with the United States government or to release, disclose or otherwise make available to any Finance Party (or any other person) any export-controlled information or items except upon proper authorization in accordance with United States laws and regulations, provided however that the parties acknowledge that the Finance Parties may, consistent with the Borrower’s and/or its subsidiaries’ obligations under the Foreign Ownership, Control or Influence Requirements, receive information reflecting amounts owing, accrued and paid or other financial information relating to the Borrower and its subsidiaries that may relate to classified contracts without affecting or accessing classified information or export-controlled information. The Finance Parties agree that, in connection with any exercise of a right or remedy under the Credit Facility Documents, the United States Federal Government may remove classified information, export-controlled information, or government-issued materials prior to the implementation of any such remedial action implicating such classified information, export-controlled information, or government-issued materials, or that the parties may take other steps to acquire authorization, licenses or other arrangements to receive such information in accordance with United States laws and regulations.

14.11	FOCI

Upon notice from the Borrower, the Finance Parties shall take such steps in accordance with this agreement as may reasonably be required to enable the Borrower or any subsidiary thereof to comply with the Foreign Ownership, Control or Influence Requirements; provided, however, that nothing in this section 14.11 shall be construed to require any Finance Party to enter into an agreement or accept any limitation on its rights to receive and review financial statements, or similar financial information concerning the Borrower or any subsidiary thereof, or the Borrower’s compliance with the provisions of this agreement except where the Finance Party’s access would violate the Foreign Ownership, Control or Influence Requirements.Nothing in this agreement shall be deemed to require the Borrower or any subsidiary to violate any obligations under the Foreign Ownership, Control or Influence Requirements.

14.12	Severability.

The provisions of this agreement are intended to be severable. If any provision of this agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.13	Prior Understandings.

This agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

14.14	Time of Essence.

Time shall be of the essence hereof.

14.15	Counterparts.

This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

14.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Facility Document, to the extent such liability is unsecured, may be subject to the writedown and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Facility Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(continued on following page)

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:	/s/ Anil Wirasekara
Name: Anil Wirasekara
Title: Chief Financial Officer

Per:	/s/ Gordon Thiessen
Name: Gordon Thiessen
Title: Corporate Secretary

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA

Per:	/s/ Susan Khoker
Name: Susan Khoker
Title: Manager, Agency

Per:
Name:
Title:

LENDERS:

ROYAL BANK OF CANADA

Per:	/s/ Timothy J. VandeGriend
Name: Timothy J. VandeGriend
Title: Authorized Signatory

Per:
Name:
Title:

BANK OF MONTREAL

Per:	/s/ Jerry Kaye
Name: Jerry Kaye
Title: Director

Per:
Name:
Title:

THE TORONTO-DOMINION BANK

Per:	/s/ Frazer Scott
Name: Frazer Scott
Title: Managing Director

Per:	/s/ Ben Montgomery
Name: Ben Montgomery
Title: Vice President and Director

BANK OF AMERICA, N.A., CANADA BRANCH

Per:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Per:
Name:
Title:

BANK OF NOVA SCOTIA

Per:	/s/ Kurt R. Foellmer
Name: Kurt R. Foellmer
Title: Director

Per:	/s/ Alexander Mihailovich
Name: Alexander Mihailovich
Title: Associate Director

CANADIAN IMPERIAL BANK OF COMMERCE

Per:	/s/ William J. Chrumka
Name: William J. Chrumka
Title: Executive Director

Per:	/s/ Steve Nishimura
Name: Steve Nishimura
Title: Managing Director

NATIONAL BANK OF CANADA

Per:	/s/ Luc Bernier
Name: Luc Bernier
Title: Directeur - Director

Per:	/s/ Andre Marenger
Name: Andre Marenger
Title: Director

HSBC BANK CANADA

Per:	/s/ Casey Coates
Name: Casey Coates
Title: Authorized Signatory

Per:	/s/ Gabriella King
Name: Gabriella King
Title: Authorized Signatory

WELLS FARGO BANK, N.A., CANADIAN BRANCH

Per:	/s/ Rowena Gill
Name: Rowena Gill
Title: Vice President Relationship Manager

Per:
Name:
Title:

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

Per:	/s/ Davis J. Stewart
Name: Davis J. Stewart
Title: Executive Vice President and General Manager

Per:
Name:
Title:

UNITED OVERSEAS BANK LIMITED, VANCOUVER BRANCH

Per:	/s/ K. Jin Koh
Name: K. Jin Koh
Title: General Manager

Per:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.

Per:	/s/ Rob MacKinnon
Name: Rob MacKinnon
Title: Senior Vice President Canada Branch

Per:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

Per:	/s/ E.R. Langley
Name: E.R. Langley
Title: Senior Vice President

Per:
Name:
Title:

SCHEDULE 1

LENDERS AND COMMITMENTS

Institution	Commitment under Revolving Facility (US$MM)
ROYAL BANK OF CANADA		90.00
BANK OF MONTREAL		75.00
THE TORONTO-DOMINION BANK		75.00
BANK OF AMERICA, N.A., CANADA BRANCH		65.00
THE BANK OF NOVA SCOTIA		65.00
CANADIAN IMPERIAL BANK OF COMMERCE		65.00
NATIONAL BANK OF CANADA		65.00
HSBC BANK CANADA		45.00
WELLS FARGO BANK, N.A., CANADIAN BRANCH		45.00
BANK OF TOKYO-MITSUBISHI UFJ (CANADA)		32.50
UNITED OVERSEAS BANK LIMITED, VANCOUVER BRANCH		32.50
SUMITOMO MITSUI BANKING CORPORATION OF CANADA		25.00
MIZUHO BANK, LTD.		20.00

Total	US$	700.00

Addresses

– see following page –

	Legal Name of Lender	Address (Credit Contact)
1	Wells Fargo Bank, N.A., Canadian Branch	40 King Street West, Suite 3200, Toronto, ON M5H 3Y2

2	The Toronto-Dominion Bank	Suite 1700, 700 West Georgia Street, Vancouver, BC V7Y 1B6

3	HSBC Bank Canada	70 York Street, 4th Floor, Toronto, ON M5J 1S9

4	Bank of Tokyo-Mitsubishi UFJ (Canada)	950 - 666 Burrard Street, Vancouver, BC V6C 3L1

5	Mizuho Corporate Bank, Ltd.	Suite 305, South Tower, 5811 Cooney Road, Richmond, BC V6X 3M1

6	National Bank of Canada	5650 Iberville, Suite 603, Montreal, QC H2G 2B3

7	The Bank of Nova Scotia	720 King Street West, Toronto, ON, M5V 2T3

8	Bank of Montreal	Suite 1700, 885 West Georgia Street, Vancouver, BC V6C 3E8

9	Canadian Imperial Bank of Commerce	595 Bay Street, 5th Floor, Toronto, ON

10	Bank of America, N.A., Canada Branch	181 Bay Street, 4th Floor, Toronto, ON, M5J 2V8

11	Sumitomo Mitsui Banking Corporation of Canada	Ernest & Young Tower, Toronto Dominion Centre, Suite 1400, P.O. Box 172, 222 Bay Street, Toronto, ON M5K 1H6

12	United Overseas Bank Limited, Vancouver Branch	1680-650 Georgia Street West, Vancouver, British Columbia V6B 4N9

13	Royal Bank of Canada	Suite 3900, 888 - 3rd Street SW, Calgary, AB T2P 5C5

SCHEDULE 2

ACCOMMODATION REQUEST

[Date]

Royal Bank of Canada

RBC Capital Markets

Agency Services Group

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency

Telecopy No. (416) 842-4023

Dear Sirs:

The undersigned refers to the Credit Agreement dated for reference November 2, 2012 (the “Credit Agreement”, the terms defined therein being used herein as so defined) among MacDonald, Dettwiler and Associates Ltd. as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders signatory thereto as lenders, and hereby gives you notice pursuant to the Credit Agreement that the undersigned requests an Accommodation under the                      2 Facility as follows:

A. If an Advance is requested:

(c)	The date of such Advance, being a Business Day, is .

(d)	The type of Advance comprising such Advance is [3]

(e)	The aggregate amount of such Advance is $ . [4]

(f)	The initial Interest Period applicable to such Advance is . [5]

B. If a Drawing is requested:

(g)	The date of such Drawing, being a Business Day, is .

(h)	The aggregate Face Amount of Drafts to be accepted is $ .

(i)	The term to maturity for such Drafts is days.

C.    If a Conversion of a Prime Rate Advance or a Base Rate Advance is requested:

(j)	Such Advance is currently outstanding as . [6]

(k)	The principal amount of $ of such Advance is to be changed into [7] in the principal amount of $ .

[2]	Specify Revolving or Term.
[3]	Specify LIBOR Advance, CDOR Rate Advance, Prime Rate Advance or Base Rate Advance.
[4]	Specify in US Dollars or Canadian Dollars.
[5]	Specify in the case of a CDOR Rate Advance or a LIBOR Advance the elected period in months. Insert “N/A” for Prime Rate Advances or Base Rate Advances.
[6]	Insert Prime Rate Advance or Base Rate Advance.
[7]	See 2 above.

(l)	The principal amount of $ of such Advance is to be changed into [8] in the principal amount of $ .

(m)	$ of the principal amount of such Advance is to be repaid from the proceeds of the Drawing described in B.

(n)	The date of the Conversion is .

D. If a Conversion or Rollover of a CDOR Rate Advance or a US LIBOR Advance is required:

(o)	Such Advance is in a principal amount of $ with an Interest Period expiring .

(p)	The principal amount of $ of such Advance is to be changed into [9] in the principal amount of $ .

(q)	The principal amount of $ of such Advance is to be changed into [10] in the principal amount of $ .

(r)	The principal amount of $ of such Advance is to continue as such for a further Interest Period of months expiring .

(s)	$ of the principal amount of such Advance is to be repaid from the proceeds of the Drawing described in B.

(t)	The date of the Conversion or Rollover is .

E. If a Conversion or Rollover of a Drawing is required:

(u)	Such Drawing is in a Face Amount of $ with a maturity of .

(v)	$ of the Face Amount of such Drawing is to be paid from the proceeds of the Advance described in A.

(w)	$ of the Face Amount of such Drawing is to be paid from the proceeds of the Drawing described in B.

(x)	The date of the Conversion or Rollover is .

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:

            Authorized Signatory

[8]	See 2 above.
[9]	See 5 above.
[10]	See 5 above.

SCHEDULE 3

PERMITTED LIENS IN RESPECT OF SS/L AND LAND LLC

Any “Permitted Lien” as defined in the Purchase Agreement, excluding all Liens granted in connection with the SS/L Credit Agreement.

SCHEDULE 4

MACDONALD, DETTWILER AND ASSOCIATES LTD.

SUBSIDIARIES

(i) and (ii): Subsidiaries of the Borrower and legal and beneficial ownership (effective as of May 1, 2015)

Company Name	Jurisdiction of Organization	Percentage of Shares/Units Directly Held and Owner of said Shares/Units
0847018 B.C. Ltd.	British Columbia	100% owned by MDA Ltd.

6454879 Canada Inc.	Canada	100% owned by MDA Systems Holdings Ltd.

6457258 Canada Ltd.	Canada	100% owned by MDA Systems Holdings Ltd.

7701845 Canada Inc.	Canada	100 % owned by MDA Systems Holdings

Cascade Data Services Inc.	Canada	100% owned by MDA Systems Holdings

Dynacs Engineering Company (India) Ltd.	Bangalore, India	95% owned by MDA Systems Inc. 6,000 shares held by 6 other Can. Co.’s

Dynacs Military & Defense, Inc.	Delaware, USA	100% owned by MDA Systems Inc.

Dynacs Technical Services, Inc.	Florida, USA	100% owned by DMDI

Earth Observation Sciences Limited	England and Wales, UK	100% owned by MDA Ltd. (Parent)

Iotek Incorporated	Nova Scotia	100% owned by MDA Ltd. (Parent)

Limited Liability Company MDA Information Systems	Russia	99.9% owned by MDA GmbH (Germany) remaining 0.01% to be held eventually by 7701845 Canada Inc. Currently held by CMS (Russian MacDonald, Dettwiler Corporate Counsel)

Company Name	Jurisdiction of Organization	Percentage of Shares/Units Directly Held and Owner of said Shares/Units
MacDonald, Dettwiler and Associates Corporation	Canada	100% owned by MDA Systems Holdings

MacDonald, Dettwiler and Associates GmbH	Germany	100% owned by MDA Ltd. (Parent)

MacDonald, Dettwiler and Associates Inc.	Ontario	100% owned by MDA Systems Holdings

MacDonald, Dettwiler Technology Services Limited Liability	Hungary	100% owned by MDA Financial Services Ltd.

MacDonald Dettwiler (Malaysia) SDN.BHD.	Malaysia	51%* owned by MDA Ltd. (* 10% Legally owned and 41% Beneficially owned).

MacDonald Dettwiler Systems Ltd.	Canada	100% owned by MDA Inc. (Brampton)

MacDonald, Dettwiler US Holdings General Partnership	British Columbia	99.9999065 % interest held by MDA Ltd. remaining 0.0000935% held by MDA GP Holdings Ltd.

MDA Communications Holdings, Inc.	Delaware	100% owned by MDA Ltd. (Parent)

MDA Electronics Ltd. (INACTIVE – Shelf Company)	Canada	100% owned by MDA Ltd. (Parent)

MDA Information Systems LLC (formerly: 201201 Delaware LLC)	Delaware	100% owned by MDA Information Holdings, Inc.

MDA Information Holdings, Inc.	Delaware	100% owned by MDA US Systems Holdings, Inc. (US Holdco)

MDA Geospatial Services Corp.	Washington, USA	100% owned by MDA US Systems Holdings, Inc. (US Systems Holdco.)

Company Name	Jurisdiction of Organization	Percentage of Shares/Units Directly Held and Owner of said Shares/Units
MDA Geospatial Services Inc.	Canada	100% owned by MDA Ltd. (Parent)

MDA GP Holdings Ltd.	Canada	100% owned by MDA Ltd. (Parent)

MDA Insurance Services Inc.	Barbados	100% owned by MDA Ltd. (Parent)

MDA Financial Services Inc.	Barbados	100% owned by MDA Ltd. (Parent)

MDA Products Holdings Ltd.	Canada	100% owned by MDA Ltd. (Parent)

MDA Products Ltd.	Canada	100% owned by MDA Products Holdings Ltd.

MDA Real Property Holdings, Inc.	Delaware	100% owned by MDA Ltd. (Parent)

MDA Space and Robotics Limited	England and Wales, UK	100% owned by MDA Ltd. (Parent)

MDA Space Holdings Limited (Isle of Man Hold Co.)	Isle of Man	100% owned by MDA Systems Holdings Ltd.

MDA Space Infrastructure Services Corp.	Isle of Man	100% owned by MDA Space Holdings Limited

MDA Systems Holdings Ltd.	Canada	100% owned by MDA

MDA US Systems LLC	Delaware	100% owned by MDA Information Holdings, Inc.

MDA Systems Inc.	Delaware	100% owned by MDA US Systems Holdings, Inc. (US Holdco.)

MDA Systems Ltd.	Canada	100% owned by MDA Systems Holdings

MD Information Service (Luxembourg) S.A.R.L.	Luxembourg	100 % owned by MDA Ltd.

Company Name	Jurisdiction of Organization	Percentage of Shares/Units Directly Held and Owner of said Shares/Units
Space Systems/Loral Land, LLC	Delaware	Following the Acquisition, will be 100% owned by MDA Communications Holdings, Inc.

Space Systems/Loral, LLC	Delaware	Following the Acquisition, will be 100% owned by MDA Communications Holdings, Inc.

Triathlon Ltd.	Canada	100% owned by MDA Systems Holdings

(iii) Any person (other than an MDA Party or MDA Pledgor) having any agreement, option, right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase of securities in the capital of any Designated Subsidiary:

Nil.

SCHEDULE 5

APPLICABLE MARGINS11

Level	Consolidated Debt/ EBITDA Ratio	BA Stamping Fee, CDOR Rate and US LIBOR Margins and L/C Fees	Prime and USBR Loan Margin	Standby Fees
I	< 1.5	120	20	24
II	> 1.5 < 2.0	145	45	29
III	> 2.0 < 2.5	170	70	34
IV	> 2.5 <3.0	200	100	40
V	>3.0 <3.5	225	125	45
VI	>3.5	300	200	60

The effective date of any change in the Applicable Margins will be the first day following (1) the date of receipt by the Administrative Agent of a compliance certificate in accordance with section 10.1(8)(c) of the Credit Agreement evidencing a change in the ratio of Consolidated Debt to EBITDA which results in a change in the above levels or (2) the effective date of any amendment to the Applicable Margins, as applicable; provided that (a) any increase or decrease in the stamping fees on any Bankers’ Acceptances which are outstanding on the effective date of such a change will not apply until the next Rollover of such Bankers’ Acceptances and (b) if the Borrower fails to deliver any compliance certificate when due in accordance with section 10.1(8)(c) of the Credit Agreement, then the Applicable Margins shall be based upon Level VI from such due date until the date of delivery of such compliance certificate.

[11]	All expressed as basis points per annum.

SCHEDULE 6

REDUCTION REQUEST

Royal Bank of Canada

RBC Capital Markets

Agency Services Group

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency

Telecopy No. (416) 842-4023

Dear Sirs:

The undersigned refers to the third amended and restated credit agreement dated for reference November 2, 2012 (the “Credit Agreement”, the terms defined therein being used herein as so defined) among MacDonald, Dettwiler and Associates Ltd. as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders signatory thereto as lenders, and hereby requests pursuant to the Credit Agreement that the aggregate Commitments under the                  Facility be reduced on a permanent basis to US$                , with effect as at                     .

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:
Authorized Signatory

SCHEDULE 7

EXISTING ACCOMMODATIONS

ACBS Fac Id	ACBS Loan Nr	Account	Applicant	Beneficiary	Issue Date	Maturity Date	Cur	Amount
355074	1136644	00000000341508	TRIATHLON LTD.	GHQ UAE ARMED FORCES,	10/28/2005	10/31/2013	AED	275,480.00
355074	1136657	00000000341509	TRIATHLON LTD.	GHQ UAE ARMED FORCES,	10/28/2005	05/31/2013	AED	137,740.00
355074	1136695	00000000418230	MDA SYSTEMS LTD.	PROCUREMENT CENTER	11/07/2011	05/01/2013	USD	27,750.00
355074	1136707	00000000422736	MDA GEOSPATIAL SERVICES INC	PEMEX EXPLORACION Y PRODUCCION	04/11/2012	04/16/2013	USD	89,722.00
355074	1137370	00000000417047	MDA GEOSPATIAL SERVICES INC	MALAYSIAN REMOTE SENSING AGENCY	09/13/2011	05/14/2013	CAD	3,375.00
355074	1191624	00000010000424	MACDONALD, DETTWILER AND ASSOCIATES	ISRAEL AEROSPACE INDUSTRIES LTD.	09/07/2012	12/14/2012	USD	3,500,000.00

Note: each of the foregoing is a non-financial guarantee

SCHEDULE 8

REQUIRED APPROVALS, ETC.

•	approval under the Amended and Restated Note Agreement of even date herewith in respect of the Prudential Notes.

•	any approvals required in accordance with the Foreign Ownership, Control or Influence Requirements or pursuant to a Proxy Agreement or other foreign ownership control or influence mitigation or negation arrangement to the granting of any Credit Facility Documents by any MDA Party or MDA Pledgor.

SCHEDULE 9

DESIGNATED SUBSIDIARIES

•	MDA Communications Holdings, Inc. (Delaware)

•	Space Systems/Loral Land, LLC (Delaware)

•	Space Systems/Loral, LLC (Delaware)

•	MDA Information Systems, LLC (Delaware)

•	MDA Geospatial Services Inc. (Canada)

•	MDA Systems Ltd. (Canada)

•	MacDonald, Dettwiler and Associates Corporation (Canada)

•	MacDonald, Dettwiler and Associates Inc. (Ontario)

•	MD Information Service (Luxembourg) S.à r.l. (Luxembourg)